UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Harley-Davidson, Inc.

(Name of Registrant as Specified In Its Charter)

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Preliminary Proxy Materials

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

Harley-Davidson, Inc.

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

(414) 342-4680

March [    ], 2011

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Harley-Davidson, Inc., I cordially invite you to attend the 2011 Annual Meeting of Shareholders to be held at 10:30 a.m., Central Daylight Time, on Saturday, April 30, 2011, at the Frontier Airlines Center, 400 West Wisconsin Avenue, Milwaukee, Wisconsin.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business that the shareholders will transact at the Annual Meeting. During the Annual Meeting, there will also be brief reports on our operations. Once the shareholders conclude the business of the Annual Meeting, we will give shareholders an opportunity to ask questions.

We sincerely hope you will be able to attend our Annual Meeting. However, whether or not you are personally present, it is important that you vote your shares.

We are pleased to once again offer multiple options for voting your shares. As described in the section called, “Questions and Answers About the Meeting—How Do I Vote?” of the Notice of Annual Meeting of Shareholders and Proxy Statement, you may vote your shares by telephone, the Internet, mail or written ballot at the Annual Meeting.

If you own shares through a broker, bank or other nominee, please vote your shares by providing your broker, bank or nominee with your voting instructions.

Thank you for your continued support of Harley-Davidson, Inc.

Sincerely yours,

Keith E. Wandell President and Chief Executive Officer

Preliminary Proxy Materials

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 30, 2011

The 2011 Annual Meeting of Shareholders of Harley-Davidson, Inc. will be held at the Frontier Airlines Center, 400 West Wisconsin Avenue, Milwaukee, Wisconsin, on Saturday, April 30, 2011 at 10:30 a.m., Central Daylight Time, for the following purposes:

1. To elect nine directors to the Board of Directors;

2. To approve amendments to Article V of the Harley-Davidson, Inc. Restated Articles of Incorporation to adopt a simple majority vote for the approval of certain transactions with an “interested shareholder”;

3. To approve amendments to Article VII of the Harley-Davidson, Inc. Restated Articles of Incorporation to adopt a simple majority vote for the amendment of Article VII and certain sections of our By-laws involving procedural provisions applicable to special meetings of shareholders;

4. To approve amendments to delete Article VIII and renumber Article IX of the Harley-Davidson, Inc. Restated Articles of Incorporation to adopt a simple majority vote for the approval of certain matters by voting groups and the amendment of Article VIII;

5. To approve the adoption of the Harley-Davidson, Inc. Short-Term Incentive Plan for Senior Executives;

6. To ratify the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2011;

7. To consider an advisory vote on compensation of our named executive officers;

8. To consider an advisory vote on the frequency of the advisory vote on compensation of our named executive officers;

9. To vote on a shareholder proposal, if properly presented before the 2011 Annual Meeting; and

10. To take action upon any other business as may properly come before the 2011 Annual Meeting and any adjournments or postponements of that meeting.

The Board of Directors recommends a vote FOR items 1, 2, 3, 4, 5, 6 and 7. The Board of Directors recommends a vote for a frequency of every year for future nonbinding advisory votes to approve the compensation of our named executive officers, which is item 8. The Board of Directors has considered the shareholder proposal, which is item 9, and recommends a vote AGAINST it. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2011 Annual Meeting.

The Board of Directors fixed the close of business on March 10, 2011 as the record date for determining shareholders entitled to notice of and to vote at the 2011 Annual Meeting and any adjournments or postponements of that meeting.

By Order of the Board of Directors, Harley-Davidson, Inc.

Paul J. Jones Secretary

Milwaukee, Wisconsin

March [    ], 2011

We urge you to submit your proxy as soon as possible. If the records of our transfer agent, Computershare Investor Services LLC, show that you own shares in your name, or you own shares in our Dividend Reinvestment Plan, then you can submit your proxy for those shares by using a toll-free telephone number or the Internet. Or you can mark your votes on the proxy card we have enclosed, sign and date it, and mail it in the postage-paid envelope we have provided. Instructions for using these convenient services are set forth on the proxy card.

If you own shares in street name, we encourage you to provide voting instructions to your bank, broker or other nominee. Street name holders may also vote by telephone or the Internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will enclose the instructions along with this Proxy Statement. Street name holders who wish to vote at the meeting cannot vote in person at the 2011 Annual Meeting unless they first obtain a proxy issued in their name from their broker, bank or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on April 30, 2011

Pursuant to rules of the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2010 Annual Report on Form 10-K are available at http://www.proxyvote.com.

PROXY STATEMENT

Preliminary Proxy Materials

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

March [    ], 2011

PROXY STATEMENT

The Board of Directors of Harley-Davidson, Inc. requests the proxy accompanying this Proxy Statement for use at the 2011 Annual Meeting of Shareholders to be held on April 30, 2011 and at any adjournment or postponement of that meeting (the “Annual Meeting”). We first sent this Proxy Statement and the accompanying proxy to shareholders on or about March 25, 2011.

As used in this Proxy Statement, “we,” the “company” or “Harley-Davidson” refers to Harley-Davidson, Inc. “Motor Company” refers to our subsidiaries, which include Harley-Davidson Motor Company Operations, Inc., Harley-Davidson Motor Company Group, LLC and Harley-Davidson Motor Company, Inc. which do business as “Harley-Davidson Motor Company.” In addition, “HDFS” refers to Harley-Davidson Financial Services, Inc. and its subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What Is the Purpose of the Annual Meeting?

A:	(1) To elect nine directors to the Board of Directors; (2) to approve amendments to Article V of the Harley-Davidson, Inc. Restated Articles of Incorporation to adopt a simple majority vote for the approval of certain transactions with an “interested shareholder”; (3) to approve amendments to Article VII of the Harley-Davidson, Inc. Restated Articles of Incorporation to adopt a simple majority vote for the amendment of Article VII and certain sections of our By-laws involving procedural provisions applicable to special meetings of shareholders; (4) to approve amendments to Articles VIII and IX of the Harley-Davidson, Inc. Restated Articles of Incorporation to adopt a simple majority vote for the approval of certain matters by voting groups and the amendment of Article VIII; (5) to approve the adoption of the Harley-Davidson, Inc. Short-Term Incentive Plan for Senior Executives; (6) to ratify the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2011; (7) to consider an advisory vote on compensation of our named executive officers; (8) to consider an advisory vote on the frequency of the advisory vote on compensation of our named executive officers; (9) to vote on a shareholder proposal, if properly presented before the Annual Meeting; and (10) to take action upon any other business as may properly come before the Annual Meeting and any adjournments or postponements of the meeting. The Notice of Annual Meeting of Shareholders and Proxy Statement describe these matters in more detail. In addition, members of management will report on our 2010 performance and, once the shareholders conclude the business of the Annual Meeting, respond to shareholders’ questions as time permits.

Q:	Who Can Attend the Annual Meeting?

A:	All Harley-Davidson, Inc. shareholders, or individuals that shareholders have duly appointed as their proxies, may attend the Annual Meeting. Appointing a proxy in response to this request will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of March 10, 2011 to enter the Annual Meeting.

Q:	What Constitutes a Quorum?

A:	A majority of the 235,131,513 shares of our stock outstanding on March 10, 2011 must be present, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will count toward satisfying the quorum requirement. If you return a proxy card marked “ABSTAIN” or without voting instructions, your shares of common stock will also count toward satisfying the quorum requirement. Also, in those instances where banks, brokers or other nominees who hold shares on behalf of others have returned a proxy but could not vote the shares on particular matters without receiving voting instructions from the beneficial owners (“broker nonvotes”), those shares will count toward satisfying the quorum requirement. If you own shares in street name, we encourage you to provide voting instructions to your broker, bank or other nominee.

Q:	Who Is Entitled to Vote?

A:	Only holders of the 235,131,513 shares of our common stock outstanding as of the close of business on March 10, 2011 can vote at the Annual Meeting. Each of these shareholders has one vote for each share of our stock held on that date.

Q:	How Do I Vote?

A:	If the records of our transfer agent show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan at the close of business on March 10, 2011, you can appoint a proxy by telephone by calling toll-free within the United States or Canada ((800) 690-6903), by using the Internet at http://www.proxyvote.com or by mailing your signed proxy card in the envelope we have included with this Proxy Statement. If you own shares in street name, you may vote by telephone or the Internet if your bank, broker or other nominee makes those methods available, in which case your bank, broker or other nominee will include instructions with your Proxy Statement. The telephone and Internet voting procedures will authenticate your identity, allow you to give your voting instructions and confirm that we have properly recorded your instructions. If you vote by using the Internet, you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies.

Q:	What Is the Effect of Not Voting at the Annual Meeting?

A:	The consequences of not voting at the Annual Meeting will depend on how you own your shares. If the records of our transfer agent, Computershare Investor Services LLC, show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan and you do not vote, we cannot consider those shares present at the meeting and they will not count toward satisfying the quorum requirement.

If you own shares in street name and do not vote, your broker, bank or other nominee may vote your shares at the meeting. If you do not give voting instructions for your shares, your broker, bank or other nominee may or may not be able to vote your shares in its discretion depending on the proposals before the meeting. Your broker, bank or other nominee may vote your shares in its discretion on routine matters such as Proposal 6, the ratification of the selection of our independent registered public accounting firm, but may not vote your shares in its discretion on the other Proposals. If you own shares in street name, we encourage you to provide voting instructions to your broker, bank or other nominee.

If your shares are present at the meeting but you abstain from voting on proposal 2, 3, 4, 5, 6, 7 or 9 or your broker, bank or other nominee is unable to vote your shares in its discretion on any of those proposals (other than proposal 6) because you have not provided voting instructions, it will have the same effect as if you had voted against the proposal.

Additionally, if your shares are not present at the meeting, your failure to vote will have the same effect as if you had voted against proposals 2, 3 and 4 (the amendments to the Harley-Davidson, Inc. Restated Articles of Incorporation).

Q:	Can I Change My Vote After I Submit My Proxy?

A:	Yes. You can change your vote at any time before the Annual Meeting by submitting a new proxy or by providing written notice to our Secretary and voting in person at the Annual Meeting. Your presence at the Annual Meeting does not in and of itself revoke your proxy.

Unless you properly revoke your proxy, the persons you have appointed will vote your shares at the Annual Meeting. If you specify a choice by means of the proxy, the persons you have appointed will vote your shares as you specify. If you do not specify a choice, the persons you have appointed will vote your shares in accordance with the recommendations of the Board of Directors.

Q:	Is My Vote Confidential?

A:	We will handle all proxy instructions, ballots and voting tabulations that identify individual shareholders carefully to protect your voting privacy. No one will disclose your vote either within Harley-Davidson or to third parties, except: (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, and (iii) to facilitate a successful proxy solicitation.

Q:	What Am I Voting On?

A:	You are voting on eight company proposals and one shareholder proposal:

Proposal 1: Election of Directors

Election of nine directors, with the following as the Board of Directors’ nominees:

1.	Barry K. Allen;

2.	R. John Anderson;

3.	Richard I. Beattie;

4.	George H. Conrades;

5.	Judson C. Green;

6.	Sara L. Levinson;

7.	N. Thomas Linebarger;

8.	George L. Miles, Jr.; and

9.	Jochen Zeitz

Proposal 2: Approval of Amendments to Article V of the Harley-Davidson, Inc. Restated Articles of Incorporation

We are seeking shareholder approval of amendments that the Board of Directors adopted on December 7, 2010, subject to shareholder approval, to Article V of the Harley-Davidson, Inc. Restated Articles of Incorporation relating to the approval of certain transactions with an “interested shareholder.”

Proposal 3: Approval of Amendments to Article VII of the Harley-Davidson, Inc. Restated Articles of Incorporation

We are seeking shareholder approval of amendments that the Board of Directors adopted on December 7, 2010, subject to shareholder approval, to Article VII of the Harley-Davidson, Inc. Restated Articles of Incorporation relating to amendments to Article VII and certain sections of our By-laws involving procedural provisions applicable to special meetings of shareholders.

Proposal 4: Approval of Amendments to Articles VIII and IX of the Harley-Davidson, Inc. Restated Articles of Incorporation

We are seeking shareholder approval of amendments that the Board of Directors adopted on December 7, 2010, subject to shareholder approval, to Articles VIII and IX of the Harley-Davidson, Inc. Restated Articles of Incorporation relating to the approval of certain matters by voting groups and the amendment of Article VIII.

Proposal 5: Approval of Harley-Davidson, Inc. Short-Term Incentive Plan for Senior Executives

We are seeking shareholder approval of the Harley-Davidson, Inc. Short-Term Incentive Plan for Senior Executives.

Proposal 6: Ratification of Selection of an Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2011. We are seeking shareholder ratification of that selection.

Proposal 7: Advisory Vote on Compensation of Our Named Executive Officers;

We are seeking shareholder approval of the compensation of our named executive officers.

Proposal 8: Advisory Vote on the Frequency of the Advisory Vote on Compensation of Our Named Executive Officers

We are seeking shareholder input regarding the frequency of the advisory vote on compensation of our named executive officers.

Proposal 9: Shareholder Proposal

Q:	What Are the Board of Directors’ Recommendations?

A:	The Board of Directors recommends a vote:

•	FOR election of the nine nominees of the Board of Directors (see Proposal 1);
•	FOR approval of amendments to the Harley-Davidson, Inc. Restated Articles of Incorporation (see Proposals 2, 3 and 4);
•	FOR approval of the Harley-Davidson, Inc. Short-Term Incentive Plan for Senior Executives (see Proposal 5);
•	FOR ratification of the selection of Ernst & Young LLP, independent registered public accounting firm (see Proposal 6);
•	FOR the proposal to approve the compensation of our named executive officers (see Proposal 7);
•	FOR a frequency of every year for future nonbinding shareholder advisory votes to approve the compensation of our named executive officers (see Proposal 8); and
•	AGAINST the shareholder proposal (see Proposal 9).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote to approve the recommendations of the Board of Directors.

Q:	What Vote Is Required to Approve Each Proposal?

A:	Our By-laws have a majority vote standard for Proposal 1, the election of directors. The director nominees receiving the greatest number of votes will be elected. However, a nominee who receives more “withheld” votes than “for” votes must tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will promptly consider that resignation and will recommend to the Board of Directors whether to accept the tendered resignation or reject it, and the Board will then act on that recommendation.

If a quorum is present at the Annual Meeting, the following matters require an affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting: Proposal 5, the approval of the Harley-Davidson, Inc. Short-Term Incentive Plan for Senior Executives; Proposal 6, ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2011; Proposal 7, approval of the compensation of our named executive officers; and Proposal 9, approval of a shareholder proposal.

For Proposal 2, the approval of amendments to Article V of the Harley-Davidson, Inc. Restated Articles of Incorporation, the affirmative vote of at least 66 2/3% of the shares of our stock outstanding on March 10, 2011 is required.

For Proposal 3, the approval of amendments to Article VII of the Harley-Davidson, Inc. Restated Articles of Incorporation, the affirmative vote of at least 80% of the shares of our stock outstanding on March 10, 2011 is required.

For Proposal 4, the approval of amendments to Articles VIII and IX of the Harley-Davidson, Inc. Restated Articles of Incorporation, the affirmative vote of at least a majority of the shares of our stock outstanding on March 10, 2011 is required.

For Proposal 8: The frequency of the advisory vote on compensation of our named executive officers receiving the greatest number of votes—every three years, every two years or every year—will be the frequency that shareholders approve.

Q:	Are There Any Other Items That Are to be Acted Upon During the Annual Meeting?

A:	No. We are not aware of any other matters that you will vote on at the Annual Meeting. In addition, the deadlines have passed under Rule 14a-8 of the Securities Exchange Act of 1934 and our Restated Articles of Incorporation for shareholders to submit their own proposals for presentation at the Annual Meeting. If other matters come before the Annual Meeting with the assent of the Board of Directors, the Board or proxy holders will use their discretion on these matters.

Q:	Who Will Count the Vote?

A:	Broadridge Financial Solutions, Inc. will count the vote. Its representative will serve as the inspector of the election.

Q:	Who Pays to Prepare, Mail and Solicit the Proxies?

A:	We pay the cost of soliciting the proxies relating to the Annual Meeting, except for some costs that may arise through your use of the telephone and Internet. We may request proxies in person, by telephone, Internet, telegraph and facsimile machine, as well as through the mail. We also expect to ask banks, brokerage houses and other custodians, nominees or fiduciaries to forward proxy materials to their principals and to obtain proxies. We will reimburse these institutions for their out-of-pocket expenses. We hired D. F. King & Co., Inc. to help solicit proxies and we expect to pay them approximately $7,000 plus out-of-pocket expenses.

Q:	How Can I Obtain Electronic Access to Shareholder Materials Instead of Receiving Mailed Copies?

A:

We are pleased to offer you the option to view shareholder communications (for example, annual reports and proxy statements) over the Internet, instead of receiving those documents in print. By agreeing to view communications over the Internet, you will help us reduce our printing and mailing costs, which can be substantial. Participation is completely voluntary, but now is a good time to consent. If you give your consent, then we will notify you by U.S. mail when shareholder materials are available over the Internet and provide you with a listing of the website locations where you can access these materials. Once you give your consent, it will remain in effect until you inform us otherwise. Even if you give your consent, you can request paper copies of these documents at any time by contacting our Investor Relations Department by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) email at investor.relations@harley-davidson.com. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from Internet access providers and telephone companies.

To give your consent, please follow the directions under “Electronic Delivery of Future Proxy Materials” on your proxy card. If you hold your shares through a bank, broker or other nominee, please refer to the information that entity provides to you for instructions on how to elect this option. If you have previously consented to receive shareholder communications electronically, then you do not need to provide additional consent at this time.

We encourage you to consider agreeing to view your shareholder communications electronically.

QUESTIONS AND ANSWERS ABOUT THE COMPANY

Q:	How is Management Structured?

A:	We operate in two business segments: the Motorcycles and Related Products segment and the Financial Services segment. The Motorcycles and Related Products segment includes the Motor Company. The Financial Services segment includes HDFS.

Our organizational structure consists of the Executive Leadership Team and a broad group of our leaders representing key functions and key individuals of Harley-Davidson and its subsidiaries that we refer to as the Senior Leadership Group. This broad group meets several times each year to have a dialogue with the Chief Executive Officer of Harley-Davidson and to share business information. While this group is not a decision-making body, it will evaluate and discuss critical, enterprise-wide business challenges throughout the year.

The Executive Leadership Team consists of the Chief Executive Officer of Harley-Davidson, as well as the Presidents of the Motor Company and HDFS and other senior officers who report directly to the Chief Executive Officer. The members of the Executive Leadership Team are responsible for making decisions on business issues that impact our entire company, developing high-level policies and advising our Chief Executive Officer. For Securities and Exchange Commission (“SEC”) purposes, we consider the Executive Leadership Team members our executive officers. Among other things, the SEC requires executive officers to disclose publicly their holdings of and transactions involving our stock.

Q:	Who Are Our Executive Officers for SEC Purposes?

A:	As of March 10, 2011, our executive officers for general SEC purposes were as follows:

Name and Title	Age
John P. Baker, General Manager, Corporate Strategy and Business Development of the Motor Company	43
We have employed Mr. Baker for approximately 18 years.

Joanne M. Bischmann, Vice President, Communications	49
We have employed Ms. Bischmann for approximately 21 years.

Tonit M. Calaway, Vice President, Human Resources of Harley-Davidson	43
We have employed Ms. Calaway for approximately 13 years.

Lawrence G. Hund, President and Chief Operating Officer of HDFS	54
HDFS has employed Mr. Hund for 2 years and previously employed him for approximately 5 years prior to 2008.

Paul J. Jones, Vice President, General Counsel, Secretary and Chief Compliance Officer	40
We have employed Mr. Jones for approximately 8 months.

Matthew S. Levatich, President and Chief Operating Officer of the Motor Company	46
We have employed Mr. Levatich for approximately 17 years.

John A. Olin, Senior Vice President and Chief Financial Officer of Harley-Davidson	50
We have employed Mr. Olin for approximately 8 years.

Keith E. Wandell, President and Chief Executive Officer of Harley-Davidson	61
We have employed Mr. Wandell for approximately 2 years.

We have employed the executive officers that we identify below in the respective capacities that we list above for less than five years. The following is additional biographical information for at least the last five years relating to these executive officers:

Mr. Baker has served as our General Manager, Corporate Strategy and Business Development since November 2007. From March 2002 to November 2007, Mr. Baker served as our Director, Marketing Platform. From September 2000 to March 2002, Mr. Baker served as Director, Racing.

Ms. Bischmann has been with Harley-Davidson since 1990 and currently serves as our Vice President, Communications. From January 2007 to April 2010, she was our Vice President, Licensing and Special Events. She served as Vice President of Marketing from May 1996 to December 2006.

Ms. Calaway has served as our Vice President, Human Resources since February 2010. She served as our Assistant General Counsel and Chief Compliance Counsel from January 2008 until January 2010. From July 2004 to December 2007, Ms. Calaway served as Associate General Counsel of the Motor Company.

Mr. Hund has served as the President and Chief Operating Officer of HDFS since June 2009. From November 2008 through June 2009, Mr. Hund served as Executive Vice President and Chief Financial Officer of Tygris Commercial Finance Group, Inc., a commercial finance and leasing company. From December 2007 through October 2008, Mr. Hund served as Vice President and Chief Financial Officer of Bridge Finance Group, a commercial finance company. From July 2006 to January 2007, Mr. Hund served as Interim Chief Operating Officer of HDFS. From February 2002 to December 2007, Mr. Hund served as the Vice President and Chief Financial Officer of HDFS.

Mr. Jones became our Vice President, General Counsel, Secretary and Chief Compliance Officer in July 2010. Prior to joining our company, Mr. Jones served as the Vice President, General Counsel and Secretary of Regal Beloit Corp., a manufacturing company, from September 2006 through June 2010. Mr. Jones was a Partner/Attorney at Foley & Lardner LLP, a law firm, from August 1998 to August 2006.

Mr. Levatich has served as the President and Chief Operating Officer of the Motor Company since May 2009. From August 2008 through April 2009, Mr. Levatich served as President and Managing Director of MV Agusta. From November 2007 through July 2008, Mr. Levatich was Vice President and General Manager of Parts and Accessories and Custom Vehicle Operations of the Motor Company. From October 2003 to October 2007, Mr. Levatich was Vice President of Materials Management of the Motor Company. From 1994 to 2003, Mr. Levatich held other positions with the Motor Company.

Mr. Olin has served as our Senior Vice President and Chief Financial Officer since September 2009. From May 2009 through September 2009, Mr. Olin served as Acting Chief Financial Officer of Harley-Davidson, and from May 2003 through April 2009, Mr. Olin served as Vice President and Controller of the Motor Company.

Mr. Wandell has served as our President and Chief Executive Officer since May 2009. Prior to joining the company, Mr. Wandell served as President and Chief Operating Officer of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions, from July 2006 through April 2009. Mr. Wandell previously served as Executive Vice President of Johnson Controls from May 2005 to July 2006, Corporate Vice President of Johnson Controls from January 1997 to May 2005, President of the Automotive Experience business of Johnson Controls from August 2003 to July 2006 and President of the Power Solutions business of Johnson Controls from October 1998 to August 2003. Mr. Wandell joined Johnson Controls in 1998.

In addition, Mark R. Kornetzke is our Chief Accounting Officer. We have employed Mr. Kornetzke for approximately 15 years.

Q:	Does Harley-Davidson have a Chief Compliance Officer?

A:	Yes. Our Board of Directors first appointed a Chief Compliance Officer in 2004. Paul J. Jones, our Vice President, General Counsel and Secretary, is our current Chief Compliance Officer.

Appointing a Chief Compliance Officer was part of the Board’s commitment to compliance and its desire to promote compliance, education and reporting within our company. This action formalized our continuing efforts to direct and promote an effective compliance program. Among other things, under this compliance program, management gives quarterly reports to the Legal Department regarding compliance matters. The compliance program also includes training to employees, including senior management, on corporate governance issues including insider trading restrictions and restrictions on disclosure of nonpublic material information. The company has a corporate compliance department reporting to Mr. Jones staffed with an assistant general counsel and other employees who manage corporate governance, compliance and records management. Mr. Jones makes regular reports to the Audit Committee on legal and compliance matters.

Q:	Does Harley-Davidson have a Disclosure Committee?

A:	Yes. In October 2002, we established a Disclosure Committee comprised of members of management responsible for considering the materiality of information and making disclosure decisions on a timely basis. The Disclosure Committee Guidelines provide that the Disclosure Committee or a subset of the Disclosure Committee comprised of the Chief Financial Officer and the General Counsel: (1) has access to all company books, records, facilities and personnel, as well as our independent registered public accounting firm and outside counsel; (2) designs, establishes and maintains disclosure controls and procedures for the SEC reporting process and modifies them from time to time, as appropriate; (3) creates and reviews all financial press releases; (4) reviews SEC filings on Form 8-K relating to quarterly earnings releases, Form 10-K, Form 10-Q and our annual proxy statement; (5) suggests appropriate disclosures or provides opinions on disclosure issues; (6) evaluates changes in SEC, New York Stock Exchange and Financial Accounting Standards Board disclosure rules and makes recommendations regarding their impact on the company; (7) consults with management, internal auditors, independent accountants and outside legal counsel; (8) discusses material items with employees in the internal audit function, independent registered public accounting firm and management to ensure appropriate disclosure; (9) arranges for necessary training to ensure effective implementation of the disclosure controls and procedures; and (10) annually reviews and reassesses the performance of the Disclosure Committee and these guidelines.

Q:	Does Harley-Davidson have a Policy for Communicating Non-Public Material Information?

A:	Yes. We adopted the Policy for Managing Disclosure of Material Information in November 2001 and amended it in January 2008. The policy describes the procedures relating to communication with the public, the investment community and third party business contacts. The Policy for Managing Disclosure of Material Information can be found on the Corporate Governance page of our website at http://www.harley-davidson.com.

Q:	Does Harley-Davidson have an Internal Audit Department?

A:

Yes. In August 2003, we established an internal audit function. The head of the internal audit function reports directly to both the Audit Committee and our Chief Financial Officer. The Audit Committee Charter specifically provides that the head of the internal audit function is accountable to the Board of Directors and the Audit Committee, and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and replace the head of the internal audit function. For more information on the internal audit function, please see the “Audit Committee Report.”

Q:	Where Can I Find Corporate Governance Materials for Harley-Davidson?

A:	The Corporate Governance page of our website at http://www.harley-davidson.com contains our Corporate Governance Policy, our Conflict of Interest Process for Directors, Executive Officers and Other Employees, our Code of Business Conduct, our Financial Code of Ethics, our Policy for Managing Disclosure of Material Information, the charters for the Audit Committee, Nominating and Corporate Governance Committee and Human Resources Committee, our By-laws and a list of the Board of Directors. We are not including the information available through our website as a part of this Proxy Statement.

The Board of Directors first adopted a Code of Business Conduct in 1992 and the Board amended and restated it in 2003. Our Code of Business Conduct applies to all of our employees, including all executives, and directors. Our Code of Business Conduct promotes honest and ethical conduct and provides guidance in handling various business situations. It is available worldwide to our employees in eight languages on our intranet and on the Corporate Governance page of our website. Employees may anonymously report possible violations of the Code of Business Conduct by calling a third-party toll-free telephone number that is available 24 hours a day and seven days a week, via a third-party website over the Internet or by writing to our General Counsel at the following address in care of our Secretary: Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Employees may also report possible violations by email to their supervisor, their local human resources department or the General Counsel and Chief Compliance Officer of Harley-Davidson, Inc. For more information on our Code of Business Conduct, please see the “Nominating and Corporate Governance Committee Report.”

Managers of employees and employees in the finance and accounting areas, or in areas that provide support to the finance and accounting areas, sign the Financial Code of Ethics. Employees may report possible violations of the Financial Code of Ethics directly to the Chairperson of the Audit Committee, in care of our Secretary at the above address.

As a shareholder, you can request paper copies of the documents found on the Corporate Governance page of our website at any time by contacting our Investor Relations Department by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) email at investor.relations@harley-davidson.com. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from Internet access providers and telephone companies.

Q:	How May I Contact the Members of the Board of Directors?

A:	The Corporate Governance page of our website lists the current members of the Board of Directors. Shareholders and other parties interested in communicating with Barry K. Allen, the Chairman of the Board, or with any director may do so by writing to that director in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. We open and forward all mail to the director or directors specified in the communication.

Q:	How May I Recommend a Candidate to serve on the Board of Directors?

A:	Shareholders may recommend candidates for consideration by the Nominating and Corporate Governance Committee at any time by writing to the Chairperson of the committee in care of our Secretary at the above address. To enable the committee to consider a shareholder recommendation in connection with the 2012 annual meeting of shareholders, we must receive the recommendation on or before November 25, 2011. Under “Nominating and Corporate Governance Committee,” on page 44, we discuss the criteria that the Nominating and Corporate Governance Committee considers for identifying and recommending new candidates to serve on the Board.

PROPOSALS TO BE VOTED ON

PROPOSAL 1

ELECTION OF DIRECTORS

Our Restated Articles of Incorporation provide for a Board of Directors that has between six and fifteen members. The Board determines the size from time to time by the vote of a majority of the directors then in office. Prior to April 26, 2010, the Board had a classified structure. At the 2010 annual meeting of shareholders, shareholders approved an amendment to our Restated Articles of Incorporation to declassify the Board and provide for the annual election of directors. The directors that shareholders elected at the 2010 annual meeting were elected to a one-year term. All directors that shareholders elect this year at the Annual Meeting will have a one-year term. Beginning with the 2012 annual meeting of shareholders, shareholders will elect the entire Board annually.

The By-laws provide that a director nominee in an uncontested election who receives more “withheld” votes than “for” votes must tender his or her resignation to the Chairman of the Board. The Nominating and Corporate Governance Committee will promptly consider that resignation and will recommend to the Board whether to accept the tendered resignation or reject it. The Board will then act on that recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. However, the Board may determine to extend such 90-day period by an additional period of up to 90 days if it determines that such an extension is in the best interests of the company and its shareholders. Within four days of the Board’s decision, the company must disclose the decision in a Current Report on Form 8-K filed with the Securities and Exchange Commission that includes a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation. These requirements do not apply in a contested election.

The Board currently consists of thirteen members: nine with terms that expire at the Annual Meeting and four with terms that expire at the 2012 annual meeting of shareholders.

We have identified the nine director nominees that the Board of Directors has nominated below. All nine nominees have advised us that they will serve if elected.

The nine nominees receiving the most votes will be elected to the Board, assuming a quorum is present at the Annual Meeting. Any shares not voted, whether due to abstentions or broker nonvotes, will not have an impact on the election of directors. Once a share is counted as present at the Annual Meeting, it will count as present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for the adjournment or postponement).

Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” the Board of Directors’ nominees that we name below. If any nominee becomes unable to serve, the persons you have appointed may vote your shares for another person that the Board designates.

Below, we provide the following information for each Board of Directors’ nominee and each director whose term does not expire at the Annual Meeting:

•	name

•	age as of March 10, 2011

•	principal occupations for at least the past five years

•	the names of any other public companies where the nominee or director currently serves as a director or has served during the past five years

•	the particular experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director for the company

Under our By-laws, no person may be elected as a director of the company after such person’s 72nd birthday, except as the Board may otherwise approve in advance of such election. In light of the strategic transformation that the company is undertaking, the Board believes retaining a retirement policy for directors while allowing for discretion by the Board to make exceptions to the policy when it deems it to be in the best interests of the company is a prudent balance of succession planning for members of the Board and ensuring continuity in the leadership of the company. The Board exercised its discretion in February 2011 to allow the nomination and election of Messrs. Beattie and Conrades, who are age 72 or will be age 72 at the time of the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING

NINE NOMINEES OF THE BOARD OF DIRECTORS.

Nominees of the Board of Directors

BARRY K. ALLEN, 62, has been a director since 1992.

Mr. Allen is currently a Senior Advisor to Providence Equity Partners, a private equity firm focused on media, entertainment, communications and information investments, a position he has held since 2007. In addition, he serves as President of Allen Enterprises, LLC, a private equity investment and management company he established in 2000. From 2004 to 2007 Mr. Allen served as Executive Vice President of Operations of Qwest Communications International Inc., a broadband Internet-based communications company, and prior to that time, from 2002, served as Executive Vice President and Chief Human Resources Officer of Qwest. Mr. Allen served as President of Ameritech Corporation, a telecommunications company, from 1999 until 2000. Mr. Allen was Executive Vice President of SBC Communications (f/k/a Ameritech Corporation) from 1995 to 1999. Mr. Allen holds a masters degree of business administration from Boston University and has expertise in international business matters and operations, particularly in the telecommunications area. Mr. Allen is also a member of the Board of Directors of FMI Common Stock Fund, Inc., FMI Funds, Inc. and FMI Mutual Funds, Inc., mutual funds advised by Fiduciary Management, Inc., and BCE Inc., Canada’s largest communications company. Mr. Allen has served as Chairman of our Board since April 2009 and previously served as the presiding director of our Board commencing in 2002.

R. JOHN ANDERSON, 60, elected as a director effective October 1, 2010.

Mr. Anderson is currently President and Chief Executive Officer of Levi Strauss & Co., a privately held company that designs and markets jeans, casual wear and related accessories. He has held this position since 2006. Mr. Anderson has wide-ranging expertise in international business matters, merchandising, marketing and operations. Among other leadership positions in his 30-year career with Levi Strauss & Co., he has served as President of the company’s Asia Pacific Division; President of its Global Sourcing Organization; President of Levi Strauss Canada and Latin America; interim President of Levi Strauss Europe; and Vice President of Merchandising and Product Development for the U.S.

RICHARD I. BEATTIE, 71, has been a director since 1996.

Mr. Beattie is currently Chairman of Simpson Thacher & Bartlett LLP, a law firm, a position he has held since 2004. Mr. Beattie has been a partner of Simpson Thacher & Bartlett LLP since 1977 and had served as Chairman of the Executive Committee of that firm from 1991 to 2004. Mr. Beattie holds a juris doctor from the University of Pennsylvania Law School and is an expert in corporate transactions and corporate governance issues, serving as counsel to numerous boards and non-management directors. Mr. Beattie also has a distinguished record of public service, including serving as General Counsel of the Department of Health, Education and Welfare during President Carter’s administration and as a Senior Advisor to the Secretary of State for Reorganization Issues in 1997 during President Clinton’s administration. From 1995 to 1997, Mr. Beattie served as President Clinton’s Emissary for Cyprus. Mr. Beattie is also a director of Evercore Partners Inc. and Heidrick & Struggles International, Inc. Mr. Beattie is the Chair of our Board’s Nominating and Corporate Governance Committee.

GEORGE H. CONRADES, 72, has been a director since 2002.

Mr. Conrades is Executive Chairman of Akamai Technologies, Inc., a provider of secure, outsourced e-business infrastructure services, a position he has held since 2005. Mr. Conrades served as Chairman and Chief Executive Officer of Akamai from 1999 to 2005. Since 1998, Mr. Conrades also has served as a venture partner with Polaris Venture Partners, an early stage investment company. Mr. Conrades previously served as Executive Vice President of GTE Corporation, a telecommunications company, and President of GTE Internetworking, Inc., an Internet communications company, from May 1997 to August 1998, following that firm’s acquisition of BBN Corporation, a technological research and development company, of which Mr. Conrades was Chief Executive Officer. Prior to that time and for 31 years, Mr. Conrades was employed by International Business Machines Corporation, an information technology company. Mr. Conrades holds a masters degree of business administration from the University of Chicago Graduate School of Business and has expertise in international business matters and operations, particularly in the technology and telecommunications area. He was a director of Cardinal Health, Inc. from 1999 to 2008 and is currently a director of Oracle Corporation and Ironwood Pharmaceuticals, Inc. Mr. Conrades is the Chair of our Board’s Human Resources Committee

JUDSON C. GREEN, 58, has been a director since 2004.

Mr. Green is Vice Chairman of NAVTEQ, a subsidiary of Nokia Corporation and a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices and Internet-based mapping applications, a position he has held since 2009. Previously, he served as President and Chief Executive Officer of NAVTEQ from 2008 to 2009 and of NAVTEQ Corporation from 2000 until its acquisition by Nokia Corporation in 2008. Prior to joining NAVTEQ Corporation, Mr. Green was the Chairman of Walt Disney Attractions, the theme park and resort segment of The Walt Disney Company, from 1998 until 2000, and President of Walt Disney Attractions from 1991 through 1998. He holds a masters degree of business administration from the University of Chicago Graduate School of Business. Mr. Green has an extensive accounting and finance background and has expertise in international business matters and operations. Mr. Green is also a director of DreamWorks Animation SKG, Inc. and Aon Corporation.

N. THOMAS LINEBARGER, 48, has been a director since 2008.

Mr. Linebarger is President and Chief Operating Officer of Cummins Inc., which designs, manufactures, distributes and services diesel and natural gas engines, electric power generation systems and engine-related component products, a position he has held since 2008. Mr. Linebarger had served as Executive Vice President of Cummins and President of Cummins Power Generation since 2005. Mr. Linebarger served as Cummins’ Vice President and President of Cummins Power Generation from 2003 to 2005 and as Cummins’ Chief Financial Officer from 2000 to 2003. Mr. Linebarger has a masters degree of business administration from the Stanford Graduate School of Business and a masters degree in mechanical engineering from Stanford University. He has expertise in finance, engineering, international business matters and operations. Mr. Linebarger is also a director of Cummins Inc. He was a director of Pactiv Corporation from 2005 to December 2010 (when it was acquired by Reynolds Group Holdings).

SARA L. LEVINSON, 60, has been a director since 1996.

Ms. Levinson was the Non-Executive Chairman of ClubMom, Inc., an internet based consumer relationship company, a position she held from 2002 to 2008. Ms. Levinson previously served as President of the Women’s Group of Rodale, Inc., the world’s leading publisher of information on healthy, active lifestyles, a position she held from 2002 to 2005. She previously served as Chairman and Chief Executive Officer of ClubMom, Inc. from 2000 to 2002. Ms. Levinson was President of NFL Properties, Inc., a trademark licensing company for the National Football League, from 1994 to 2000. Prior to that time, Ms. Levinson served as President and Business Director of MTV: Music Television, a cable television network. Ms. Levinson holds a masters degree of business administration from Columbia University and has expertise in marketing and licensing. She is also a director of Macy’s, Inc.

GEORGE L. MILES, JR., 69, has been a director since 2002.

Mr. Miles is the Executive Chair of Chester Engineers, Inc., a provider of water and wastewater engineering solutions, a position he has held since November 2010. He has served on the board of directors of Chester Engineers, Inc. since 2004. He was the President and Chief Executive Officer of WQED Multimedia, the public broadcaster for southwestern Pennsylvania, from 1994 until November 2010. Mr. Miles is also a certified public accountant who at the beginning of his career worked for over eight years with Touche Ross & Company, an accounting firm, and six years as an auditor for the federal government. Mr. Miles holds a masters degree of business administration from Fairleigh Dickinson University and has expertise in accounting and finance. He is also a director of American International Group, Inc., EQT Corporation, WESCO International, Inc. and HFF, Inc. Mr. Miles also served as director of Westwood One, Inc. from 2002 to 2006.

JOCHEN ZEITZ, 47, has been a director of the company since 2007.

Jochen Zeitz has served as Chairman and Chief Executive Officer of PUMA AG, which develops and markets a broad range of sport and lifestyle products including footwear, apparel and accessories, since 1993. Mr. Zeitz began his professional career with Colgate-Palmolive in New York and Hamburg, Germany prior to joining PUMA in 1990, where he also served as Chief Financial Officer from 1993 to 2005. In April 2010, Mr. Zeitz launched PUMA’s ambitious long-term sustainability program. In October 2010, he was appointed Chief Sustainability Officer at PPR, a French publicly traded company that develops a portfolio of high-growth global brands. Mr. Zeitz serves on the board and Executive Committee of PPR. In 2008, he founded the not-for-profit company, Zeitz Foundation of Intercultural Ecosphere Safety. Mr. Zeitz attended the European Business School in Oestrich-Winkel, Germany, has an extensive accounting and finance background and has expertise in international business matters, sustainability and marketing.

Continuing Directors with Terms Expiring at 2012 Annual Meeting of Shareholders

MARTHA F. BROOKS, 51, has been a director since April 2009.

Ms. Brooks served as President and Chief Operating Officer of Novelis Inc., an aluminum rolling and recycling company, from 2007 to May 2009. She served as Chief Operating Officer of Novelis from 2005 to 2007, after Alcan, Inc. completed a spinoff of Novelis. Ms. Brooks served as President of the Americas and Asia Rolled Products business of Alcan, Senior Vice President of Alcan and President of Alcan Aluminum Corporation from 2002 to 2004. In addition, she was Vice President of Cummins Inc. from 1996 to 2002. Ms. Brooks holds a masters degree of business administration from Yale University. She has expertise in general management, international business, operations, marketing and business development. Ms. Brooks is also a director of Bombardier Inc. and was a director of International Paper Company from 2003 to May 2009.

DONALD A. JAMES, 67, has been a director since 1991.

Mr. James is a co-founder and a majority owner and, since 2002, has served as Chairman and Chief Executive Officer of Fred Deeley Imports Ltd., doing business as Deeley Harley-Davidson Canada (“Deeley Imports”), the largest independent motorcycle distributorship in Canada and the exclusive distributor of our motorcycles in Canada. He served as Vice Chairman and Chief Executive Officer of Deeley Imports from 1973 to 2002. Mr. James has expertise in the motorcycle industry and international distribution.

JAMES A. NORLING, 69, has been a director since 1993.

Mr. Norling has served as the Chairman of the Board of Directors of GlobalFoundries Inc., a semiconductor manufacturing company, since February 2011. He served as the Chairman of the Board of Chartered Semiconductor Manufacturing from 2002 until the company was acquired by Advanced Technology Investment Corporation in 2009 and merged with GlobalFoundries Inc. in 2010. Mr. Norling also served as interim President and Chief Executive Officer of that company during 2002. In August 2000, Mr. Norling retired as Executive Vice President of Motorola, Inc., a manufacturer of electronics, and as President, Personal Communications Sector of Motorola, Inc., positions that he held since 1999. He served as Executive Vice President, Deputy to Chief Executive Officer and President, Europe, Middle East and Africa for Motorola, Inc. from 1998 to 1999, and as President and General Manager, Messaging, Information and Media Sector for Motorola, Inc. from 1997 to 1998. Mr. Norling has expertise in engineering, international business matters and operations and finance. Mr. Norling is the Chair of our Board’s Audit Committee.

KEITH E. WANDELL, 61, has been a director since May 2009.

Mr. Wandell is our Chief Executive Officer and President, a position he has held since 2009. Mr. Wandell was formerly the President and Chief Operating Officer of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions. He held that position since 2006. He previously served as Executive Vice President of Johnson Controls from 2005 to 2006, Corporate Vice President of Johnson Controls from 1997 to 2005, President of the Automotive Experience business of Johnson Controls from 2003 to 2006 and President of the Power Solutions business of Johnson Controls from 1998 to 2003. Mr. Wandell joined Johnson Controls in 1988. He holds a masters degree of business administration from the University of Dayton. Mr. Wandell has expertise in international business matters and operations, particularly in manufacturing. He is also a director of Dana Holding Corporation.

PROPOSALS 2, 3 AND 4

APPROVAL OF AMENDMENTS TO THE HARLEY-DAVIDSON, INC. RESTATED ARTICLES OF INCORPORATION TO ADOPT A SIMPLE MAJORITY VOTE

The Board of Directors unanimously recommends a vote “FOR” the proposals below.

We are seeking shareholder approval of amendments to the Harley-Davidson, Inc. Restated Articles of Incorporation, as amended through April 26, 2010, to adopt a simple majority vote.

Proposed Voting Requirements. On December 7, 2010, the Board of Directors voted to approve, and to recommend that the shareholders approve at the Annual Meeting, amendments to the Restated Articles of Incorporation that would change certain voting requirements that we discuss below to a simple majority vote.

Rationale for Adopting a Simple Majority Vote. The Board of Directors heard our shareholders’ broad support in favor of a non-binding shareholder proposal at the 2010 annual meeting of shareholders requesting that the Board of Directors adopt a simple majority vote. Additionally, the Board is committed to good corporate governance at the company. Accordingly, in determining whether to propose a simple majority vote as described above, the Board carefully reviewed the various arguments for and against a simple majority vote.

The Board recognizes that our supermajority vote requirements are intended to preserve the value of our company for all shareholders and to provide protection for all shareholders against self-interested actions by one or a few large shareholders. The Board also recognizes, however, that implementing a simple majority vote would support the company’s ongoing effort to adopt “best practices” in corporate governance.

In view of the considerations described above, the Board of Directors has unanimously determined that it is in the best interests of the company and its shareholders to amend the Restated Articles of Incorporation to change the voting requirements that we discuss below.

PROPOSAL 2: Approval of Amendments to Article V of the Harley-Davidson, Inc. Restated Articles of Incorporation

Current Voting Requirements. Article V of the company’s current Restated Articles of Incorporation requires the approval of at least 66 2/3% of our shareholders (including the approval of at least a majority of non-interested shareholders) for certain transactions with an “interested shareholder” (owner of more than 10% of our voting power) unless the transaction meets certain tests intended to ensure that the transaction is fair. Further, actions by shareholders to alter, amend or repeal Article V require the approval of at least 66 2/3% of our shareholders (including the approval of at least a majority of non-interested shareholders).

Text and Legal Effectiveness of Proposed Amendments. Approval of Proposal 2 will result in the amendment and restatement of Article V in its entirety. As amended, Article V will require a vote of the shareholders where the votes cast in favor of the action exceed the votes cast opposing the action for certain transactions with an “interested shareholder” (owner of more than 10% of our voting power) unless the transaction meets certain tests intended to ensure that the transaction is fair. Further, actions by shareholders to alter, amend or repeal Article V will also require a vote of the shareholders where the votes cast in favor of the action exceed the votes cast opposing the action. A copy of Article V as it is proposed to be amended and restated is attached to this Proxy Statement as Appendix A.

Vote Requirement. The affirmative vote of at least 66 2/3% of the shares of our stock outstanding on March 10, 2011 is required for approval of the amendments to Article V. Abstentions and broker nonvotes will have the same effect as a vote “against” this proposal. Additionally, if your shares are not present at the meeting, the failure to vote will have the same effect as a vote “against” this proposal. Proxies solicited by the Board will be voted “FOR” approval of the amendments to Article V unless a shareholder specifies otherwise.

PROPOSAL 3: Approval of Amendments to Article VII of the Harley-Davidson, Inc. Restated Articles of Incorporation

Current Voting Requirements. Article VII of our Restated Articles of Incorporation prohibits shareholder action without a meeting by less than unanimous consent and requires the approval of at least 80% of our shareholders to alter, amend or repeal Article VII and Sections 1.02, 1.04 and 1.05 of our By-laws, which primarily include procedural provisions applicable to special meetings of shareholders, including:

•	the procedural requirements for shareholders to demand a special meeting of the shareholders;

•	the timing and content of the notices of any special meeting of the shareholders; and

•	the fixing of the record date for the determination of shareholders entitled to notice of, or to vote at, a shareholders meeting.

Text and Legal Effectiveness of Proposed Amendments. Approval of Proposal 3 will result in the amendment and restatement of Article VII in its entirety to require a vote of the shareholders where the votes cast in favor of the action exceed the votes cast opposing the action for the amendment of Article VII and Sections 1.02, 1.04 and 1.05 of our By-laws. A copy of Article VII as it is proposed to be amended and restated is attached to this Proxy Statement as Appendix B.

Vote Requirement. The affirmative vote of at least 80% of the shares of our stock outstanding on March 10, 2011 is required for approval of the amendments to Article VII. Abstentions and broker nonvotes will have the same effect as a vote “against” this proposal. Additionally, if your shares are not present at the meeting, the failure to vote will have the same effect as a vote “against” this proposal. Proxies solicited by the Board will be voted “FOR” approval of the amendments to Article VII unless a shareholder specifies otherwise.

PROPOSAL 4: Approval of Amendments to Articles VIII and IX of the Harley-Davidson, Inc. Restated Articles of Incorporation

Current Voting Requirements. Under Article VIII of our Restated Articles of Incorporation, in general, shareholders approve action on a matter, other than the election of directors, only if a majority of the votes represented (in person or by proxy) at a meeting at which a quorum is present are cast in favor of the action. This requires more votes to approve action on a matter than a standard under which shareholders approve action on a matter if the votes cast favoring the action exceed the votes cast opposing the action because, under the current Article VIII standard, shares represented at a meeting that abstain from voting on a matter and broker nonvote shares relating to the matter will have the effect of a vote against the matter. Further, the approval of a majority of the votes cast by the holders of our Common Stock (and each other voting group of our shareholders, if any) is required to amend our Restated Articles of Incorporation.

Text and Legal Effectiveness of Proposed Amendments. Approval of Proposal 4 will cause Article VIII to be deleted and Article IX to be renumbered as Article VIII. The effect of deleting Article VIII will be to change the voting standard to approve actions to the standard that applies under the Wisconsin statutes that govern us as a corporation incorporated in Wisconsin. Under that standard, shareholders approve action on a matter, other than the election of directors, if the votes cast favoring the action exceed the votes cast opposing the action, unless the articles of incorporation or Wisconsin law requires a greater number of affirmative votes. A copy of Articles VIII and IX as they are proposed to be amended is attached to this Proxy Statement as Appendix C.

Vote Requirement. The affirmative vote of at least a majority of the shares of our stock outstanding on March 10, 2011 is required for approval of the amendments to Articles VIII and IX. Abstentions and broker nonvotes will have the same effect as a vote “against” this proposal. Additionally, if your shares are not present at the meeting, the failure to vote will have the same effect as a vote “against” this proposal. Proxies solicited by the Board will be voted “FOR” approval of the amendments to Articles VIII and IX unless a shareholder specifies otherwise.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENTS TO THE HARLEY-DAVIDSON, INC. RESTATED ARTICLES OF INCORPORATION SET FORTH IN PROPOSALS 2, 3 AND 4.

PROPOSAL 5

APPROVAL OF HARLEY-DAVIDSON, INC. SHORT-TERM INCENTIVE PLAN FOR SENIOR EXECUTIVES

The Board of Directors unanimously recommends a vote “FOR” the proposal below.

We are seeking shareholder approval of the Harley-Davidson, Inc. Short-Term Incentive Plan for Senior Executives, which we refer to in this discussion as the Senior Executive Plan. The company has long used various plans to provide performance-based incentive compensation to employees. Shareholders approved one of those plans in 1994, 1999 and 2004. Shareholders also approved the Employee Short-Term Incentive Plan in 2005 and again approved that plan as the Employee Incentive Plan in 2010. The Senior Executive Plan involves a different approach to ensuring that we can deduct the annual incentive compensation that we pay for income tax purposes in light of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). We believe the Senior Executive Plan will benefit the company and shareholders by giving us greater flexibility to establish annual incentive plan terms than is the case under the plans that we have used to approve these awards in the past and by allowing us to treat all annual incentive compensation that we pay as “qualified performance-based compensation” for purposes of Section 162(m) so that we can deduct it. As a threshold matter under Section 162(m), the company must, at the Annual Meeting, obtain Shareholder approval of the Senior Executive Plan. The following summary description is qualified in its entirety by reference to the full text of the Senior Executive Plan, which is attached to this Proxy Statement as Appendix D.

Summary of Proposal. The purpose of the Senior Executive Plan is to reward achievement of key annual goals and to enhance the ability of the company and its affiliates to attract, motivate, reward and retain certain key employees, to strengthen their commitment to the company, to promote near-term objectives of the company, and to ensure annual incentive compensation can be tax deductible. In the past, we have given executives the opportunity to earn two types of annual incentive compensation. We have based one type on quantifiable, objective factors, such as the annual incentive compensation that we paid in 2010 under our Corporate STIP, Motor Company STIP or HDFS STIP. We refer to this type of annual incentive compensation opportunity as our Financial STIPs. We have made Financial STIP awards under incentive plans that shareholders have approved so that the incentive compensation that we pay under these awards constitutes “qualified performance-based compensation” for purposes of Section 162(m). We have also given certain of our employees the opportunity to receive payments under an annual incentive plan that we have referred to as our Leadership STIP. For example, in December 2009, the Human Resources Committee approved the Leadership STIP applicable in 2010. The Leadership STIP provided the opportunity to earn an incentive payment above amounts that a participant could earn under the Financial STIP in which he or she participated. A participant was able to earn a payment based on individual performance relative to key strategic imperatives and expected behaviors that were not necessarily easily quantifiable or objective. Due to the technical requirements of Section 162(m), amounts we have paid under these Leadership STIP awards have not constituted “qualified performance-based compensation” for purposes of Section 162(m). The amounts that we have paid under the Financial STIPs and the Leadership STIP over the past three years to the Chief Executive Officer, the Chief Financial Officer, and the other executive officers identified in the Summary Compensation Table located in “Executive Compensation” (the “named executive officers”) are included in Non-Equity Incentive Plan Compensation and Bonus amounts, respectively, set forth in the Summary Compensation Table. If shareholders approve the Senior Executive Plan, then our intention is to administer both the Financial STIPs and the Leadership STIP for participating executives under the Senior Executive Plan.

The Human Resources Committee desires to make similar bonus payments to executives in the future based on objective or subjective factors. Section 162(m) places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our CEO and our three most highly paid executive officers other than the CEO and our Chief Financial Officer. There is an exception to the $1,000,000 limitation for performance-based compensation, provided we pay it pursuant to a plan that shareholders have approved and that meets certain other criteria. The Senior Executive Plan will give us the ability to make payments that are deductible for tax purposes in an aggregate amount in any year up to the amount of a “Performance Pool” which is equal to 3.5% of consolidated operating income of the company adjusted for:

•	charges for reorganizing and restructuring,

•	discontinued operations,

•	asset write-downs,

•	gains or losses on the disposition of a business or business segment or arising from the sale of assets outside the ordinary course of business,

•	changes in tax or accounting principles, regulations or laws,

•	extraordinary, unusual, transition, one-time and/or non-recurring items of gain or loss, and

•	mergers, acquisitions or dispositions.

Under the Senior Executive Plan, we will establish potential awards at the beginning of each fiscal year (the “plan year”). We will determine final incentive awards after the end of each plan year based upon actual performance, and the Senior Executive Plan refers to the final awards as “performance awards.”

Our intention is to make annual payments under the Senior Executive Plan similar to past Financial STIP and Leadership STIP payments but not exceeding, in the aggregate, the amount of the Performance Pool. At the start of each year, the Human Resources Committee will allocate to each participant a percentage of the Performance Pool (with final approval by the Nominating and Corporate Governance Committee in the case of the CEO). At the end of the year, we will calculate a dollar amount for each participant under the Senior Executive Plan based on that percentage and the total amount of the Performance Pool, which we will determine based on actual company performance. The Senior Executive Plan allows the Human Resources Committee to reduce the dollar amount that we calculate for each participant under the Senior Executive Plan (in other words, the portion of the Performance Pool allocated to the participant) by up to 100% of the award, based on any objective or subjective factors it deems appropriate. Under this framework, the Human Resources Committee will also have flexibility to approve terms of Financial STIP and Leadership STIP opportunities that will result in entitlements to payout amounts for participants based on actual performance. Our intention is that the Committee will reduce the dollar amount that we calculate for each participant under the Senior Executive Plan (in other words, the portion of the Performance Pool allocated to the participant) so that the resulting amount of annual incentive compensation that we actually pay to a participant is the desired aggregate amount that the participant earned during the same year under the relevant Financial STIP and the Leadership STIP.

We believe using the Senior Executive Plan as a framework for the annual incentive opportunities under the Financial STIPs and the Leadership STIP will benefit the company and shareholders in two ways. First, we believe the Senior Executive Plan will give us greater flexibility to establish Financial STIP terms than is the case under the plans that we have used to approve these awards in the past. Second, the Senior Executive Plan will allow us to treat amounts that we pay under the Leadership STIP as “qualified performance-based compensation” for purposes of Section 162(m) so that we can deduct it.

Accordingly, the Human Resources Committee, with final approval by the Nominating and Corporate Governance Committee as to the CEO, approved Financial STIPs and a Leadership STIP under the Senior Executive Plan for 2011 that apply to eight participants, subject to receiving shareholder approval of the Senior Executive Plan. For 2011, the aggregate maximum of the target Financial STIP and Leadership STIP opportunities for each participant without regard to the limits of the Senior Executive Plan is an amount that varies by executive. To calculate the Financial STIP for a participant, each participant has a target opportunity that is a percentage of base salary based on his or her position with the company. For the CEO in 2011, the target Financial STIP opportunity is 125% of his base salary, and for the CFO, the target Financial STIP opportunity is 60% of his base salary. The Financial STIP places a limit on the payout equal to 200% of a participant’s target STIP opportunity. So, for the CEO, the maximum payout would be 250% of his salary, and for the CFO, the maximum payout would be 120% of his base salary. Under the 2011 Leadership STIP, each participant can receive up to an additional 30% of his or her target Financial STIP opportunity (for the CEO this would be his target Financial STIP opportunity of 125% of base salary multiplied by 30% or up to a maximum of 37.5% of base salary under the Leadership STIP, and for the CFO this would be his target Financial STIP opportunity of 60% of base salary multiplied by 30% or up to a maximum of 18% of base salary). So, for the CEO, the maximum possible aggregate payout under the Financial STIP (250%) and the Leadership STIP (37.5%) is equal to 287.5% of his base salary, while for the CFO it is a maximum of 138% of his base salary. However, each participant will not be entitled to receive an amount exceeding the calculated dollar amount representing such participant’s portion of the Performance Pool, which is based on a percentage of the Performance Pool that the Human Resources Committee fixed for that participant at the beginning of the year (with final approval by the Nominating and Corporate Governance Committee in the case of the CEO).

Administration. The Human Resources Committee, or a successor committee to the Human Resources Committee, administers the Senior Executive Plan. The Human Resources Committee may delegate its administrative authority to one or more company officers, other than with respect to awards that are subject to Section 162(m). In all cases, actions of the Human Resources Committee relating to the CEO are subject to final approval by the Nominating and Corporate Governance Committee.

Eligibility. The Human Resources Committee will designate the officers or key executives of the company and of its affiliates that participate in the Senior Executive Plan in any year. All regular salaried full-time employees who are officers or key executives of the company and of its affiliates that the Human Resources Committee designates are eligible to be designated as participants. As of December 31, 2010, the number of eligible individuals was approximately 75, but the Human Resources Committee has selected 8 individuals to participate in the Plan for 2011. The Human Resources Committee selects, in its sole discretion, the eligible employee participants in the Senior Executive Plan for a given plan year.

Award Description. Under the Senior Executive Plan, the Human Resources Committee is required to fix the Performance Pool percentage for each participant prior to the commencement of each plan year (or such later date as may be determined by the Human Resources Committee). The total of the Performance Pool percentages for all participants for a plan year must be less than or equal to 100%. The Human Resources Committee will fix a Performance Pool percentage for each participant at the same time that it selects the eligible employee participants in the Senior Executive Plan. A participant’s target award for the year is equal to his or her Performance Pool percentage multiplied by 3.5% of consolidated operating income of the company before certain excluded items.

Following the end of each plan year, the Human Resources Committee will calculate the performance award amount for each participant. The Human Resources Committee may at any time prior to payment of the performance award, in its sole discretion, reduce the amount of any participant’s performance award by up to 100% based on any objective or subjective factors it deems appropriate. Such reductions need not be uniform among participants. The Committee may, but is not required to, give one or more reasons for any such reduction. The Committee will not have the discretionary authority to increase the amount of any performance award above the amount determined in accordance with the terms of the Senior Executive Plan and a participant’s award. Without limitation, a reduction in the amount of the performance award for one participant may not result in an increase in the amount of the performance award for another participant. The Committee must affirmatively determine whether or not to reduce the amount of the performance award for each participant as soon as practicable following the end of each Plan Year. As we note above, we intend that the Human Resources Committee will approve terms of Financial STIP and Leadership STIP opportunities that will result in entitlements to payout amounts based on actual performance. The Human Resources Committee will reduce the amount calculated for each participant under the Senior Executive Plan so that the resulting amount of annual incentive compensation that we actually pay to a participant is the desired aggregate amount that the participant earned during the same year under relevant the Financial STIP and the Leadership STIP.

Payments of final performance awards under the Senior Executive Plan are to be made, in the sole discretion of the Human Resources Committee, in cash, shares of Common Stock or both. If shares of Common Stock are used, they will be issued pursuant to the Harley-Davidson, Inc. 2009 Incentive Stock Plan (the “2009 Plan”) and will be valued at fair market value as defined in the 2009 Plan. Except as otherwise provided by the Human Resources Committee, to the extent an award is paid in shares of Common Stock, a participant cannot defer payment of the award under the terms of any deferred compensation or other plan of the company. Payments will be made no later than March 15 of the calendar year following the end of the plan year.

Other Limitations. Under the Senior Executive Plan, no participant may receive more than $6 million in any one plan year.

Transferability Restrictions. Participants generally may not transfer performance awards or subject them in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge.

Termination of Employment. A participant whose employment terminates prior to the end of a year generally is not entitled to receive any performance award for that year. However, the Human Resources Committee may, in its sole discretion, provide for a partial or complete payment if termination is due to death, disability or retirement. If a participant has an employment agreement with the company that the Human Resources Committee has approved, or is a participant in any other plan or subject to a policy that addresses payment of annual incentive awards under the Senior Executive Plan in the event of termination of employment, then the terms of the employment agreement or other plan or policy will govern payment.

Change in Control. In addition, in connection with a Change of Control Event (as defined in the 2009 Plan) during a year, the Human Resources Committee may, in its sole discretion, provide for the immediate payment to all participants of awards for the plan year based upon extrapolating through the remainder of the plan year the performance measure through the end of the most recently completed fiscal month prior to the payment.

Termination of or Change to the Senior Executive Plan. The Human Resources Committee may from time to time or at any time suspend or terminate the Senior Executive Plan or amend the Senior Executive Plan in any manner without obtaining further shareholder approval. However, if the Human Resources Committee amends the Senior Executive Plan to increase the maximum final performance award that can be paid to a participant for any one plan year or to change the performance measure or to increase the class of employees eligible to participate in the Senior Executive Plan, then further shareholder approval would be required to retain the benefits afforded by shareholder approval of the Senior Executive Plan under the Internal Revenue Code in respect of awards to which such changes apply. Further, no change to a performance award may be made after the Human Resources Committee has made a determination to reduce a performance award with respect to an employee for a plan year.

New Plan Benefits.

Harley-Davidson, Inc. Senior Executive Plan for Senior Executives

Name and Position	Dollar Values ($)
Keith E. Wandell, President and CEO	$0 to $2,803,125
John A. Olin, Senior Vice President and CFO	$0 to $676,200
Matthew S. Levatich, President and COO—Motor Company	$0 to $1,179,900
Lawrence G. Hund, President and COO—HDFS	$0 to $740,600
Paul J. Jones, Vice President and General Counsel	$0 to $431,250
Executive Group	$0 to $6,761,575
Non-Executive Director Group	$0
Non-Executive Officer Employee Group	$0

As we have discussed above, the Human Resources Committee, with final approval by the Nominating and Corporate Governance Committee as to the CEO, approved Financial STIPs and a Leadership STIP under the Senior Executive Plan for 2011, subject to receiving shareholder approval of the Senior Executive Plan. The dollar values that we reflect in the table above show the range of aggregate potential payouts under the Financial STIP and Leadership STIP for each of the named persons for 2011 without regard to the limits of the Senior Executive Plan. However, each participant will not be entitled to receive an amount exceeding the calculated dollar amount for such participant based on the amount representing such participant’s portion of the Performance Pool, which is based on a percentage of the Performance Pool that we have fixed for that participant. The amount of the Performance Pool and, therefore, the calculated amount for such participant are not determinable at this time. If shareholders do not approve the Senior Executive Plan, then the participants will have no rights under the 2011 Financial STIPs and Leadership STIP awards. But, failure to approve the plan will not restrict the directors’ discretion to approve other compensation for these executives.

Equity Compensation Plan Information. In accordance with SEC requirements, the following table provides information about the Company’s equity compensation plans (including individual compensation arrangements) as of December 31, 2010:

Plan Category	Number of securities to be issued upon the exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders:
Management employees	6,925,409	$36.01	14,035,816
Equity compensation plans not submitted to shareholders:
Union employees:
Kansas City, MO	—	$—	26,718
York, PA	38,470	$38.88	58,300
Non employees:
Board of Directors	13,800	$51.22	282,727

	52,270	$42.14	367,745

Total all plans	6,977,679	$36.06	14,403,561

Vote Requirement. The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting is required for approval of the Senior Executive Plan, assuming that a quorum is present. Abstentions and broker nonvotes will be counted for purposes of determining whether a majority of votes has been cast in favor of the proposal. Proxies solicited by the Board will be voted “FOR” approval of the proposal to approve the Senior Executive Plan, unless a shareholder specifies otherwise.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE HARLEY-DAVIDSON, INC. SHORT-TERM INCENTIVE PLAN FOR SENIOR EXECUTIVES.

PROPOSAL 6

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended December 31, 2010 and the effectiveness of our internal control over financial reporting as of December 31, 2010. The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the 2011 fiscal year, and the committee is presenting this selection to shareholders for ratification. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to shareholders’ questions.

If prior to the Annual Meeting, Ernst & Young LLP declines to act as our independent registered public accountant or the Audit Committee does not want to use Ernst & Young LLP as our independent registered public accountant, the Audit Committee will appoint another independent registered public accounting firm. The Audit Committee will present any new independent registered public accounting firm for the shareholders to ratify at the Annual Meeting. If the shareholders do not ratify the engagement of Ernst & Young LLP at the Annual Meeting, then the Audit Committee will reconsider its selection of Ernst & Young LLP.

To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, a majority of all shares voting on the proposal must vote to approve it. For purposes of determining the vote regarding this proposal, abstentions will have the same effect as a vote “against” this proposal. Abstentions will be counted for purposes of determining whether a majority of votes has been cast in favor of the proposal. Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

We entered into an engagement letter with Ernst & Young LLP for its work in 2010. The engagement letter contains provisions that subject the company to alternative dispute resolution. The arbitration panel has the power to make an award or impose a remedy if, and only if, such award could be made or remedy imposed by a court deciding the matter in the same jurisdiction. The arbitration panel has no power to award non-monetary or equitable relief or to make an award or impose a remedy that is inconsistent with any applicable agreement between the parties. We expect that the audit work that Ernst & Young LLP performs for 2011 will be subject to a similar engagement letter.

Fees Paid to Ernst & Young LLP

During the fiscal year ended December 31, 2010, we hired Ernst & Young LLP to perform the annual audit and to provide audit-related and tax services. The Audit Committee Charter requires that the Audit Committee pre-approve all Ernst & Young LLP services. The Audit Committee also pre-approved all fees that we incurred for services that Ernst & Young LLP provided for the last two fiscal years. The fees we incurred for services that Ernst & Young LLP provided are listed in the following table.

	2010	2009
Audit fees	$2,589,500	$3,185,064
Audit-related fees	425,500	508,344
Tax fees	578,100	315,341
All other fees	—	—

	$3,593,100	$4,008,749

Audit fees included fees for the audit of our consolidated financial statements and our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes fees for audits provided in connection with government filings or services that generally only the principal auditor can reasonably provide to a client, such as comfort letters, procedures related to debt financing, consents and reviews of documents that we file with the SEC. Audit-related services included audits of employee benefit plans, procedures related to securitization transactions, transaction advisory services and consultation on accounting and internal control matters. Tax services included tax advice, planning, compliance and transaction consulting.

The Audit Committee has procedures for pre-approving all audit and nonaudit services that the independent registered public accounting firm provides. These procedures include reviewing and approving a budget for audit and permitted nonaudit services. The budget includes a description of, and a budgeted amount for, particular categories of nonaudit services that are recurring in nature and that we anticipate at the time we submit the budget. In addition, the Audit Committee has established a policy that the fees we pay for nonaudit services must be less than the fees we pay for audit and audit related services. Audit Committee approval is required to exceed the budget amount for a particular category of nonaudit services and to engage the independent registered public accounting firm for any nonaudit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services that our independent registered public accounting firm provides and actual fees we have paid to the independent registered public accounting firm to ensure that the services are within the parameters that the Audit Committee has approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 7

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Beginning this year, under legislation that Congress enacted in 2010, our shareholders may approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in accordance with the executive compensation disclosure rules contained in Item 402 of the SEC’s Regulation S-K. Accordingly, we are seeking input from shareholders with this advisory vote on the compensation of our named executive officers. The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying executive compensation tables and narrative discussion contained in this Proxy Statement. The company asks that you support the compensation of our named executive officers as so disclosed. Because your vote is advisory, it will not be binding on the Human Resources Committee, the Nominating and Corporate Governance Committee, the Board or the company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our compensation philosophy emphasizes pay for performance. We target base salary midpoints for our Senior Leaders, including our Named Executive Officers, at approximately the market median, with actual pay levels varying around the midpoints based upon factors such as performance and experience. We target short-term incentive opportunities and long-term awards at approximately the market median. The goal is to provide an opportunity for total direct compensation that is competitive and sufficient to attract and retain executives and is reflective of our overall executive compensation philosophy which is designed to:

•	provide a competitive compensation opportunity to allow us to attract, retain and appropriately motivate key talent;

•

provide a significant portion of pay based on performance (incentive compensation), so that actual compensation paid will vary up and down with our performance. The portion of pay based upon performance increases for more senior executive positions;

•

align executive and shareholder interests by linking incentive pay primarily to key quantitative financial results. We further enhance this alignment by using equity-based grants. The value that participating executives realize from such grants depends upon our share price;

•

create alignment with executives and shareholders by rewarding executives for the achievement of strategic goals and business strategies that successfully drive our operations and provide strong financial results, thereby enhancing shareholder value;

•	differentiate executive pay to recognize critical skills, leadership contributions and (current and future potential) impact on the organization’s success; and

•	provide a total compensation opportunity that is at the market 50th percentile for a similar-sized business subject to differences by individual within a range of plus or minus 20%.

We describe the individual elements that make up our total compensation more fully in the Compensation Discussion and Analysis section of this Proxy Statement. We believe our executive compensation programs are structured in the best manner possible to support our company and our business objectives, as well as to support our culture and traditions that have been around for over 100 years.

•

Our compensation programs are substantially tied into our key business objectives and the success of our shareholders. If the value we deliver to our shareholders declines, so does the compensation we deliver to our executives.

•	We maintain the highest level of oversight over our executive pay programs.

•	We closely monitor the compensation programs and pay levels of executives from other companies that we believe to be similar to the company in business characteristics and economics.

Accordingly, for the reasons we discuss above, the Board recommends that shareholders vote in favor of the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Vote Requirement. The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting is required for approval of the compensation of our named executive officers, assuming that a quorum is present. Abstentions and broker nonvotes will be counted for purposes of determining whether a majority of votes has been cast in favor of the proposal. Proxies solicited by the Board will be voted “FOR” approval of the compensation unless a shareholder specifies otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS

DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION

AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 8

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Also, beginning this year, under the legislation that Congress enacted in 2010, our shareholders may approve, on a non-binding, advisory basis, the frequency of the advisory vote on the compensation of our named executive officers as disclosed in accordance with the executive compensation disclosure rules contained in Item 402 of the SEC’s Regulation S-K. Shareholders may choose to approve holding an advisory vote on the compensation of our named executive officers annually, biennially or triennially. Accordingly, we are asking shareholders whether the advisory vote should occur every year, once every two years or once every three years.

The Board has considered the frequency of the advisory vote on the compensation of our named executive officers that it should recommend. After considering the benefits and consequences of each option for the frequency of submitting the advisory vote on the compensation of our named executive officers to shareholders, the Board recommends submitting the advisory vote on the compensation of our named executive officers to our shareholders annually.

We believe an annual advisory vote on the compensation of our named executive officers will allow us to obtain information on shareholders’ views of the compensation of our named executive officers on a more consistent basis. In addition, we believe an annual advisory vote on the compensation of our named executive officers will provide our Board and the Human Resources Committee with frequent input from shareholders on our compensation programs for our named executive officers. Finally, we believe an annual advisory vote on the compensation of our named executive officers aligns more closely with our objective to engage in regular dialogue with our shareholders on corporate governance matters, including our executive compensation philosophy, policies and programs, and our commitment to good corporate governance.

For the reasons discussed above, the Board recommends that shareholders vote in favor of holding an advisory vote on the compensation of our named executive officers at an annual meeting of shareholders every year. In voting on this advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, shareholders should be aware that they are not voting “for” or “against” the Board’s recommendation to vote for a frequency of every year for holding future advisory votes on the compensation of our named executive officers. Rather, shareholders will be casting votes to recommend an advisory vote on the compensation of our named executive officers which may be every year, once every two years or once every three years, or they may abstain entirely from voting on the proposal.

We recognize that shareholders may have different views as to the best approach for the Company, and therefore, we look forward to hearing from our shareholders as to their preferences on the frequency of the advisory vote on the compensation of our named executive officers. The option on the frequency of the advisory vote on the compensation of our named executive officers that receives the most votes from shareholders will be considered by the Board and Human Resources Committee as the shareholders’ recommendation as to the frequency of future advisory votes on the compensation of our named executive officers. However, the outcome of this advisory vote on the frequency of the advisory vote on the compensation of our named executive officers is not binding on us or the Board. Nevertheless, the Board will review and consider the outcome of this vote when making determinations as to when the advisory vote on the compensation of our named executive officers will again be submitted to shareholders for approval at an annual meeting of shareholders within the next three years.

Vote Requirement. The frequency of the advisory vote on compensation of our named executive officers receiving the greatest number of votes—every year, once every two years or once every three years—will be the frequency that shareholders approve. For purposes of determining the vote regarding this proposal, abstentions and broker nonvotes will have no impact on the vote. Proxies solicited by the Board will be voted “FOR” approval of a frequency of every year unless a shareholder specifies otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR SUBMITTING THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS TO SHAREHOLDERS EVERY YEAR.

PROPOSAL 9

SHAREHOLDER PROPOSAL

The following proposal and supporting statement were submitted by a proponent (the “Proponent”). Shareholders will vote on the proposal at the Annual Meeting if the Proponent properly presents it at the meeting. If shareholders approve the proposal, the proposal is not binding on the company. Shareholders may obtain the Proponent’s name and address and the number of shares of common stock that the Proponent holds upon written request to our Secretary. The Board unanimously recommends a vote “AGAINST” this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal. The shareholder proposal and supporting statement, for which the Board and the company accept no responsibility, follow. We have included the proposal verbatim as we received it. The Board’s response follows the Statement of Proponent.

*        *        *

RESOLVED: The shareholders of Harley-Davidson, Inc. (the “Company”) hereby request the board of directors to adopt a policy of obtaining shareholder approval for any future agreements and corporate policies that could oblige the Company to make payments, grants or awards following the death of a senior executive in the form of unearned salary or bonuses; accelerated vesting or the continuation in force of unvested and unearned equity grants; awards of ungranted equity; perquisites; and other payments or awards made in lieu of compensation. This policy would not apply to the extent that comparable payments, grants or award, are offered to other Company employees. As used herein, “future agreements” include modifications, amendments or extensions of existing agreements.

SUPPORTING STATEMENT

As shareholders, we support a compensation philosophy that provides sufficient remuneration to motivate and retain talented executives and that ties their pay to the long-term performance of the Company. We believe that such a “pay for performance” approach is needed to align the interests of executives with those of shareholders.

In our view, “golden coffin” agreements, which can require a company to make significant payments or awards after an executive’s death, are inconsistent with that approach. Senior executives have opportunities while they are alive to contribute to a pension fund, purchase life insurance, or engage in other estate planning strategies suitable to their needs. We see no reason to saddle shareholders with payments or awards when shareholders are receiving no services in return.

Harley-Davidson currently offers death benefits to senior executives consisting of up to three times annual salary in the form of insurance proceeds (four times annual salary for the CEO), plus reimbursement for taxes on the value of such benefits, and a pro rata vesting of unvested awards of restricted stock.

We agree with Peter Gleason, CFO of the National Association of Corporate Directors, who was quoted in Financial Week as calling “golden coffin” packages a “bad idea.” We disagree that such agreements enhance executive retention, as an executive who is deceased cannot be “retained.”

We thus ask the Company to provide for a shareholder role on this issue. We believe that the existence of such a shareholder approval requirement may induce restraint when parties negotiate such agreements. The proposal does not require prior shareholder approval, which may not always be practical to obtain; there is thus flexibility to seek shareholder approval after material terms of an agreement are agreed upon.

We urge shareholders to vote FOR this proposal.

FOR THE REASONS STATED BELOW, THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE “AGAINST” PROPOSAL 9

The Board of Directors unanimously recommends a vote “AGAINST” the above proposal for the following reasons:

RECOMMENDATION OF THE BOARD OF DIRECTORS

After reviewing and considering carefully this proposal, our Board and the Human Resources Committee have determined that the proposal is not in the best interests of our shareholders and oppose the proposal for the following reasons.

1.    Our Board and the Human Resources Committee recognize the need to attract and retain talented executives. This must be done in the context of the competitive environment in which the company exists. We have determined the company’s current compensation practices to be competitive with our peers, including with respect to benefits payable upon an executive’s death. We believe the incentive value of long-term benefits is enhanced when employees know that payments will not be lost upon their death but will be available for their beneficiaries. Such long-term benefits are a strong incentive for long-term performance. We believe they increase retention, encourage life-long dedication to the company and discourage short-term risk-taking.

2.    Our shareholders have already approved the majority of the current plans under which executives are entitled to benefits upon death, including our stock incentive plan and the employee incentive plan. In addition, shareholders are being asked to approve the Short-Term Incentive Plan for Senior Executives (discussed under Proposal 5) which also allows for benefits upon death. Under our stock incentive plan, the Human Resources Committee may accelerate the vesting or deem an equity award to be earned in the event of a participant’s death. (Equity awards currently provide for vesting upon termination of employment on or after age 55, including as a result of death; for those under age 55 vesting of options does not accelerate due to death and restricted stock vests pro rata upon death.) Under our cash incentive plans, the Human Resources Committee may, in its sole discretion, provide for a partial or complete payment of an award upon death, although cash incentive plan awards do not by their terms provide for any payment upon death. As a result, the intent of this shareholder proposal has already been largely realized, since shareholder oversight and approval have been obtained. Further, under Proposal 7 above, which involves an advisory shareholder vote on executive compensation, shareholders have an opportunity to provide feedback on the compensation of our named executive officers.

3.    The Board and the Human Resources Committee are well positioned, with access to independent experts, to exercise discretion and to make decisions with respect to executive compensation that are in the best interests of the company and its shareholders. Staying competitive in many cases requires us to adapt rapidly to fast-moving trends in the marketplace and to the circumstances of individual executive officers or officer candidates. Putting decisions to a shareholder vote is a slow and costly process. Requiring shareholder approval of employment agreements and policies that provide for benefits following the death of a senior executive officer could hurt our ability to fill critical executive positions by impeding our ability to negotiate agreements or implement policies that address the competitive market, the needs of our company and the nature of the particular situation. For example, beginning in 2011, the CEO agreed to reduce the amount of his company-provided death benefit to a multiple of three times annual pay (which is consistent with other named executive officer), and under this proposal we would not have been able to do so without shareholder approval.

In summary, our Board believes that our compensation practices have been and will continue to be a key factor in our ability to deliver strong results. Our Board believes the requirements of the proposal would place us at a competitive disadvantage in recruiting and retaining executive talent and that it is in the best interests of our company and our shareholders to retain flexibility in structuring our executive compensation programs. Our Human Resources Committee is well positioned to exercise that judgment, and the spirit of the shareholder proposal has already been substantially met, since shareholders have already approved many of the provisions that make up the company’s approach to providing benefits upon an executive’s death.

For these reasons, the Board of Directors unanimously recommends a vote “AGAINST” Proposal Number 9.

Vote Requirement. The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting is required for approval of this proposal, assuming that a quorum is present. Abstentions and broker nonvotes will be counted for purposes of determining whether a majority of votes has been cast in favor of the proposal. Proxies solicited by the Board will be voted “AGAINST” approval of this proposal unless a shareholder specifies otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 9

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors and management do not intend to bring any matters before the Annual Meeting other than those to which we referred in the Notice of Annual Meeting and this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the proxy cards intend to vote the shares that shareholders have authorized those persons to vote in accordance with their judgment on those matters. To bring business before an annual meeting, a shareholder must give written notice to our Secretary before the meeting and comply with the terms and time periods that our Restated Articles of Incorporation specify (see “Shareholder Proposals” on page 95). No shareholder has given written notice to our Secretary of his or her desire to bring business before the Annual Meeting in compliance with the terms and time periods that our Restated Articles of Incorporation specify.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Independence of Directors

The Board has affirmatively determined that Ms. Brooks, Ms. Levinson and Messrs. Anderson, Allen, Beattie, Conrades, Green, Linebarger, Miles, Norling and Zeitz qualify as independent directors under New York Stock Exchange rules. The Board has affirmatively determined that Messrs. James and Wandell are not independent. To assist the Board in making determinations of independence, the Board adopted the categorical standards set forth below. In evaluating the independence of our directors, the Board determined that any relationships that these directors have with the company satisfy the categorical standards that we describe below.

The Board reviews and determines on the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), after reviewing all relevant facts and circumstances, whether any director has a material relationship with the company that would affect his or her independence. Under the categorical standards that the Board has established to assist it in making these determinations, the Board will not consider the following relationships material:

•

The director has received, or has an immediate family member* who has received, less than $120,000 a year in direct compensation from Harley-Davidson (not including director and committee fees and pension or other forms of deferred compensation for prior service, compensation received by the director for former services as an interim chairman of the Board, interim Chief Executive Officer or other interim executive officer and compensation received by an immediate family member* for service in a non-executive position).

•

(1) The director has an immediate family member* who is a current employee of Harley-Davidson’s internal or external auditor but the immediate family member* is not a partner of that firm and does not personally work on Harley-Davidson’s audit; or (2) the director or an immediate family member* was a partner or employee of Harley-Davidson’s internal or external auditor but did not personally work on Harley-Davidson’s audit within the last three years.

*	An “immediate family member” as used in these categorical standards includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-laws, and anyone (other than domestic employees) who shares the person’s home.

•

The director has any current or former relationship (including through an immediate family member*) with a company that makes payments to (other than contributions to tax exempt organizations), or receives payments from, Harley-Davidson for property or services in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or 2% of the consolidated gross revenues of the company with which the director has the relationship.

•

The director has any current or former relationship (including through an immediate family member*) with a tax exempt organization that receives contributions from Harley-Davidson in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or 2% of the consolidated gross revenues of the tax exempt organization with which the director has the relationship.

•	The director is a shareholder of Harley-Davidson.

•

The director has a current or former relationship (including through an immediate family member*) with a company that has a relationship with Harley-Davidson, but the director’s relationship with the other company is through the ownership of the stock or other equity interests of that company that is less than 10% of the outstanding stock or other equity interests of that company.

•	A family member of the director has a relationship with Harley-Davidson but the family member is not an immediate family member* of the director.

•

An immediate family member* of the director, other than his or her spouse, is an employee of a company that has a relationship with Harley-Davidson but the family member is not an executive officer of that company.

When making director independence determinations, the Board considered certain business relationships. We have a business relationship with Akamai Technologies, Inc., of which Mr. Conrades is the Executive Chairman, and with Cummins Inc., of which Mr. Linebarger is President and Chief Operating Officer. We discuss these relationships in more detail in the “Certain Transactions” section below. The Board considered the nature of the relationship and the annual amount of payments we make and determined that the dollar amount of such payments did not preclude the Board from making an independence determination for either director and that the relationship fell within our categorical standards of independence.

In addition, a director cannot qualify as independent for Audit Committee purposes if the director, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Board committee meets one of the following:

•

accepts directly or indirectly any consulting, advisory, or other compensatory fee from Harley-Davidson or any of its subsidiaries, except that compensatory fees do not include fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Harley-Davidson (provided that the compensation is not contingent in any way on continued service)

•	is an affiliated person of Harley-Davidson or any of its subsidiaries

Indirect acceptance of any consulting, advisory or other compensatory fee includes:

•	acceptance of a fee by a spouse, a minor child or stepchild, or a child or stepchild sharing a home with the Audit Committee member

•

acceptance of a fee by an entity in which the Audit Committee member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to Harley-Davidson or any of its subsidiaries

Board Committees

The Board has three committees: the Audit Committee, the Human Resources Committee and the Nominating and Corporate Governance Committee. The Corporate Governance page of our website located at http://www.harley-davidson.com contains the charter for each of the committees.

Audit Committee

Members:	During 2010, the members of the Audit Committee were directors Richard I. Beattie, Judson C. Green, N. Thomas Linebarger, George L. Miles, Jr. and James A. Norling (Chairperson).

Number of Meetings in 2010: 9

Audit Committee Purpose:

The Audit Committee Charter provides that the Audit Committee will assist the Board in fulfilling its oversight responsibility relating to:

•	the integrity of our financial statements and the financial reporting process;

•	the systems of internal control over financial reporting;

•	the maintenance of the Financial Code of Ethics;

•	the internal audit function;

•	the retention, compensation and termination of the independent registered public accounting firm;

•	the annual independent audit of our financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	our compliance with legal and regulatory requirements; and

•	risk management.

In December 2010, the Audit Committee reviewed the Audit Committee Charter and recommended proposed changes to the Board for approval. The Board approved the revised Audit Committee Charter in December 2010, and shareholders can find it on our website located at http://www.harley-davidson.com.

The Board has determined that all members of the Audit Committee are independent and financially literate under the audit committee requirements of New York Stock Exchange rules. The Board has also determined that Messrs. Green, Linebarger and Miles are audit committee financial experts within the meaning of SEC rules. The section below under the heading “Audit Committee Report” discusses the functions of the Audit Committee and its activities during fiscal year 2010.

Human Resources Committee

Members:	During 2010, the members of the Human Resources Committee were directors R. John Anderson (as of December 7, 2010), Martha F. Brooks, George H. Conrades (Chairperson), Sara L. Levinson and Jochen Zeitz.

Number of Meetings in 2010: 5

Human Resources Committee Purpose:

The Human Resources Committee Charter provides that the Human Resources Committee should:

•

review the annual performance of the Chief Executive Officer (“CEO”) with input from the independent directors of the Board and make recommendations to the independent directors about the CEO’s total compensation;

•	review and approve the total compensation of our executive officers (other than the CEO) on an annual basis with input from the CEO;

•	review overall compensation policies and plans for executive officers and other employees and, if necessary, recommend plans to shareholders;

•

produce a report on compensation for inclusion in our proxy statement in accordance with applicable rules and regulations and review the Compensation Discussion and Analysis that we must include in our proxy statement;

•	exercise the authority of the Board to adopt and amend compensation plans for executive officers and other employees and recommend plans to shareholders;

•	evaluate company management performance overall and provide recommendations regarding management successors;

•	make recommendations regarding and monitor stock ownership levels of our executive officers and senior leaders as set forth in our Stock Ownership Guidelines;

•	review potential conflicts of interest and any other potential Code of Business Conduct violations by any of our executive officers (other than the CEO);

•	review the disclosure of any waivers of such conflicts or other Code of Business Conduct violations for executive officers (other than the CEO);

•	make determinations regarding shareholder advisory votes on compensation of named executive officers; and

•	review our policies applicable to executive officers regarding trading and hedging involving company securities.

In December 2010, the Human Resources Committee reviewed the Human Resources Committee Charter and recommended proposed changes to the Board for approval. The Board approved the revised Human Resources Committee Charter in December 2010, and shareholders can find it on our website located at http://www.harley-davidson.com.

The Board of Directors has determined that all members of the Human Resources Committee are independent under the New York Stock Exchange rules.

The CEO had the responsibility for determining salary levels of other executives in 2010. Senior Leaders recommended salaries for other Senior Leaders that report to them, and the CEO approved the salaries for Senior Leaders at the vice president level and above before providing them to the Human Resources Committee for review during the February Human Resources Committee meeting. Beginning in 2011, we have adjusted this process so that the CEO recommends base salary changes for the Executive Leadership Team to the Human Resources Committee for final approval. The Human Resources Committee also has overall responsibility for reviewing total direct compensation (consisting of base salaries, short-term incentive compensation and long-term incentive compensation) for our employees who are at least at the vice president level. In addition, the Human Resources Committee reviews other aspects of compensation, such as deferred compensation plans, perquisite payments and health and welfare plans.

The Human Resources Committee is also responsible for reviewing the annual performance of the CEO with input from the independent directors of the Board who comprise the Nominating Committee. Based upon the review of the annual performance of the CEO and competitive market data, the Human Resources Committee develops a compensation package for the CEO and recommends the CEO’s compensation package to the Nominating Committee for approval.

The Human Resources Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its responsibilities. The Human Resources Committee retained the services of Semler Brossy Consulting Group, LLC as its outside executive compensation advisor through June 2010. Beginning in August 2010, the Human Resources Committee engaged Meridian Compensation Partners, LLC. The representative of Meridian reports to the chairperson of the Human Resources Committee. On an annual basis, the Human Resources Committee reviews and approves the scope of Meridian’s services regarding executive compensation, its performance and fees related to work Meridian performed for the Human Resources Committee. The Human Resources Committee retains the right to terminate Meridian’s services at any time. Meridian’s primary responsibilities to the Human Resources Committee include providing:

•	Independent competitive market data and advice related to our CEO’s compensation level and incentive design;

•	A review of our compensation levels, performance goals and incentive designs for the named executive officers; and

•	Benchmark data on executive compensation.

Currently, Meridian does no work for us beyond its engagement by the Human Resources Committee and assisting the Nominating Committee with benchmarking director compensation.

The Human Resources Committee annually approves several Short-Term Incentive Plans (“STIPs”) to motivate and reward the performance of employees of the Motor Company, HDFS and Harley-Davidson. Our STIPs have broad-based participation and provide an opportunity to earn annual cash awards based upon performance during the course of our fiscal year relative to financial goals or other performance objectives. Prior to the beginning of each year, the Human Resources Committee reviews and approves Financial STIP and Leadership STIP performance measures and goals. The Human Resources Committee also reviews and approves target STIP opportunities for our Executive Leadership Team. Upon the completion of the fiscal year, the Human Resources Committee determines the extent to which actual performance satisfies the defined performance goals for each STIP.

The Human Resources Committee also determines whether supplemental incentive plans are necessary or appropriate. If the Human Resources Committee determines that a supplemental incentive plan is necessary or appropriate, then the Human Resources Committee approves the performance measures, the goals and the participants for the supplemental incentive plan. The Human Resources Committee did not approve any supplemental incentive plans during 2010.

In general, we grant equity-based long-term incentives annually in February. In the case of the CEO, the Human Resources Committee recommends an equity award for the CEO to the Nominating Committee for review and approval. The Human Resources Committee has authorized the CEO to make equity grants to employees in certain instances, including to help recruit a new employee or retain a current employee or to reward an employee for exceptional service or such other instance that the CEO believes is in our best interest. The CEO may grant awards of stock options and stock appreciation rights that involve not more than 100,000 shares of our common stock in the aggregate annually and not more than 25,000 shares of common stock to any one employee and/or a person engaged to become an employee. The CEO may also grant awards of restricted stock, restricted stock units and shares of our common stock that involve not more than 50,000 shares of our common stock in the aggregate annually and not more than 10,000 shares of common stock to any one employee and/or a person engaged to become an employee. The CEO may not grant equity awards to members of the Executive Leadership Team.

The Human Resources Committee has adopted a number of policies and agreements to further the goals of the executive compensation program and to strengthen the alignment of interests of executives with the long-term interests of shareholders. These include Stock Ownership Guidelines for executives that we describe beginning on page 54

We also provide benefits to our executives that are the same benefits received by salaried employees in general. They include medical and dental benefits, retirement plans, employee savings plans, death benefits and deferred compensation plans for eligible employees. Management reviews these programs periodically, generally with the aid of an outside consultant, and revises them when necessary. In addition, the Human Resources Committee periodically reviews aspects of these programs.

Nominating and Corporate Governance Committee

Members:	During 2010, the members of the Nominating Committee were directors Barry K. Allen, R. John Anderson (as of December 7, 2010), Richard I. Beattie (Chairperson), Martha F. Brooks, George H. Conrades, Judson C. Green, Sara L. Levinson, N. Thomas Linebarger, George L. Miles, Jr., James A. Norling and Jochen Zeitz.

Number of Meetings in 2010: 4

Nominating Committee Purpose:

The Nominating Committee Charter provides that the Nominating Committee should:

•	identify and make recommendations to the Board on individuals qualified to serve as Board members consistent with the criteria that the Board has approved;

•	identify and make recommendations to the Board on individuals qualified to serve as our CEO;

•	review and recommend the renomination of current directors;

•	review and recommend committee appointments;

•	lead the Board in its annual review of the Board’s and its committees’ performance;

•	approve goals and objectives for our CEO and review our CEO’s annual performance;

•	review and approve our CEO’s total compensation as recommended by the Human Resources Committee;

•	maintain our Code of Business Conduct;

•	maintain a process for review of potential conflicts of interest;

•	review potential conflicts of interest and other potential Code of Business Conduct violations by our CEO or directors;

•	review the disclosure of any waivers of conflicts of interest or other Code of Business Conduct violations by our CEO or directors;

•	review and reassess annually our Corporate Governance Policy and recommend any proposed changes to the Board for approval;

•	take a leadership role in shaping the corporate governance of the company;

•	exercise the authority of the Board to adopt, administer and amend compensation plans for directors and recommend those plans to shareholders;

•	make recommendations regarding and monitor stock ownership levels of the members of the Board as set forth in our Stock Ownership Guidelines;

•	review our policies applicable to directors regarding trading and hedging involving company securities; and

•	perform other related tasks, such as studying and making recommendations to the Board concerning the size, committee structure or meeting frequency of the Board.

In December 2010, the Nominating Committee reviewed the Nominating Committee Charter and recommended proposed changes to the Board for approval. The Board approved the revised Nominating Committee Charter in December 2010, and shareholders can find it on our website located at http://www.harley-davidson.com.

The Board has determined that all members of the Nominating Committee are independent under New York Stock Exchange rules.

The Nominating Committee Charter outlines the criteria for identifying and recommending new candidates to serve on the Board. In considering any potential candidate for the Board, the Nominating Committee considers the following qualifications:

•	principal employment;

•	expertise relevant to the company’s business;

•	whether the potential candidate will add diversity to the Board, including whether the potential candidate brings complementary skills and viewpoints;

•	time commitments, particularly the number of other boards on which the potential candidate may serve;

•	independence and absence of conflicts of interest under New York Stock Exchange rules and other laws, regulations and rules;

•	financial literacy and expertise; and

•	personal qualities including strength of character, maturity of thought process and judgment, values and ability to work collegially.

The Nominating Committee’s charter has long required the committee to consider diversity in its process of selecting director nominees. Specifically, the Nominating Committee evaluates each candidate for director on, among other things, the basis of the diversity that he or she would bring to the Board, including with respect to business and professional experiences, skills, ethnicity and gender. We believe this policy has been effective in the creation of a Board comprised of diverse members and that the composition of the current Board reflects the Nominating Committee’s consideration of diversity in its evaluation and nomination process.

The Nominating Committee will consider candidates that shareholders recommend. Shareholders may recommend candidates for the Nominating Committee to consider by writing to the

Nominating Committee in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Nominating Committee’s policy regarding director candidates that shareholders recommend and the process for evaluating the nominees are as follows:

•

If a shareholder has complied with procedures to recommend director candidates that the Nominating Committee has established, then the Nominating Committee will consider director candidates that the shareholder has recommended for available seats on the Board.

•

In making recommendations to the Board of one or more candidates to serve as a director, the Nominating Committee will examine each director candidate on a case-by-case basis regardless of who recommended the candidate. The Nominating Committee evaluates candidates in the same manner whether a shareholder or the Board has recommended the candidate.

•

In general, for each candidate that any person or group brings to the attention of the Nominating Committee for consideration for nomination as a director, the chairperson of the Nominating Committee will first make a determination whether the Nominating Committee should consider the candidate at that time based on factors the chairperson deems relevant, including our current need for qualified candidates and the chairperson’s view as to whether the candidate has sufficient qualifications for further consideration for nomination as a director.

•

If the chairperson makes a determination that the Nominating Committee should consider the candidate, then the chairperson will report that determination to the Nominating Committee and communicate all relevant information to the Nominating Committee.

•

Each Nominating Committee member is responsible for sending feedback on a candidate to the chairperson. The Nominating Committee may take any additional steps it deems necessary to determine whether to recommend the candidate to the full Board.

To enable the Nominating Committee to consider a shareholder recommendation in connection with the 2012 annual meeting of shareholders, we must receive the recommendation on or before November 25, 2011.

Submitting a shareholder recommendation to the Nominating Committee does not ensure that shareholders will have an opportunity to vote on the shareholder’s candidate because the Nominating Committee may determine not to recommend the candidate to the full Board or the full Board may determine not to recommend the candidate to shareholders. Any shareholder who wants to ensure that shareholders will have an opportunity to vote on the shareholder’s candidate may nominate the director candidate for the shareholders to vote on at the 2012 annual meeting of shareholders, in addition to recommending the candidate to the Nominating Committee, by giving written notice to our Secretary in advance of the 2012 annual meeting. To give that notice, a shareholder must comply with the terms and time periods of our Restated Articles of Incorporation. Our Restated Articles of Incorporation state that a shareholder must give written notice that complies with the Restated Articles of Incorporation to our Secretary not less than 60 days before the date in 2012 corresponding to the date we released this Proxy Statement to our shareholders. Because we anticipate mailing this Proxy Statement on March 25, 2011, we must receive notice of a nomination for a director candidate for shareholders to consider at the 2012 annual meeting of shareholders no later than January 24, 2012. Even if a shareholder delivers a timely notice and otherwise complies with the terms and time periods of our Articles of Incorporation, we will not be obligated to name the shareholder’s candidate in our proxy materials.

The Nominating Committee is responsible for establishing, reviewing and revising compensation we pay to our directors. The Nominating Committee, working with management and third party compensation consultants and reviewing benchmarked data from a comparator group of companies, determines director compensation that it believes is competitive with these companies. The Nominating Committee periodically reviews and revises, when necessary, the Director Compensation Policy, generally with the aid of a compensation consultant. The Nominating Committee most recently revised this policy in April 2009 to provide for reduced compensation for nonemployee members of the Board of Directors.

The following summarizes director committee membership as of the date of this Proxy Statement (*Indicates Chairperson):

Nominating and Corporate Governance Committee	Audit Committee
Barry K. Allen, Chairman	Richard I. Beattie
R. John Anderson	Judson C. Green
Richard I. Beattie*	N. Thomas Linebarger
Martha F. Brooks	George L. Miles, Jr.
George H. Conrades	James A. Norling*
Judson C. Green
Sara L. Levinson	Human Resources Committee
N. Thomas Linebarger	R. John Anderson
George L. Miles, Jr.	Martha F. Brooks
James A. Norling	George H. Conrades*
Jochen Zeitz	Sara L. Levinson
Jochen Zeitz

Board Meetings, Attendance, Executive Sessions and Annual Meeting Attendance

In 2010, there were five regularly scheduled meetings of the Board, two of which were telephonic meetings, and two special meetings of the Board which were both telephonic meetings. All current directors attended at least 75% of the meetings of the Board and the committees on which they served during 2010, except Mr. Zeitz who attended 69% of the meetings. Mr. Zeitz resides in Europe and, as a result, has had some difficulty attending all Board and committee meetings.

The Board met in executive sessions during all regularly scheduled meetings (except some of the telephonic meetings), without management present, and plans to continue that practice going forward. On April 26, 2010, the Board elected Mr. Allen as Chairman of the Board. As independent Chairman of the Board, he presides over these executive sessions. Mr. Allen previously served as the presiding director of the Board since 2002.

Unless a director has a conflict in his or her schedule, we expect all directors to attend the Annual Meeting of Shareholders. All of our directors attended our 2010 annual meeting of shareholders and were available to answer any shareholder questions, except for Mr. Zeitz.

Leadership Structure

Mr. Allen, who is one of our independent directors, currently serves as our Chairman of the Board. The Board has had a Chair who is not the Chief Executive Officer and not otherwise a company executive since 2005. The Board has determined that the most effective Board leadership structure for the company at the present time is for the Chief Executive Officer and Chair positions to be separate. The Board believes at this time that continuing to separate the CEO and Chairman roles will enable the CEO to focus on the business strategy and operations of the company, while Mr. Allen will provide the continuity of leadership of the Board necessary for the Board to fulfill its responsibilities. The Board retains the authority to modify this structure as and when appropriate to best address the company’s unique circumstances and to advance the best interests of all shareholders.

The Board’s Role in the Oversight of Risk

While the Board has the ultimate responsibility for oversight of the risk management process, various committees of the Board have a role in the oversight of risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an assessment of the company’s systems to monitor and manage business risk from our independent registered public accounting firm. Internal audit regularly reviews risk management processes and internal controls with the Audit Committee. The Audit Committee also receives a report at each regular Audit Committee meeting on legal and compliance matters. In addition, the Human Resources Committee reviews our compensation programs for compensation risk as we describe more fully on page 88.

Risk management is an integral part of our annual strategic planning process. The entire Board reviews the strategic risk management plan at least annually.

Shareholder Communication with the Board

Shareholders and other parties interested in communicating directly with the Chairman of the Board may do so by writing to the Chairman of the Board, Barry K. Allen, in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Communications may be made to the Chairperson of the Audit Committee, James A. Norling, by writing to Chairperson, Audit Committee in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Board also has a process for shareholders to communicate with other directors. The Corporate Governance page of our website lists all current members of the Board. Shareholders and other parties interested in communicating with directors may do so by writing to that director in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. We open and forward all mail to the director specified in the communication.

CERTAIN TRANSACTIONS

Policies and Procedures Governing Related Person Transactions

In December 2002, our Nominating Committee adopted a written policy regarding transactions with related persons. The committee amended this policy, which we refer to as our Conflict of Interest Process for Directors, Executive Officers and Other Employees, in December 2003.

Under the policy, the chair of the Nominating Committee reviews any potential conflict that arises and is reported for our CEO or a director. If the chair of the Nominating Committee determines that an actual conflict exists, then the entire Nominating Committee reviews the potential conflict of interest. If our Nominating Committee determines that an actual conflict exists, the committee decides whether to waive the conflict or require the CEO or director to remove the conflict. Any conflicts that are waived by our Nominating Committee are promptly disclosed to our shareholders.

Our Vice President and General Counsel reviews any potential conflict that arises for any executive officer (other than our CEO and the Vice President and General Counsel). Our CEO reviews any potential conflict that arises for our Vice President and General Counsel. If the Vice President and General Counsel or CEO determines that an actual conflict exists, the chair of the Human Resources Committee reviews the potential conflict. If the chair of the Human Resources Committee determines that an actual conflict exists, the entire Human Resources Committee reviews the potential conflict of interest. If our Human Resources Committee determines that an actual conflict exists, the committee decides whether to waive the conflict or require the officer to remove the conflict. Any conflicts that are waived by our Human Resources Committee are promptly disclosed to our shareholders.

Our Vice President and General Counsel reviews any potential conflict that arises and is reported for any of our other employees. He determines whether an actual conflict exists and what, if any, steps need to be taken.

Certain Transactions

Mr. Conrades, a director, is the Executive Chairman of Akamai Technologies, Inc. We have continued a commercial relationship with Akamai that existed before Mr. Conrades joined the Board of Directors under which Akamai provides Internet content distribution services to the company. The relationship does not prevent Mr. Conrades from qualifying as an independent director under the Board’s categorical independence standards. The Nominating Committee has considered this relationship under our Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that the relationship existed before Mr. Conrades joined the Board. In addition, the fees we paid to Akamai were negotiated on an arm’s length basis and are well within the categorical independence standards that the Board has adopted that we describe beginning on page 38.

Mr. Linebarger, a director, is the President and Chief Operating Officer of Cummins, Inc. We have continued a commercial relationship with Cummins that existed before Mr. Linebarger joined the Board of Directors under which we have purchased exhaust parts and components from Cummins Emission Solutions, Cummins Filtration and Cummins Power, subsidiaries of Cummins. The relationship does not prevent Mr. Linebarger from qualifying as an independent director under the Board’s categorical independence standards. The Nominating Committee has considered this relationship under our Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that the relationship existed before Mr. Linebarger joined the Board. In addition, the prices we pay to Cummins were negotiated on an arm’s length basis and are well within the categorical independence standards that the Board has adopted that we describe beginning on page 38.

Mr. James is Chairman, Chief Executive Officer and an equity owner of Deeley Harley-Davidson Canada/Fred Deeley Imports Ltd. (“Deeley Imports”), the exclusive distributor of the company’s motorcycles in Canada. The company in 2010 recorded revenue and financial services income from Deeley Imports of $158.7 million and had an accounts receivable balance due from Deeley Imports of $21.0 million as of December 31, 2010. We anticipate that we will do a similar amount of business with Deeley Imports in 2011. The Nominating Committee has considered this relationship under our Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that we provided the products and services that generated the revenue and income from Deeley

Imports in the ordinary course of business at prices and on terms and conditions that we believe are the same as those that would result from arm’s length negotiations between unrelated parties.

Mr. Wandell’s brother is a regional sales representative for a division of Whelen Engineering Company, Inc. Whelen Engineering manufactures and sells globally a wide range of lighting and power supply products for automotive, motorcycle and aviation applications. The company has purchased lighting and warning siren motorcycle components for its police and fire/rescue division from Whelen Engineering for many years predating Mr. Wandell’s employment with the company, which began in 2009. The company’s total annual purchases from Whelen Engineering over the last five years were $790,018 (2006), $1,252,052 (2007), $817,975 (2008), $1,126,812 (2009) and $751,181 (2010). At Mr. Wandell’s direction, the company has implemented a process for the company’s General Counsel to review the competitiveness of all purchases the company makes from Whelen Engineering. The chairman of the Nominating and Corporate Governance Committee has considered this relationship under the company’s Conflict of Interests Process for Directors and Executive Officers. The chairman has determined that no actual conflict of interest exists as a result of the company’s relationship with Whelen Engineering on the basis that Whelen Engineering has had a historical relationship with the company predating Mr. Wandell’s employment with the company, the amount of the company’s purchases from Whelen Engineering have continued at similar levels since Mr. Wandell’s employment, and the company’s purchases from Whelen Engineering are determined based on competitive bids.

COMMON STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 10, 2011 with respect to the ownership of our common stock by each director, our NEOs, all directors and executive officers as a group and each person or group of persons that we know to own beneficially more than 5% of our stock.

Beneficial Ownership Table

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares(2)		Percent of Class	Shares Issuable Upon Exercise of Stock Options(3)
Barry K. Allen	46,842	(4)	*	2,400
R. John Anderson	3,467		*	0
Richard I. Beattie	33,134		*	2,400
Martha F. Brooks	11,707	(5)	*	0
George H. Conrades	83,510		*	1,800
Judson C. Green	17,486	(6)	*	0
Lawrence G. Hund	36,638	(7)	*	0
Donald A. James	428,214	(8)	*	2,400
Paul J. Jones	17,236		*	0
Matthew Levatich	163,642		*	93,839
Sara L. Levinson	19,971		*	2,400
N. Thomas Linebarger	12,879		*	0
George L. Miles, Jr.	15,086		*	0
James A. Norling	24,541	(9)	*	2,400
John A. Olin	122,897		*	90,273
Keith E. Wandell	345,901		*	121,877
Jochen Zeitz	11,400		*	0
All Directors and Executive Officers as a Group (21 Individuals)	1,557,715		*	430,069
BlackRock, Inc. (10)	14,015,134		5.96%
Capital Research Global Investors (11)	17,967,500		7.64%	0
Davis Selected Advisers, L.P. (12)	24,912,970		10.60%	0

* The amount shown is less than 1% of the outstanding shares of our common stock.

(1) Except as otherwise noted, all persons have sole voting and investment power over the shares listed. In all cases, information regarding such power is based on information that the individual beneficial owners provide to us.

(2) Includes shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 10, 2011 and shares of common stock held in our 401(k) Plan and our Dividend Reinvestment Plan, as of March 10, 2011. For the executive officers, the number of shares also includes shares of unvested restricted stock granted under the Harley-Davidson, Inc. 2004 Incentive Stock and/or the Harley-Davidson, Inc. 2009 Incentive Stock Plan, as of March 10, 2011, as follows: Mr. Hund—34,505, Mr. Jones,—17,121, Mr. Levatich—49,472, Mr. Olin—24,771 and Mr. Wandell - 210,855 shares, and All Directors and Executive Officers as a Group—372,506 shares.

For the named executive officers, the number of shares of unvested restricted stock as of December 31, 2010 is set forth in the table below entitled “Outstanding Equity Awards at December 31, 2010.” Restricted stock granted in February 2011 was granted pursuant to the Harley-Davidson, Inc. 2009 Incentive Stock Plan, one-third of the shares of restricted stock vest on each of the first three anniversaries of the date of grant, and the shares are subject to forfeiture until vested.

(3) Includes only stock options exercisable within 60 days of March 10, 2011.

(4) The Barry K. Allen Revocable 1990 Living Trust held 22,156 shares of common stock for the primary benefit of Mr. Allen. Mr. Allen has shared voting and investment power over the shares held in the trust.

(5) Ms. Brooks disclaims beneficial ownership of 275 shares of common stock that are held by her adult son. A trust held 4,000 shares, and Ms. Brooks’ husband serves as Trustee of this trust.

(6) The Green Family Trust held 6,570 shares of common stock for the primary benefit of Mr. Green and Joyce Green, his spouse. Both share voting and investment power over the shares held in the trust.

(7) Mr. Hund’s spouse held 1,619 shares.

(8) Deeley Imports held 393,675 shares of common stock. Mr. James has sole voting power and shared investment power over the shares.

(9) Heritage Ventures, Ltd. held 8,000 shares of common stock. Mr. Norling has sole voting and investment power over the shares.

(10) We derived the information from a Schedule 13G that BlackRock Inc., an investment adviser, filed with the company and the SEC on February 4, 2011. As of December 31, 2010, BlackRock Inc. had sole voting power over 14,015,134 shares, shared voting power over zero shares, no voting power over 14,015,134 shares, sole investment power over 14,015,134 shares and shared investment power over zero shares. BlackRock Inc. is located at 40 East 52nd Street, New York, NY 10022.

(11) We derived the information from a Schedule 13G/A that Capital Research Global Investors, a division of Capital Research and Management Company, an investment company and investment adviser, filed with the company and the SEC on February 11, 2011. As of December 31, 2010, Capital Research Global Investors was deemed to be the beneficial owner of 17,967,500 shares as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. As of December 31, 2009, Capital Research Global Investors had sole voting power over 15,967,500 shares, shared voting power over zero shares, sole investment power over 17,967,500 shares and shared investment power over zero shares. Capital Research Global Investors is located at 333 South Hope Street, Los Angeles, California 90071.

(12) We derived the information from a Schedule 13G/A that Davis Selected Advisers, L.P., an investment adviser, filed with the company and the SEC on February 14, 2011. As of December 31, 2010, Davis Selected Advisers had sole voting power over 23,083,113 shares, shared voting power over zero shares, no voting power over 1,829,857 shares, sole investment power over 24,912,970 shares and shared investment power over zero shares. Davis Selected Advisers is located at 2949 East Elvira Road, Suite 101, Tucson, Arizona 85756.

Stock Ownership Guidelines

The Board of Directors originally approved Stock Ownership Guidelines in 2002. The Board most recently revised the Stock Ownership Guidelines in February 2011. The revised Stock Ownership Guidelines apply to directors and approximately 40 of our top leaders. Under the revised Stock Ownership Guidelines, all directors must hold 15,000 shares of our common stock and certain members of the Senior Leadership Group must hold at least 15,000 to 200,000 shares of our common stock (including vested stock options and stock appreciation rights). Each director has until the later of September 2014 or five years after the date of election as a director if after September 2009 to accumulate the appropriate number of shares. The Senior Leadership Group members who must comply have until the later of September 2014 or five years from the date the Stock Ownership Guidelines become applicable to them to accumulate the appropriate number of shares. We describe the Stock Ownership Guidelines more fully beginning on page 69.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. Based on our review of the copies of Forms 3 and 4 (and any amendments) filed with the SEC and the written representations of our directors and executive officers, we believe that, during fiscal 2010 and to date in 2011, our directors, executive officers, and beneficial owners of more than 10% of our common stock complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

In 2010, we made substantial progress towards the long-term business strategy that we announced in 2009. This business strategy is centered on our four key pillars: growth, continuous improvement, leadership development and sustainability. During 2010, we substantially improved our financial performance when compared to 2009 including the creation of approximately $2.4 billion in total shareholder return in the 2010 fiscal year.

	2010	2009	% Increase
Income from Continuing Operations (millions)	$259.7	$70.6	267%
Income from Continuing Operations (per share)	$1.11	$0.30	270%
Operating Income (millions)	$560.6	$195.5	187%
Stock Price Increase	$34.67	$25.20	38%

Management’s positioning of our company during the economic downturn in fiscal 2009—cutting costs and through continuous improvement in manufacturing, product development and business operations—facilitated our achievement of these results.

We believe we have structured our executive compensation programs in the best manner possible to support our company, to attain our business objectives, to support the type of corporate culture we desire and to deliver meaningful shareholder value. The following table provides an executive summary of our compensation programs:

Compensation Program/ Element	General Description	Strategic Objective of Compensation Program/Element
Annual Base Salary	We set base salaries by starting with salaries midpoints, which are approximately at the competitive market median, and make adjustments based upon performance, experience and the potential for advancement.	Provides fixed compensation based on position, experience and tenure.
Financial Short-term Incentive Plans (STIPs)	Our Financial STIPs have broad-based participation and provide an opportunity to earn annual cash awards.	Provide incentive for short-term incentive goals and other performance objectives that the Board determines to be important at the beginning of the year.
Leadership STIP	The Leadership STIP provides our senior leaders the opportunity to earn incentive compensation above the amounts that they could earn under the Financial STIP or lose incentive compensation based upon their demonstration of leadership behaviors.	Encourages executives to achieve goals and objectives in accordance with specific leadership behaviors including courage; creativity; accountability; drive for results; respect for others, integrity, and diversity.
Long-term Incentives	Our long-term incentive program consists of stock options and restricted stock (both of which vest over three years) and a cash award (three-year cliff vesting).	Long-term incentives are a key component of total compensation and their purpose is to: (1) focus key employees on our long-term financial success and growth, (2) align the interests of key employees with those of shareholders and (3) encourage retention of key executives.
Other Benefits	We provide the following additional benefits to our senior leaders: medical, dental, retirement benefits, deferred compensation plans, life insurance-related benefits, employee savings plans and cash perquisites	We have designed the benefits to be competitive within typical market practices.

We discuss our compensation plans and philosophy in greater detail in this Compensation Discussion and Analysis.

Introduction

This Compensation Discussion and Analysis addresses our compensation programs and policies for fiscal year 2010 and how they affected executives in our Senior Leadership Group (to whom we refer as our Senior Leaders), which we describe in more detail beginning on page 7. The Senior Leaders include the following Named Executive Officers (NEOs):

•	President and Chief Executive Officer, Harley-Davidson, Inc.

•	President and Chief Operating Officer, Harley-Davidson Motor Company

•	Senior Vice President and Chief Financial Officer, Harley-Davidson, Inc.

•	President, Harley-Davidson Financial Services

•	Vice President, General Counsel & Secretary, Harley-Davidson, Inc.

We believe that our employees are a sustainable long-term competitive advantage for our organization. We compete to attract and retain executive and employee talent primarily with companies for whom engineering, manufacturing and the maintenance of a strong product brand and marketing focus are important parts of their businesses. The compensation programs and policies we have developed and implemented enable us to compete for these qualified and talented employees.

In 2010, these executive compensation programs and policies included the following:

•	base salary;

•	annual cash incentive compensation;

•	long-term incentive awards;

•	perquisite payments (cash payments made in lieu of receiving other benefits such as a car, motorcycle and payment of club dues), and other limited perquisites;

•	retirement benefits;

•	non-qualified deferred compensation plans; and

•	life insurance-related benefits, including payments in lieu of post retirement life insurance.

Our Senior Leaders are also eligible to participate in other benefit plans that are generally available to our salaried employees. In certain special circumstances, such as newly-hired executives or for special retention or recognition, we provide compensation outside of these regular executive compensation programs. We discuss these special awards in this Compensation Discussion and Analysis where it affects our NEOs. Also, for Senior Leaders located outside the United States, we customize our compensation and benefits to meet local market, tax, regulatory and competitive practices.

Oversight of Executive Compensation

For 2010, the Human Resources Committee had overall responsibility for reviewing total direct compensation—consisting of base salaries, short-term incentive compensation, long-term incentive compensation and perquisites—for our vice presidents and above. In addition, the Human

Resources Committee reviews other aspects of compensation, such as deferred compensation plans and health and welfare plans. Beginning in 2011, the Human Resources Committee has overall responsibility for approving the compensation of our Executive Leadership Team other than the Chief Executive Officer. Our Executive Leadership Team is a subset of our Senior Leaders comprised of our Executive Officers. For 2010 and continuing in 2011, the Nominating and Corporate Governance Committee approves the compensation of the Chief Executive Officer with input from the Human Resources Committee. During 2010, the Human Resources Committee consisted of the following directors: Martha F. Brooks, George H. Conrades (Chairperson), Sara L. Levinson, Jochen Zeitz and, commencing December 7, 2010, R. John Anderson.

We describe the responsibilities and functions of the Human Resources Committee more fully in the “Corporate Governance Principles and Board Matters—Human Resources Committee” section beginning on page 41.

Use of Advisors

The Human Resources Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. For 2009 and into 2010, the Human Resources Committee retained the services of Semler Brossy as its outside executive compensation advisor. After a thorough review process, the Human Resources Committee hired Meridian Compensation Partners, LLC as its new outside executive compensation advisor in August 2010. We describe the independent advisor’s primary responsibilities and reporting obligations more fully in the “Corporate Governance Principles and Board Matters—Human Resources Committee” section beginning on page 41. During 2010, neither advisor performed services for the company beyond its engagement with the Human Resources Committee.

With the assistance of its outside executive compensation advisor, the Human Resources Committee has looked to a group of comparator companies that it believes to be similar to Harley-Davidson in business characteristics and economics. These companies generally have had some characteristics that were similar to ours, such as being within a selected range of revenue and market capitalization and having engineering and manufacturing or the maintenance of a strong product brand and marketing focus as key attributes. Annually, the Human Resources Committee has reviewed compensation levels and reward practices of these comparator companies as disclosed in their respective proxy statements. In February 2010, the Human Resources Committee, based upon input from its outside executive compensation advisor, approved the use of the following organizations as our comparator group for compensation and reward practices (even though not all peer organizations demonstrate all selection attributes):

Avon Products, Inc.	The Hershey Company
BorgWarner, Inc.	Mattel, Inc.
Campbell Soup Co.	PACCAR Inc.
The Clorox Co.	Pentair
Cummins Inc.	Precision Castparts Corp.
Energizer Holdings, Inc.	Rockwell Collins, Inc.
Fortune Brands Inc.	The Stanley Works
Harman International Industries	Starbucks Corporation

In addition to the compensation data for these comparator companies, the outside executive compensation advisor provided the Human Resources Committee and management with its analysis of a broader set of data from leading compensation surveys as additional market reference points for various components of compensation for the NEOs. The additional compensation survey sources that we used for benchmarking purposes included Towers Perrin’s Executive Compensation Database and Hewitt’s Total Compensation Management Executive Compensation Survey. We have included lists of all of the companies in these surveys in the Corporate Governance section on our website at http://files.shareholder.com/downloads/HDI/1144681638x0x358020/78f3066d-d431-4563-9d81-3aa8da4ceaa5/CompensationSurveyParticipants.pdf. We have utilized general industry data from these surveys and, where available by survey, manufacturing industry data. We size-adjusted all survey data, using regression analysis to normalize to a revenue size of $5.5 billion where regression relationships existed and using similarly-sized tabular data where regression relationships were not available. We benchmarked NEO compensation versus competitive medians based upon survey data and proxy statement data, weighted equally where appropriate matches were available. The Human Resources Committee believes that this survey data, together with the proxy statement data from the comparator group, accurately defines competitive market compensation levels for executive talent.

In December 2010, the Committee approved a revised peer group. Based on discussions with management and the outside executive compensation adviser, the Committee decided to utilize market data from two peer groups going forward as comparator groups for compensation and reward practices for 2011 pay decisions due to the uniqueness of Harley-Davidson. One group consists of companies for whom the maintenance of a strong product brand is a key attribute and a second group consists of companies for whom manufacturing and engineering are key attributes. The outside advisor communicated its view that companies that maintain a strong product brand have significantly different compensation philosophies and practices, so it was not appropriate to combine these companies with manufacturing companies in a single group.

Executive Compensation Philosophy

Our compensation philosophy emphasizes pay for performance. We target base salary midpoints for our Senior Leaders, including our NEOs, at approximately the market median, with actual pay levels varying around the midpoints based upon factors such as performance and experience as we discuss more fully below. We target short-term incentive opportunities and long-term awards at approximately the market median. The goal is to provide an opportunity for total direct compensation that is competitive and sufficient to attract, motivate and retain executives.

Our executive compensation philosophy is designed to:

•	Provide a competitive compensation opportunity to allow us to attract, retain and appropriately motivate key talent.

•

Provide a significant portion of pay based on performance (incentive compensation), so that actual compensation paid will vary up and down with our performance. The portion of pay based upon performance increases for more senior executive positions.

•

Align executive and shareholder interests by linking incentive pay primarily to key quantitative financial results. We further enhance this alignment by using equity-based grants. The value that participating executives realize from such grants depends upon our share price.

•

Create alignment with executives and shareholders by rewarding executives for the achievement of strategic goals and business strategies that successfully drive our operations and provide strong financial results, thereby enhancing shareholder value.

•	Differentiate executive pay to recognize critical skills, leadership contributions and (current and future potential) impact on the organization’s success.

•	Provide a total compensation opportunity that is at the market 50th percentile for a similar-sized business subject to differences by individual within a range of plus or minus 20%.

Components of the Executive Compensation Program

The compensation packages of our Senior Leaders, and more specifically for NEOs, consist of several elements. The primary elements include:

Base Salary.     Base salaries provide Senior Leaders with a portion of total compensation that is fixed. We set base salaries by starting with salary midpoints which are approximately at the competitive market median. We then make adjustments on a subjective basis based upon an executive’s individual performance and their accomplishment of key initiatives as determined by the assessment of their supervisor, the length and nature of the executive’s experience, their competency in the position and the potential for advancement.

The CEO had the responsibility for determining salary levels of other executives in 2010. Senior Leaders recommended salaries for other Senior Leaders that report to them, and the CEO approved the salaries for Senior Leaders at the vice president level and above before providing them to the Human Resources Committee for review during the February Human Resources Committee meeting. Base salary increases generally become effective as of March 1. In February 2010, the Human Resources Committee reviewed the CEO’s salary increase recommendations for other Senior Leaders at the vice president level and above, including the NEOs other than the CEO. Beginning in 2011, we have adjusted this process so that the CEO recommends base salary changes for the Executive Leadership Team to the Human Resources Committee for final approval.

The Human Resources Committee evaluates the performance of the CEO, with input from the independent directors on the Nominating and Corporate Governance Committee, and reviews external market compensation data in conjunction with the outside executive compensation adviser to formulate the CEO’s salary. The adviser made a recommendation to the Human Resources Committee for its consideration. Based on the adviser’s recommendation and a discussion of the CEO’s overall total compensation package and his performance, the Human Resources Committee recommended the CEO’s compensation for final approval by the Nominating Committee. The Human Resources Committee believes that the disparity that exists between the base salary level of the CEO as compared with other NEOs is supported by competitive market data and is appropriate based upon the level of accountability for his position.

Short-Term Incentive Plans (STIPs).     Our STIPs have broad-based participation and provide an opportunity to earn annual cash awards based upon performance during the course of our fiscal year relative to financial goals or other performance objectives that we generally establish prior to the start of the year. We have given executives the opportunity to earn two types of annual incentive compensation. We have based one type on quantifiable, objective factors. We refer to this type of annual incentive compensation opportunity as our Financial STIPs. We have also given certain of our employees the opportunity to receive payments under an annual incentive plan that we have referred to as our Leadership STIP. We awarded the Financial STIPs for 2010 under our 2005 Harley-Davidson Inc. Short-Term Incentive Plan as it existed before shareholders approved the Harley-Davidson Inc. Incentive Plan at the 2010 annual meeting.

In December 2009, the Human Resources Committee reviewed and approved the 2010 performance measures and goals for the Financial STIPs, which consisted of the Corporate STIP, Motor Company STIP, and Harley-Davidson Financial Services (or HDFS) STIP plans. The Human Resources Committee also reviewed and approved the target STIP opportunities for all NEOs, all of whom participated in the Corporate STIP. Target award percentages for these opportunities ranged from 50% of base salary to 120% of base salary for NEOs.

The key financial measures that we used in our 2010 Corporate STIP relate to our financial results as presented in our consolidated financial statements and notes as follows:

Consolidated Net Income Margin: consolidated income from continuing operations excluding the after-tax loss on debt extinguishment and after-tax restructuring charges associated with the company’s 2010 restructuring plan (which we describe and define in the Notes to the Financial Statements of our 2010 Annual Report on Form 10-K) divided by consolidated total revenue.

Consolidated Asset Productivity: consolidated total revenue divided by the sum of consolidated average property, plant and equipment, net and average consolidated Net Working Capital.

Net Working Capital: the sum of accounts receivable, net; inventories; other current assets (excluding deferred income taxes and restricted cash) less accounts payable and accrued liabilities (excluding dividends payable and reserves related to the 2010 restructuring plan).

For 2010, the Human Resources Committee approved a Corporate STIP formula based upon Consolidated Asset Productivity and achieving Consolidated Net Income Margin, weighted equally. The rationale for using Consolidated Asset Productivity in conjunction with Consolidated Net Income Margin was to provide incentives relating to both the balance sheet and the income statement. These measures take into account the level of net income and the return on investment, which involves the size and quality of earnings. The Human Resources Committee established performance goals under these measures that took into account that we were still operating during an economic downturn that led to decreased volume and we were carrying out restructuring plans while beginning to implement a new business strategy to drive growth and to enhance productivity and profitability through continuous improvement. The Human Resources Committee believed the goals it established based on Consolidated Net Income Margin and Consolidated Asset Productivity were appropriate and balanced and provided adequate incentive for participants to strive to achieve the respective corporate objectives for 2010.

Upon the completion of the fiscal year, the Human Resources Committee reviews the extent to which actual performance satisfies the defined performance goals for each Financial STIP. We typically pay STIP awards in February after the prior year’s financial statement audit is complete and the Human Resources Committee reviews and approves earned amounts. The Human Resources Committee has the right to reduce awards that executives would otherwise earn under the Corporate STIP by an amount not to exceed 50%.

Under the 2010 Corporate STIP, if we did not achieve positive net income from continuing operations, then we would not make any payouts, regardless of performance of the other financial measures. In addition, the minimum payout was zero (0) and the maximum payout was 200% of a participant’s target STIP opportunity with a cap of $3 million.

For the 2010 Corporate STIP, we set the Consolidated Asset Productivity target at 5.09 and the Consolidated Net Income Margin target at 4.8%. The Committee approved potential payout percentages ranging from zero to 200% for various levels of performance against these performance targets. A participant would not have received a payout if Consolidated Asset Productivity was less than 4.41 or if Consolidated Net Income Margin was less than 0.0%. A participant would have been eligible to receive the maximum potential payout if our performance met or exceeded Consolidated Asset Productivity of 5.56 and Consolidated Net Income Margin of 6.7%. Based on 2010 performance, participants in the Corporate STIP earned incentive payments equal to 200% of their target STIP opportunity. Consolidated Asset Productivity of 6.88 and Consolidated Net Income Margin of 7.11 exceeded the maximums.

Leadership STIP. Also in December 2009, the Human Resources Committee approved the Leadership STIP applicable in 2010. The Leadership STIP provided the opportunity to earn an incentive payment above amounts that a participant could earn under the 2010 Corporate STIP, Motor Company STIP or HDFS STIP. Target Leadership STIP opportunities ranged up to 30% of the participant’s target Financial STIP opportunity. The CEO was able to earn a payment based upon his performance relative to strategic goals and objectives that the Human Resources Committee approved. A participant who was a Senior Leader other than the CEO was able to earn a payment based on individual performance relative to the following leadership behaviors: courage, creativity, accountability, drive for results, respect for others, integrity and diversity (recognizes and embraces the diverse nature of our markets, customers and employees). However, in the aggregate, the amounts paid under the relevant Financial STIP and the Leadership STIP plans could not exceed 200% of the participant’s respective target Financial STIP opportunity. In addition, if a participant performed inadequately relative to these objectives, then the amount that the participant would have earned under the 2010 Financial STIP was subject to reduction by up to 30% of the participant’s target Financial STIP opportunity.

The Human Resources Committee, with final approval by the Nominating Committee, reviewed the CEO’s performance against his goals and objectives. Cross functional groups of peers and subordinates rated the Senior Leaders other than the CEO, including Messrs. Olin, Levatich, Hund and Jones, on the extent to which they demonstrated leadership behaviors, and a third party compiled those ratings. Based upon these ratings, the CEO reviewed the extent to which an executive attained the objectives in the Leadership STIP, and the Human Resources Committee approved any payouts for Senior Leaders. Based on performance under the Corporate STIP, NEOs were not able to receive an additional bonus under the Leadership STIP because they were already eligible to receive their maximum STIP payout. While inadequate performance could have resulted in a reduction of amounts earned under the Financial STIPs, that was not the case for any NEO.

2011 STIPs. In December 2010, the Human Resources Committee approved the 2011 Financial STIP plans for Corporate, the Motor Company and HDFS. The Human Resources Committee approved using the same measures that we used for the 2010 Financial STIPs, weighted in the same manner, with performance goals tied to the 2011 operating plan. Under each of these 2011 Financial STIP plans, the minimum payout will be zero ($0) and the maximum payout is 200% of a participant’s target Financial STIP opportunity with a cap of $6 million. The Human Resources Committee determined that there was a reasonable likelihood that employees could achieve the goals and earn incentive compensation at the target performance level.

The Committee also approved the 2011 Leadership STIP Plan. For 2011, the target Leadership STIP opportunity for each executive will be 30% of the executive’s target Corporate STIP, Motor Company STIP or HDFS STIP opportunity. For example, in the case of our CEO, his target Corporate STIP opportunity is 125% of base salary and his target Leadership STIP opportunity is 30% of his target Corporate STIP opportunity. Therefore, in the aggregate between both of the STIP plans applicable to him, the potential total payout for the CEO will range between 0 and 287.5% of his base salary (a maximum payout of 200% of his target Corporate STIP opportunity of 125% of base salary under the Corporate STIP, which equals 250% of base salary, and a maximum payout of 30% of 120% of base salary under the Leadership STIP, which equals 37.5% of base salary).

Other. In certain special circumstances, such as for newly-hired executives, we also provide compensation outside of these STIPs. For example, upon his hiring, Mr. Jones received a bonus of $150,000 to compensate him for costs associated with his leaving his prior employer.

Long-term Incentives.     The Human Resources Committee believes that long-term incentives are a key component of total compensation for participating executives. Their purpose is to: (i) enhance the growth and profitability of our company by focusing the Senior Leaders and other key employees on our long-term financial success and growth in value, providing balance and perspective to annual goals and incentives; and (ii) further align the interests of shareholders and employees. In addition, the Human Resources Committee believes that long-term incentives provide a valuable tool to retain and attract key employees. Using objective market data that our outside executive compensation advisor provides, and that we review annually, we assign each key position that is eligible to participate in the 2010 Incentive Stock Plan a target value of annual long-term incentive opportunity.

In February 2010, we provided long-term incentive equity compensation under our 2009 Incentive Stock Plan which gives the Human Resources Committee the flexibility to grant equity instruments, including stock options, stock appreciation rights, restricted stock and restricted stock units. In June 2010, we provided a long-term cash component under the Employee Incentive Plan.

Since 2005, the Human Resources Committee has provided long-term incentive awards through a mix of restricted stock and stock options. The Human Resources Committee determined that a mix of options and restricted shares was appropriate, considering executive motivation and retention as well as external competitive market compensation practices trending toward increased use of restricted stock. In 2010, based on a review of peer company practices and a desire to focus on strategic objectives, the Human Resources Committee considered and then chose to utilize a third means of providing long-term incentive compensation for certain Senior Leaders including all NEOs—a cash-based long-term performance plan based on performance over a period of three years. Utilizing the cash-based incentive award tied to long-term performance did not result in an increase in the aggregate value of long-term incentive awards that each executive received. Rather, for each executive who received a long-term cash incentive opportunity, we allocated one-third of the executive’s target value of annual long-term incentive opportunity to each of the three types of long-term incentive awards. The Human Resources Committee believed this mix of long-term awards encourages executives to focus on specific long-term corporate objectives while still building equity ownership and shareholder alignment.

For 2010, the Human Resources Committee used a methodology to calculate an individual’s potential aggregate long-term incentive award value that provided for an award value (which was expressed as a percentage of base pay) that was based approximately upon the market median. We considered approximately 600 employees eligible to receive long-term incentive awards, and each of these participants had a targeted long-term incentive award value (expressed as a percentage of their base pay) based upon their salary grade.

We describe the process and restrictions on granting long-term incentive awards more fully in the “Corporate Governance Principles and Board Matters—Human Resources Committee” section beginning on page 41.

In February 2010, the Human Resources Committee reviewed competitive market data with the CEO (except in the case of his own individual awards) and Semler Brossy and approved a combination of stock options and restricted stock based on the methodology we discuss above for each Senior Leader and others eligible to receive long-term incentive awards. However, because the Human Resources Committee was considering utilizing a cash-based long-term performance plan as a third means of providing long-term incentive compensation for certain Senior Leaders including all NEOs (other than Mr. Jones, who was not yet an employee), these executives received equity awards in February 2010 having an aggregate value of two-thirds of the total award value of long-term incentives that they were eligible to receive in 2010 rather than 100% of that total value. We converted the value for each participant that resulted from the methodology into a grant of stock options and an award of restricted stock, valuing each on a full value basis. For this conversion, we valued stock options at an amount equal to the closing price of the stock on the date of grant divided by 3.2 and valued restricted stock at the market price based on the closing price of the stock on the date of grant. In the past, we had valued stock options using a lattice-based model for this purpose. In 2010, the Human Resources Committee concluded that it was more appropriate to use a fixed ratio as a proxy for that value for ease of administration and to provide a more stable and consistent approach to valuation for this purpose in light of stock price volatility. Based upon similar considerations, and with input from the outside executive compensation advisor, the Human Resources Committee recommended the amount of the CEO’s long-term incentive award for the Nominating and Corporate Governance Committee to approve.

At the 2010 annual meeting, shareholders approved the Harley-Davidson, Inc. Employee Incentive Plan, which gave us the flexibility to grant long-term cash incentive awards. In June 2010, the Human Resources Committee and, in the case of the CEO, the Nominating Committee approved long-term cash incentive awards for certain Senior Leaders including all NEOs other than Mr. Jones, who was not yet an employee. Each executive received a long-term cash incentive award with a target value equal to one-third of the total value of long-term incentives that they were eligible to receive in 2010 so that, when combined with the equity awards the executive received in February 2010, the executive received 100% of the value of long-term incentives that the executive was eligible to receive.

In certain special circumstances, such as for newly-hired executives or for special retention or recognition, we also provide compensation outside of these regular executive compensation programs (special equity awards for newly hired executives). For example, upon his hiring, Mr. Jones received an equity award consisting of 50,000 stock options and 15,000 restricted shares. These awards vest ratably over three years. We provided these awards to Mr. Jones to compensate him for amounts that he forfeited by leaving his prior employer.

We award options and restricted stock to employees and directors pursuant to a process that the Human Resources Committee has approved. Annual option and restricted share awards to employees historically have occurred in February after the release of fourth quarter earnings at which time the “window” for effecting transactions in the company’s stock is generally open for those employees who, through their job, have access to material non-public information. Off-cycle grants of options and/or restricted shares may only be effective on dates during an open window period and occur after a determination is made by the CEO that an individual is deserving of an award because: (i) an eligible employee was inadvertently omitted from the annual award list; (ii) an eligible employee is a recent hire; (iii) an eligible employee excelled in his/her job; (iv) an eligible employee is promoted to a new career band (which is stock eligible); or (v) an eligible employee is valued and management wants to retain the individual. For Senior Leaders located outside the United States, we adjust our long-term incentives to address local market tax, regulatory and competitive practices.

Stock Options.     The Human Resources Committee believes stock options are a valuable tool to align the Senior Leaders with long-term shareholder value creation by placing a portion of their compensation at risk, tied to stock price appreciation. Stock option grants also enable us to attract and retain the services of executives that we consider essential to our long-range success by providing them with a competitive compensation package and an opportunity to become owners of our stock. Participants can realize value from stock options only to the extent the price of our common stock on the date of exercise exceeds the exercise price.

Each stock option that we granted in 2010 permits a Senior Leader, for a period of ten years, to purchase shares of our common stock at an exercise price utilizing the closing price of the stock on the date of grant. The date of grant is the day on which the Human Resources Committee approves the award, typically at its meeting in February, subject to the concurrence of the Nominating Committee in the case of the CEO. Stock options that we granted in 2010 generally become exercisable in three equal annual installments beginning one year after the grant date. In recent years, we had granted options that vested over four years. We changed to three year vesting based on our understanding of market practices relying on information that our outside executive compensation advisor provided. In addition, also based on market practices that our outside executive compensation advisor confirmed, the option terms provide for vesting on termination of employment after age 55 if that termination occurs more than one year after the date of grant.

Restricted Stock.     While the Human Resources Committee believes that stock options represent a valuable tool to align the Senior Leaders with our goal of stock price appreciation, it also acknowledges that competitive market practices have continued to shift and restricted stock awards are prevalent. The Human Resources Committee believes that restricted stock awards complement our use of stock options by providing an effective and valuable tool to recruit and retain Senior Leaders.

Restricted stock awards are for shares of our common stock that a Senior Leader will only earn when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. The regular annual restricted stock awards that we made in 2010 vest in three equal annual installments beginning one year after the grant date. Historically, recipients of regular annual restricted stock awards had the shares vest at the end of four years. However, in 2010, we decided to adjust the vesting schedule so that the restricted stock vests in the same manner as the stock options. During the restricted period, the recipient is entitled to receive dividends on each share of restricted stock.

In addition to annual awards, we also use special equity awards in special circumstances, for recruiting, special recognition or retaining employees. Restricted stock that we use for these special purposes may have different vesting conditions.

Cash-Based Long-Term Incentive Awards.     Based on a review of peer company practices, and a desire to focus on long-term strategic objectives, the Human Resources Committee implemented a third means of providing long-term incentive compensation in 2010 for certain Senior Leaders including all NEOs (other than Mr. Jones, who was not yet an employee). Executives received one-third of their long-term incentive award value in the form of a cash-based long-term incentive award. The 2010 long-term cash award will pay out, only after a three-year performance period (2010 through 2012), based on three financial measures over that three-year period: total shareholder return relative to the S&P 500; growth in earnings per share; and return on invested capital of Harley-Davidson Motor Company. Each measure is weighted equally. The Committee chose these three measures because it believed these measures were good indicators of progress to our strategic goals. In contrast to the equity awards that we granted, there is a maximum payout of 200% of the target award value. In addition, no executive may receive more than $6 million in the aggregate for all performance awards with performance periods beginning in any one year.

Total Shareholder Return: Payout under the total shareholder return measure will be based on relative performance compared to companies within the S&P 500 at the end of the performance period. The company must be at or above the 40th percentile for participants to receive a threshold payout of 25% of target for this performance measure. Participants will receive a target payout if our performance is at the 55th percentile and a maximum payout of 200% of target if our performance is at or above the 75th percentile. Awards will be interpolated on a linear basis for performance between these levels.

Growth in Earnings Per Share (EPS): We will pay a target award if the compound annual rate of EPS growth over the three-year performance period is between 13% and 16%. EPS growth must be above 7% to result in a threshold payout of 25% of target. EPS growth must be at or above 22% to achieve a maximum payout of 200% of target. Awards will be interpolated on a linear basis for performance between these levels.

Return on Invested Capital (ROIC): At the end of the three-year performance period, we will pay a target award if average ROIC over the three-year performance period is 20%. We will pay a maximum award of 200% of target if performance is at or above 28%. If ROIC is below 12%, the executive will receive no payout. Awards will be interpolated on a linear basis for performance between these levels.

As part of the transition to cash-based long-term incentive awards, the Committee also approved a one-time transitional cash award to recipients of the cash-based long-term incentive awards in 2010. We will pay these awards effective as of December 31, 2013 to those recipients who remain employed with us through that date. As we note above, the cash-based long-term incentive awards will pay out only after a three-year performance period. In contrast, the restricted stock awards and options that recipients would otherwise have received vest over three years. Accordingly, we intend the transitional cash awards to compensate each recipient for the difference in timing of realizing income due to the use of cash-based long-term incentive awards. The awards range in amounts for the NEOs from approximately $7,000 to $70,000. We will report amounts that we pay to any NEO under this award in the Summary Compensation Table for 2013.

Other Benefits.     We provide other benefits to our Senior Leaders, including medical and dental benefits; death benefits; deferred compensation; retirement plans; employee savings plan; a fixed cash payment in lieu of other perquisites and certain other limited perquisites. The goal of these programs is to provide benefits that are competitive in the marketplace where we compete for executives at the Senior Leaders level. In general, these benefits have been in place for a number of years and to the extent needed were modified to comply with the requirements of Section 409A of the Internal Revenue Code. In addition, to a large extent, the most significant benefits available to the Senior Leaders (such as health, welfare and retirement benefits) are those that are available to all of our salaried employees.

Medical and Dental Benefits.     We provide medical and dental benefit plans that are available to substantially all employees, including the Senior Leaders. We do not provide any supplemental medical or dental benefits to our NEOs. Effective January 2010, we modified health care plans available to Senior Leaders and all other salaried U.S. employees to give these employees a choice between a standard Preferred Provider Organization (PPO) type plan and a High Deductible Health Plan; employees can choose among plans that require monthly premiums or higher out-of-pocket payments. We made these changes to better manage company health care costs, to promote employee consumerism and to focus on healthy lifestyles.

Death Benefits.     We provide death benefits to the Senior Leaders that are available only in the event of their death while they are actively employed in the amount of one and one-half to three times annual base pay, depending on their salary grade, under which participants are generally entitled to proceeds under one or more insurance policies to the extent of the benefit. In this regard, note that our CEO agreed that his entitlement will also be in the amount of three times his annual base pay. We also reimburse executives for taxes related to life insurance policies associated with this benefit. For non-executive salaried employees, we provide such benefits in the amount of one and one-half times base pay.

Deferred Compensation.     We maintain a Non-Qualified Deferred Compensation Plan for salaried employees, in which a group of highly compensated employees (as defined by the Internal Revenue Code) are eligible to participate. Under the terms of this plan, participants can defer a portion of their base salary, a portion of their annual STIP payment and/or a portion of their annual restricted stock award. If a participant in this plan makes an election to defer eligible compensation and there are statutory limits on such participant’s ability to defer at least 6% of eligible compensation into the qualified employee Retirement Savings Plan, then the participant will also receive company matching contributions in this plan that would have been made in the qualified plan if no statutory limit had been applicable. We believe earnings on amounts deferred reflect the returns available in the market. This plan is structured to comply with Section 409A of the Internal Revenue Code.

Retirement Plans.

Salaried Defined Contribution Retirement Plan.     We maintain a qualified non-contributory, defined contribution plan that covers all U.S. salaried employees who were employed on or after August 1, 2006. Under our Non-Qualified Deferred Compensation Plan, we pay participants amounts that would have been accrued or payable under this defined contribution plan if statutory limits that apply to this defined contribution plan as a qualified plan under the Internal Revenue Code had not been applicable.

Salaried Pension Plan.     The Motor Company has long maintained a qualified non-contributory, defined benefit pension plan which covers all U.S. salaried employees who were employed prior to August 1, 2006.

Employee Savings Plans.     We have qualified section 401(k) savings plans for employees, which we believe are competitive with other similar companies. Eligible participants can make contributions to the plan up to the Internal Revenue Code limits. We provide matching contributions based upon the attainment of specific levels of EBIT as a percentage of revenue for certain groups of our employees. For plan year 2009 (to be paid in 2010), we did not make matching contributions. For plan year 2010 (paid in 2011), all eligible employees received matching contributions. Under our Non-Qualified Deferred Compensation Plan, we pay participants amounts that we would have provided as matching contributions under the Savings Plan if statutory limits that apply to the Savings Plan as a plan qualified under the Internal Revenue Code had not been applicable.

Restoration Plan.     We have long maintained a non-qualified Pension Benefit Restoration Plan pursuant to which we pay participants amounts that would have been accrued under or payable from the Salaried Pension Plan if statutory limits that apply to the Salaried Pension Plan as a plan qualified under the Internal Revenue Code had not been applicable.

Payment in Lieu of Post Retirement Life Insurance.     Certain Senior Leaders, including the NEOs, who retire after reaching age 55 and after attaining five or more years of service are entitled to receive a net payment equal to one year’s base salary at retirement. We adopted this benefit in 1995 in lieu of providing post retirement life insurance coverage and have filed the agreement that documents this benefit with the Securities and Exchange Commission.

Perquisites.     We provide perquisites and other compensation to our Senior Leaders who are based in the United States. The perquisites for Senior Leaders consist of an annual cash payment (generally in lieu of receiving other benefits such as a car, or a motorcycle, or payment of club dues). For a subset of the Senior Leaders including all NEOs, we provide a limited financial planning benefit.

Additionally, to further promote the Harley-Davidson brand and the recognition of Senior Leaders as representatives of the company at rallies and other industry events, they receive an allowance for the purchase of MotorClothes® apparel and accessories.

Other Compensation.     For Senior Leaders and other executives, we have standard compensation packages applicable to relocations and overseas assignments. In addition, in particular cases, such as short-term assignments, we may include other elements in our discretion.

Additional Executive Compensation Policies and Agreements

In addition to the compensation programs described above, we have adopted a number of policies and agreements to further the goals of the overall executive compensation program and to strengthen the alignment of interests of executives with the long-term interests of shareholders.

Stock Ownership Guidelines

The table below describes the ownership guidelines for the CEO and other executive officers:

Career Band	Title	Shares
S99	Chief Executive Officer	200,000
S96	President/Chief Operating Officer - The Motor Company	80,000
S96	President/ Chief Operating Officer - HDFS	80,000
S96	Executive Vice Presidents	60,000
S93	Senior Vice Presidents	30,000
S90	Vice President	20,000
S80	Vice President or General Manager	15,000

In addition, non-U.S. based Senior Leaders who are not required to pay U.S. income tax are required to hold 50% of the shares assigned to their designated Career Band as indicated in the table above.

The Committee believes the Stock Ownership Guidelines are appropriate and provide for significant alignment of the interests of Senior Leaders with those of shareholders. The CEO’s current ownership requirement reflects a multiple that is currently approximately seven times his annual base pay.

The Human Resources Committee monitors each Senior Leader’s progress toward, and continued compliance with, the guidelines. Restricted stock, restricted stock units, shares held in 401(k) accounts, vested unexercised stock options and stock appreciation rights, and shares of common stock that Senior Leaders hold directly count toward satisfying the guidelines.

Transition Agreements.     We have entered into Transition Agreements with Mr. Wandell, Mr. Levatich, Mr. Hund and Mr. Olin (as well as three additional Senior Leaders) that become effective upon a change in control of Harley-Davidson, Inc. as defined in the Transition Agreements. In the agreements with the NEOs, to the extent that payments to these executives under these agreements would be considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to a point at which they are no longer considered excess parachute payments, or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive. There are no provisions for an excise tax gross up or any provision for payment of benefits in the event the executive voluntarily terminates his employment for no reason after a change in control. In addition, for grants after April 2009, there is no immediate vesting of equity awards upon a change in control for those Senior Leaders who are parties to Transition Agreements.

We believe the circumstances that entitle an individual to payments upon termination strike the appropriate balance between protecting the interests of the executives and our shareholders. A table below presents estimates of the amounts of compensation payable to each NEO upon a change in control and termination of the executive. The assumptions we used to calculate those amounts accompany the table.

Under the Transition Agreements, a change in control of Harley-Davidson means any one of the following:

•

the total number of directors either serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved no longer constitutes at least 2/3 of the Board;

•	any person becomes the owner, directly or indirectly, of 20% or more of our outstanding common stock or voting power;

•

the consummation of a merger or consolidation with another company, a sale of most of our assets, or a liquidation or dissolution, unless, in the case of a merger or consolidation, the total number of directors serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved will constitute at least 2/3 of the board of the surviving company after the transaction; or

•

at least 2/3 of the total number of directors either serving on the date of the agreement or approved by those serving as of the date of the agreement or successors they have approved determines immediately before a proposed action is taken that the action will constitute a change in control event (and the action is subsequently taken).

Severance Agreements.     We provide a Severance Benefits Agreement to a subset of the Senior Leaders, including the CEO and the other NEOs. The Severance Benefits Agreement provides for up to one year’s salary and up to one year of certain employee benefits if we terminate employment other than for cause.

Employment Agreements.     We have entered into Transition Agreements and Severance Benefits Agreements. However, we generally do not enter into employment contracts with executives that provide for ongoing terms of employment.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our CEO and our three most highly paid executive officers other than the CEO and our Chief Financial Officer. There is an exception to the $1,000,000 limitation for performance-based compensation, provided we pay it pursuant to a plan that shareholders have approved and meets certain other criteria.

It is the Human Resources Committee’s intention to utilize incentive compensation as a substantial component of our executive compensation program and to attempt to structure the payment of compensation so that we will not lose deductions under Section 162(m).

While the Human Resources Committee intends to continue to provide compensation opportunities to executives in a manner that is as tax-efficient as possible, it recognizes that from time to time it may be in the best interests of shareholders to provide non-deductible compensation. For example, the Leadership STIP awards applicable to 2010 performance do not qualify under Section 162(m). The Committee nonetheless believed it was beneficial to provide for bonuses based on performance that could not be quantified. But, at the Annual Meeting, we are seeking shareholder approval of a plan that will protect the deductibility of this type of award for 2011 and beyond. In addition, the long-term cash incentive awards that we approved in 2010 do not qualify under Section 162(m). While we made these awards under the Harley-Davidson, Inc. Employee Incentive Plan after shareholders approved the plan, the Committee believed it was important to provide for a full three-year performance period, including the first six months of 2010, and as a result, these awards do not meet the technical requirements of Section 162(m). However, future awards of this type will qualify.

Summary Compensation Table

Name and Principal Position (a) (1)	Year (b)	Salary ($) (c)	Bonus ($) (d) (2)	Stock Awards ($) (e) (3)	Option Awards ($) (f) (3)	Non-Equity Incentive Plan Compensation ($) (g) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h) (5)	All Other Compensation($) (i) (6)	Total ($) (j)
Keith E. Wandell	2010	$975,037	$—	$1,381,199	$1,636,681	$2,340,090	$—	$83,490	$6,416,498
President and CEO	2009	$650,025	$780,030	$2,858,007	$2,053,002	$—	$—	$22,515	$6,363,579
John A. Olin	2010	$445,850	$—	$137,658	$372,617	$535,020	$79,000	$24,538	$1,594,684
Senior Vice President and CFO	2009	$297,223	$—	$109,999	$448,099	$—	$50,000	$28,488	$933,809

Matthew S. Levatich	2010	$525,020	$—	$300,979	$356,644	$945,036	$144,000	$157,387	$2,429,066
President and COO—Motor Company	2009	$420,015	$—	$149,999	$675,008	$—	$101,000	$612,310	$1,958,332
Lawrence G. Hund	2010	$445,000	$200,000	$265,970	$315,172	$623,000	$—	$29,300	$1,878,442
President and COO -HDFS
Paul J. Jones	2010	$152,570	$150,000	$360,150	$444,630	$152,570	$—	$8,849	$1,268,768
Vice President and General Counsel

(1) In July 2010, we hired Mr. Jones as the company’s Vice President, General Counsel and Secretary. Mr. Jones’ annual base salary was $350,000 during 2010. The salary for Mr. Jones in the summary compensation table represents the portion of his base salary that he received from his date of hire through the end of 2010.

(2) In conjunction with the company’s 2009 offer of employment to Mr. Hund, he received a bonus of $200,000 payable on his first anniversary of employment which occurred in 2010. In conjunction with the company’s offer of employment to Mr. Jones, he received a bonus of $150,000 payable upon his acceptance of the company’s offer which occurred in 2010.

(3) We have calculated the compensation related to stock and option awards based on the grant date fair value of an award. We based the fair value of stock awards on the market price of the shares awarded on the date of grant (which considers the value of dividends that the holder of restricted shares is entitled to receive). We calculated the fair values of option awards using a binomial lattice model. Refer to Note 19 of our financial statements included in our 2010 Annual Report on Form 10-K for details regarding assumptions we used to value the option awards.

(4) NEOs earned non-equity incentive plan compensation during 2010 and 2008 and received payment for the awards in 2011 and 2009, respectively. We disclose this compensation in the table for the year in which it was earned. NEOs did not earn non-equity incentive plan compensation in 2009.

(5) The amounts in this column represent the aggregate change in the actuarial present value of each NEO’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2009 to the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2010. Refer to the narrative to the Pension Benefits Table for further information.

(6) During 2010, Mr. Wandell received cash payments of $29,600 in lieu of receiving certain perquisites and personal benefits, which we refer to as a perquisite payment, a non-qualified deferred compensation plan contribution of $16,201 and life insurance premiums of $12,904. Mr. Wandell also received perquisites with an incremental cost of $10,818.

During 2010, Mr. Levatich received cash payments of $29,600 in lieu of receiving certain perquisites and personal benefits and life insurance premiums of $14,343. In addition, during 2010, Mr. Levatich received compensation related to his 2009 overseas assignment as President of MV Agusta including the following items: $57,516 for tax equalization payments and tax gross-ups related to these items of $45,955. Total tax gross-ups that Mr. Levatich received in 2010 were $46,636.

During 2010, Mr. Olin received cash payments of $20,300 in lieu of receiving certain perquisites and personal benefits.

During 2010, Mr. Hund received cash payments of $20,300 in lieu of receiving certain perquisites and personal benefits.

Grants of Plan Based Awards for 2010

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All other Option Awards: Number of Securities Underlying Option (#) (j) (2)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)
Name (a)		Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Keith E. Wandell	STIP		$—	$1,218,750	$2,437,500
	LTIP		$230,268	$1,381,607	$2,763,214
		2/10/2010							61,034			$1,381,199
		2/10/2010								195,308	$22.63	$1,636,681
John A. Olin	STIP		$—	$291,000	$582,000
	LTIP		$22,949	$137,694	$275,388
		2/10/2010							6,083			$137,658
		2/10/2010								44,465	$22.63	$372,617
Matthew S. Levatich	STIP		$—	$507,750	$1,015,550
	LTIP		$50,175	$301,049	$602,098
		2/10/2010							13,300			$300,979
		2/10/2010								42,559	$22.63	$356,644
Lawrence G. Hund	STIP		$—	$320,833	$641,667
	LTIP		$44,343	$266,056	$532,112
		2/10/2010							11,753			$265,970
		2/10/2010								37,610	$22.63	$315,172
Paul J. Jones	STIP		$—	$185,417	$370,833
		8/26/2010							15,000			$360,150
		8/26/2010								50,000	$24.01	$444,630

(1) In June 2010, the Human Resources Committee approved a long-term incentive plan. Under this plan, Messrs. Wandell, Olin, Levatich and Hund have the potential to earn the estimated future payouts that we disclose above based on performance during the three-year period ending December 2012 which we expect to pay out in February 2013. The 2010 long-term cash award will pay out based on three financial measures: total shareholder return relative to the S&P 500; growth in earnings per share; and return on invested capital of Harley-Davidson Motor Company. Each measure is weighted equally. For the earnings per share and return on invested capital measures, there is no payout below a threshold measure of performance, and there is a 25% payout at the threshold level. For the total shareholder return measure, there is no similar payout upon reaching the threshold level of performance. Accordingly, the threshold amount in the table reflects a 25% payout under two of the measures. We include further details regarding this plan, including information on performance criteria, in the “Compensation Discussion and Analysis—Components of Executive Compensation Program” section beginning on page 60.

In December 2010, the Human Resources Committee approved the Corporate STIP, the Motor Company STIP and HDFS STIP plans relating to 2011 performance and the Nominating and Corporate Governance Committee approved the Corporate STIP as applied to the CEO, in each case subject to receiving shareholder approval at the Annual Meeting of the Harley-Davidson, Inc. Short-Term Incentive Plan for Senior Executives, which we discuss in this Proxy Statement under Proposal 5. The 2011 Financial STIP in which all of the NEOs participate is the Corporate STIP. Under this plan, each NEO has the potential to earn the estimated future payouts that we disclose above during 2011 which we would pay out in February 2012. There is no minimum payout upon reaching the threshold levels of performance. We include further details regarding this plan, including information on performance criteria, in the “Compensation Discussion and Analysis—Components of Executive Compensation Program” section beginning on page 60. If shareholders do not approve the Short-Term Incentive Plan for Senior Executives, then the participants will have no rights under the 2011 Corporate STIP awards.

(2) Restricted stock awards involve shares of our common stock, and NEOs earn the shares when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. The restricted stock awards that we granted to NEOs in February 2010 vest 33% after 1 year, 33% after 2 years, and 33% after 3 years. However, if the NEO is 55 years of age or older and elects to retire more than one year after the date of the grant of an award, all unvested shares under that award will automatically vest upon retirement. During the restricted period, each share of restricted stock entitles the recipient to receive payments equal to the quarterly dividends on one share of common stock, if any are paid to shareholders.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

For 2010, we maintained the following executive compensation programs for our named executive officers:

•	base salary;

•	annual cash incentive compensation;

•	equity-based awards;

•	perquisite payments (cash payments made in lieu of receiving other benefits such as a car, motorcycle and payment of club dues) and other limited perquisites;

•	retirement benefits;

•	non-qualified deferred compensation plan; and

•	death benefits (cash payment provided to an NEO’s beneficiary in the event of an NEO’s death while an employee) and a related tax gross-up.

We include further details regarding these programs, including information on performance criteria and vesting provisions, in the “Compensation Discussion and Analysis—Components of Executive Compensation Program” section beginning on page 60.

Outstanding Equity Awards at December 31, 2010

Name	Number of Securities Underlying Unexercised Options (#) Excercisable	Number of Securities Underlying Unexercised Options (#) Unexcercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c) (1)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keith E. Wandell	56,775	170,327		$21.52	05/01/19
	—	195,308		$22.63	02/10/20	193,841	$6,720,467
John A. Olin	5,000	—		$42.77	05/19/13
	11,104	—		$52.45	02/10/14
	7,081	—		$61.20	02/15/15
	5,793	—		$51.46	02/14/16
	4,583	1,528		$68.91	02/14/17
	14,380	14,380		$39.04	02/13/18
	5,646	16,941		$12.30	02/12/19
	7,500	22,500		$28.54	10/19/19
	—	44,465		$22.63	02/10/20	24,035	$833,293
Matthew S. Levatich	2,490	—		$52.10	02/13/12
	3,314	—		$40.72	02/12/13
	8,883	—		$52.45	02/10/14
	5,957	—		$61.20	02/15/15
	5,356	—		$51.46	02/14/16
	6,861	2,288		$68.91	02/14/17
	9,723	9,724		$39.04	02/13/18
	7,700	23,101		$12.30	02/12/19
	14,519	43,557		$21.52	05/01/19
	—	42,559		$22.63	02/10/20	47,676	$1,652,927
Lawrence G. Hund	10,013	30,040		$18.92	07/17/19
	—	37,610		$22.63	02/10/20	27,609	$957,204
Paul J. Jones	—	50,000		$24.01	08/26/20	15,000	$520,050

(1) We granted all options ten years prior to the expiration date. Each grant made in 2009 and prior vests ratably over a four year period beginning with the first 25% vesting one year after the date of grant, the second 25% vesting two years after the date of grant, the third 25% vesting three years after the date of grant and the final 25% vesting four years after the date of grant. Each grant made in 2010 vests ratably over a three year period beginning with the first 33% vesting one year after the date of grant, the second 33% vesting two years after the date of grant and the third 33% vesting three years after the date.

(2) Mr. Wandell’s restricted shares will vest as follows:

20,345 shares on February 10, 2011

44,269 shares on May 1, 2011

20,344 shares on February 10, 2012

44,269 shares on May 1, 2012

20,345 shares on February 10, 2013

44,269 shares on May 1, 2013

(3) Mr. Olin’s restricted shares will vest as follows:

2,028 shares on February 10, 2011

1,318 shares on February 14, 2011

2,027 shares on February 10, 2012

7,691 shares on February 13, 2012

2,028 shares on February 10, 2013

8,943 shares on February 12, 2013

(4) Mr. Levatich’s restricted shares will vest as follows:

4,434 shares on February 10, 2011

1,973 shares on February 14, 2011

4,433 shares on February 10, 2012

5,208 shares on February 13, 2012

5,000 shares on February 14, 2012

4,433 shares on February 10, 2013

12,195 shares on February 12, 2013

10,000 shares on August 22, 2013

(5) Mr. Hund’s restricted shares will vest as follows:

3,918 shares on February 10, 2011

5,285 shares on July 17, 2011

3,917 shares on February 10, 2012

5,285 shares on July 17, 2012

3,918 shares on February 10, 2013

5,286 shares on July 17, 2013

(6) Mr. Jones’ restricted shares will vest as follows:

5,000 shares on August 26, 2011

5,000 shares on August 26, 2012

5,000 shares on August 26, 2013

Option Exercises and Stock Vested in 2010

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Keith E. Wandell	—	$—	—	$—
John A. Olin	—	$—	1,689	$39,675
Matthew S. Levatich	—	$—	1,562	$36,691
Lawrence G. Hund	—	$—	—	$—
Paul J. Jones	—	$—	—	$—

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Keith E. Wandell		—	$—	$—
John A. Olin	Salaried Pension Plan	7.7	$150,000	$—
	Restoration Plan	7.7	$110,000	$—
Matthew S. Levatich	Salaried Pension Plan	16.4	$257,000	$—
	Restoration Plan	16.4	$229,000	$—
Lawrence G. Hund		—	$—	$—
Paul J. Jones		—	$—	$—

Narrative to Pension Benefits Table

We maintain the Retirement Annuity Plan for Salaried Employees of Harley-Davidson, a noncontributory defined benefit pension plan (“Salaried Pension Plan”). Under the Salaried Pension Plan, our salaried employees (excluding employees of HDFS and certain other subsidiaries), including Mr. Olin and Mr. Levatich, are generally eligible to retire with unreduced benefits at age 62 or later. Mr. Wandell and Mr. Jones are not eligible to participate as the plan was closed to new participants in 2006.

Benefits are based upon monthly “final average earnings” as defined in the Salaried Pension Plan. Prior to December 31, 1994, the monthly benefit is the difference between 1.6% of the final average earnings and 0.9% of the primary monthly Social Security benefit multiplied by years of service. On and after December 31, 1994, the revised benefit is 1.2% of the final average earnings plus 0.4% of the final average earnings in excess of Social Security covered compensation multiplied by years of service. The benefit of a person with service on or after December 31, 1994 is the greater of his or her benefit determined using the revised formula for all service or the sum of his or her benefit under the former formula for service through December 31, 1994 and his or her benefit under the revised formula for service after that date.

For each eligible NEO, final average earnings equal one-twelfth of the highest average annual total compensation (consisting of base salary, bonus and non-equity incentive compensation as shown in the Summary Compensation Table) paid over five highest total compensation years within the last ten years of service prior to the participant’s retirement or other date of termination.

Vesting under the Salaried Pension Plan occurs upon the earlier of five years of service or age 65. An employee who retires after age 55 and before age 62 with a minimum of five years of service will receive an actuarially reduced benefit under the Salaried Pension Plan. The surviving spouse of an employee who is eligible for early retirement or who is vested at death is also entitled to certain benefits under the Salaried Pension Plan.

We have adopted the Pension Benefit Restoration Plan pursuant to which we will pay participants amounts that exceed certain limitations the Internal Revenue Code imposes on benefits payable under the Salaried Pension Plan as a plan qualified under the Internal Revenue Code.

Approximately 110 employees participate in the Restoration Plan. An executive may elect payment in an optional form, including a single lump sum payment in lieu of periodic payments of the Restoration Plan benefit.

Certain executives are entitled to receive a lump sum payment equal to one year’s salary plus applicable taxes upon retirement at or after age 55 with 5 years of service. We have adopted this defined benefit in lieu of providing post-retirement life insurance. The NEOs were not entitled to this benefit as of December 31, 2010 because they would not have satisfied the requirements as of that date.

We computed the present value of each NEO’s accumulated benefit using the same assumptions and measurement date that we used for financial reporting purposes for our 2010 financial statements. For each active NEO that was eligible to receive benefits as of the end of the year, we assumed a retirement age of 62, which is the earliest age at which an NEO may retire under the relevant plans without any reduction to benefits.

Nonqualified Deferred Compensation

Name (a)	Executive Contribution in Last FY ($) (b) (2)	Registrant Contributions in Last FY ($) (c) (3)	Aggregate Earnings in Last FY ($) (d) (4)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f) (5)
Harley-Davidson Plan (1)
Keith E. Wandell	$—	$16,201	$1,079	$—	$17,280
John A. Olin	$132,000	$—	$74,046	$—	$669,166
Matthew S. Levatich	$—	$—	$231	$—	$1,351
Paul J. Jones	$4,667	$—	$264	$—	$4,931
Harley-Davidson Financial Services Plan (1)
Lawrence G. Hund	$—	$—	$—	$—	$—

(1) Messrs. Wandell, Olin, Levatich and Jones participate in the Harley-Davidson non-qualified deferred compensation plan. Mr. Hund is eligible to participate in the Harley-Davidson Financial Services non-qualified deferred compensation plan, but has not elected to participate in such plan.

(2) Executive contributions to these plans represent compensation that NEOs earned but elected to defer. The executive contribution is therefore included in the NEO’s salary or non-equity incentive plan compensation reported in the Summary Compensation Table.

(3) Under the Harley-Davidson plan, the company matches up to 50 percent of employee deferred compensation plan contributions (including contributions to the company’s 401(k) plans and its non-qualified deferred compensation plans) on the first six percent of cash compensation (salary and non-equity incentive plan pay) that an executive defers (“Matching Contribution”). In addition, employees with a date of hire or rehire on or after August 1, 2006, and who are not covered under the Salaried Pension Plan during the same period may receive an additional employer contribution of four percent of their eligible pay, which is made regardless of company performance (“Retirement Contribution”). The total amount of such employer contributions that is included in the non-qualified deferred compensation plan is equal to the total contribution less the amount contributed to the NEO’s 401(k) account. Contributions made in the last fiscal year (2010) relate to employee contributions and eligible pay for the preceding year (2009). There were no Matching Contributions in 2010 based on the company’s 2009 financial results. We reflect these contributions as a component of all other compensation in the Summary Compensation Table.

(4) Executives have the option of allocating their deferred compensation balances across several different independent third-party investment vehicles. No amounts of aggregate earnings for the last fiscal year or for prior years have been included in the Summary Compensation Table.

(5) The total amount of executive and registrant non-qualified deferred compensation plan contributions for 2008, 2009 and 2010 (included in the aggregate deferred compensation balance above) that has also been included as compensation in the Summary Compensation Table is as follows: Mr. Wandell—$0, Mr. Olin—$218,000, Mr. Levatich—$0, Mr. Hund—$0 and Mr. Jones—$4,667.

Payments Made Upon Termination

Regardless of the manner in which an NEO’s employment terminates, he or she may be entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	amounts contributed under our Deferred Compensation Plan;

•	unused vacation pay; and

•	amounts accrued and vested through our 401(k) savings plan and pension and similar plans.

We have entered into a Transition Agreement with Messrs. Wandell, Olin, Levatich and Hund. The Transition Agreement provides that, if we terminate the individual’s employment for any reason (other than for cause) within two years after a change in control, then such individual will receive a cash payment and certain other benefits. In addition, among other events, voluntary termination by the executive of his or her employment for “good reason” within two years after a change in control would entitle the executive to the benefits under the agreement. We describe the Transition Agreements more fully in the section “Compensation Discussion and Analysis—Transition Agreements” beginning on page 69. That section also outlines the definition of a change in control under the Transition Agreements.

Our incentive stock plans also contain provisions that apply if there is a change in control. Equity awards that we made under our 2009 Incentive Stock Plan to an executive who was then a party to a Transition Agreement do not become fully vested upon a change in control (but may become vested if we terminate the individual’s employment for any reason other than cause within two years after a change in control). All other restricted stock awards and option grants that we made under our 2009 Incentive Stock Plan and predecessor plans that are unvested become fully vested upon a change in control.

The table below presents estimates of the amounts of compensation payable to each NEO upon a change in control and termination of the executive in a manner that entitles the executive to cash severance. The amounts shown assume that such change in control and termination were both effective as of December 31, 2010. The actual amounts to be paid can only be determined at the time of a change in control or executive’s termination. These amounts are in addition to amounts that an NEO would be entitled to receive under our pension plans as well as vested amounts of deferred compensation that are fully disclosed for each NEO in the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables, respectively.

Benefit	Keith E. Wandell	John A. Olin	Matthew S. Levatich	Lawrence G. Hund	Paul J. Jones
UNEARNED COMPENSATION (payment contingent on termination)
Cash Severance (a)	$9,945,270	$2,985,060	$4,440,108	$3,219,000	$—
Interrupted Bonus (b)	$1,170,000	$276,000	$481,500	$315,000	$—
Retirement Benefits (c)
Pension Plans (d)	$—	$254,000	$425,000	$—	$—
Savings Plans/Deferred Compensation Plan (e)	$257,400	$—	$—	$27,000	$—
Retiree medical	$—	$—	$—	$—	$—
Total	$257,400	$254,000	$425,000	$27,000	$—
Other Benefits (c)
Health & Welfare	$93,436	$61,731	$46,689	$45,922	$—
Outplacement	$30,000	$30,000	$30,000	$30,000	$—
Perquisites	$88,800	$60,900	$88,800	$60,900	$—
Tax Gross-Ups	$—	$—	$—	$—	$—
Total	$212,236	$152,631	$165,489	$136,732	$—
Equity (f)(g)
Restricted Stock	$6,720,467	$210,898	$461,111	$957,204	$—
Unexercisable Options	$4,591,302	$673,284	$1,085,185	$925,950	$—
Total	$11,311,769	$884,182	$1,546,296	$1,883,154	$—
Total	$22,896,675	$4,551,873	$7,058,393	$5,580,976	$—
EARNED COMPENSATION (payment not contingent on termination)
Equity (g)(h)
Long-term Cash	$1,381,607	$137,694	$301,049	$266,056	$—
Restricted Stock	$—	$622,396	$1,191,816	$—	$520,050
Unexercisable Options	$—	$378,953	$516,764	$—	$533,000
Total	$—	$1,001,349	$1,708,580	$—	$—
Total	$1,281,607	$1,139,043	$2,009,629	$266,056	$1,053,050
GRAND TOTAL	$24,278,282	$5,690,916	$9,068,022	$5,847,032	$1,053,050

Footnotes to Change in Control Table

(a) For each NEO that is a party to a Transition Agreement, the cash severance reflects the product of three times the sum of the NEO’s highest annual base pay in the preceding five years plus the higher of the NEO’s bonus opportunity (at target) for the year in which the change in control event occurs or the highest annual bonus in the preceding five years.

(b) For each NEO that is a party to a Transition Agreement, the interrupted bonus reflects the higher of the NEO’s target STIP opportunity for 2010 or the actual bonus earned in 2009 on the assumption that the actual bonus for 2010 would not have been determined had the change in control occurred December 31, 2010. Without the benefit of a Transition Agreement, there is no entitlement to any amount under the Corporate STIP upon a change of control.

(c) Pursuant to our Transition Agreements, upon a termination following a change in control in a manner that entitles the executive to cash severance, an NEO is entitled to receive three years of continued coverage in our health and welfare benefit programs, three years of pension service credit for those who participate in the pension plan (but not beyond age 65) based on assumed compensation, up to three years of outplacement services, and three years of annual perquisite payments based upon the amount of those payments per year for the NEO. Under the Transition Agreements with Messrs. Wandell, Olin, Levatich and Hund, to the extent that payments to these executives would be considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to a point at which they are no longer considered excess parachute payments, or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive. In these agreements, there are no provisions for an excise tax gross up. Amounts in the table assume that the executives received the full payment. We estimated the amounts in the table relating to continued coverage in our health and welfare benefit programs and outplacement services.

(d) We calculated the present values of qualified and nonqualified pension plan benefits using the same actuarial assumptions that we used for the Pension Benefits Table.

(e) Pursuant to Transition Agreements with Mr. Wandell and Mr. Hund, because they are not eligible to participate in our defined benefit pension plan, they are entitled to certain other benefits upon a termination following a change in control in a manner that entitles them to cash severance. Mr. Wandell is entitled to an amount equal to the employer retirement contribution that would have been made under our qualified and nonqualified defined contribution plans if his employment had continued for three additional years (but not beyond age 65). The employer retirement contribution is 4% of base salary and annual bonus paid during the calendar year preceding the year of the change in control or the year of termination, whichever is more beneficial to Mr. Wandell. We calculated the estimated payment amount based upon Mr. Wandell’s annual salary rate and full-year target bonus amount as of December 31, 2010. Mr. Hund is entitled to the value of three years of the company contribution to the Harley-Davidson Financial Services 401(k) Plan, which is the maximum of $9,000 per year.

(f) For each NEO, amounts reflect the value of restricted stock and unvested options awards that become vested upon a termination following a change in control. The definition of change in control under our stock plans is essentially the same as in the Transition Agreements.

(g) We calculated the value of the unvested stock options based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price that the NEO would be required to pay upon exercise of those stock options. We calculated the value of the unvested shares of restricted stock held by each NEO based upon the aggregate market value of such shares. We used a price of $34.67 per share to determine market value in both of these calculations, which was the closing price of our common stock on December 31, 2010, as reported by the New York Stock Exchange.

(h) For each NEO, amounts reflect the target value of cash long-term incentive awards and the value of restricted stock and unvested options awards that become vested upon a change in control regardless of whether the executive’s employment is actually terminated. Without the benefit of a Transition Agreement, there is no entitlement to any amount under the cash long-term incentive awards upon a change of control. Equity awards that we made to Messrs. Wandell, Levatich, Hund and Olin under our 2009 Incentive Stock Plan do not vest upon a change in control (but may become vested if we terminate the executive’s employment for any reason other than cause within two years after a change in control). Because Mr. Jones is not a party to a Transition Agreement, equity awards that we made to him under our 2009 Incentive Stock Plan will vest upon a change in control without regard to termination of employment resulting from such change in control.

Severance Arrangements

We have entered into a Severance Benefits Agreement with each NEO. The Severance Benefits Agreement provides that if we terminate an NEO’s employment at any time, then the NEO is entitled to receive certain benefits, unless we terminate the NEO for cause or in connection with the NEO’s death or disability. Six months after the date of termination, the NEO would be entitled to receive a lump sum payment equal to the executive’s annual base salary. Each Severance Benefits Agreement ceases to be applicable if the Transition Agreement for the executive becomes effective.

In addition, the NEO would be entitled to receive medical, dental and death benefits on the same terms as the plans are made available to employees generally for 12 months or until the NEO becomes employed on a substantially full-time basis, whichever is earlier. We are also required to maintain and pay the premiums on any split-dollar life insurance policy on the NEO for 12 months or until the NEO becomes employed on a substantially full-time basis, whichever is earlier. The amounts shown in the table below reflect estimates of the cost of providing the medical, dental and vision coverage, the value to the NEO of life insurance coverage (based on tables used for tax purposes) and reimbursement for taxes related to that value.

The Severance Benefits Agreement provides that the NEO is also entitled to benefits to which he or she is vested and entitled under our stock, 401(k), compensation, pension and deferred compensation plans.

The table below presents estimates of the amounts of compensation payable to each NEO under the Severance Benefits Agreement upon a termination of the executive absent a change in control for any reason other than cause, death or disability. The amounts shown assume that such termination was effective as of December 31, 2010. The actual amounts to be paid can only be determined at the time of the executive’s termination.

Executive Benefits Upon Termination Absent a Change in Control	Keith E. Wandell	John A. Olin	Matthew S. Levatich	Larry G. Hund	Paul J. Jones
Cash Severance	$975,000	$535,000	$460,000	$450,000	$350,000
Other Benefits
Health and Welfare	$18,960	$13,572	$18,960	$15,286	$17,904
Continuation of Life Insurance	$12,185	$1,991	$1,617	$84	$1,512
Total	$1,006,145	$550,563	$480,577	$465,370	$369,416

To receive the severance benefits described above, the NEO must execute a general release of claims against the company.

Vesting of Restricted Stock

We have awarded restricted stock to NEOs, and NEOs earn these shares when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. In some circumstances, a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. This is the case for all awards if the NEO dies or becomes disabled. For certain awards, this also applies if the NEO terminates employment (in general, for reasons other than death, disability or cause) on or after age 62, on or after age 55 if the NEO has completed five years of service, or with the consent of the Human Resources Committee. In addition, other awards vest fully if we terminate the NEO other than for cause. In general, “cause” means conviction of or plea of no contest to a felony, willful misconduct that is materially and demonstrably detrimental to the company, willful refusal to perform duties consistent with the NEO’s office, position or status with the company or other conduct or inaction that the Human Resources Committee determines constitutes cause. Finally, for certain awards, if the NEO is 55 years of age or older and elects to retire more than one year after the date of the grant of the award, all unvested shares under that award will automatically vest upon retirement. As we disclose in the table above that presents the amounts payable to each NEO upon a change in control, certain restricted stock awards also vest fully on a change in control.

The following table reflects, for each NEO, the value of restricted stock awards that become vested upon a termination of the NEO’s employment for each of the reasons indicated in the table assuming that such termination occurred on December 31, 2010. The value is based upon the aggregate market value of the shares that would vest in each instance. We used a price of $34.67 per share to determine market value, which was the closing price of our common stock on December 31, 2010, as reported by the New York Stock Exchange. Amounts that we reflect in this table are in addition to any amounts the NEO may be entitled to receive under the NEO’s Severance Benefits Agreement.

Named Executive Officer	Retirement(1)	Death or Disability	Termination by Company(2)
Keith E. Wandell	0	$2,771,102	0
John A. Olin	$692,849	$505,800	$622,396
Matthew S. Levatich	0	$811,902	$1,191,816
Lawrence G. Hund	$534,719	$605,615	0
Paul J. Jones	0	$132,370	0

(1) None of the named executive officers was eligible to retire on December 31, 2010.

(2) While terms for certain awards provide that the individual will forfeit any shares that are not vested if we terminate the individual, upon such a termination the individual could elect to treat the termination as a qualified retirement if he or she were eligible. The awards that vest fully if we terminate the NEO other than for cause are special awards that vest in full after five years. There is no pro rata vesting based on performance or due to retirement. As a result, the awards give the NEO a strong incentive to remain with the company.

Payments Made Upon Death or Disability

If a NEO other than Mr. Hund dies while he is employed, in addition to the benefits to which we refer immediately following the heading “Payments Made Upon Termination” above and the amounts we disclose above relating to restricted stock awards, the NEO will receive payments under our death benefits. Our death benefits provide that each NEO (other than Mr. Hund) is entitled to three times annual base pay in the event of his death while he is actively employed, which we would generally satisfy out of proceeds of life insurance that we maintain. Mr. Hund and other employees of HDFS are not entitled to this benefit but Mr. Hund participates on the same terms as other HDFS salaried employees in HDFS’ group life insurance. In addition, we maintain long-term disability plans in which NEOs may participate on a voluntary basis on the same terms as other salaried employees. There is no company contribution toward the cost of this benefit.

Under the form of our Transition Agreement with Messrs. Wandell, Levatich and Olin, if the NEO’s death occurs during employment, then no benefits are payable under the Transition Agreement. In addition, under all forms of our Transition Agreement, if an NEO dies after a termination that entitles the NEO to a cash payment, or if an NEO’s death during active employment after a change in control entitles the NEO’s estate to a cash payment, then health benefit coverage for the NEO’s eligible dependents will continue until the earlier to occur of one year following the executive’s death or three years following the executive’s termination. All other welfare benefit coverage will cease at the date of the NEO’s death.

Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (b) (1)	Stock Awards ($) (c) (2)	Option Awards ($) (d) (3)	Non-Equity Incentive Plan Compensation (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation (g) (4)	Total (h)
Barry K. Allen	$90,000	$50,000	$—	$—	$—	$—	$140,000
R. John Anderson	$60,000	$49,426	$—	$—	$—	$—	$109,426
Richard I. Beattie	$95,000	$50,000	$—	$—	$—	$—	$145,000
Martha F. Brooks	$80,000	$50,000	$—	$—	$—	$—	$130,000
George H. Conrades	$90,000	$50,000	$—	$—	$—	$—	$140,000
Judson C. Green	$85,000	$50,000	$—	$—	$—	$—	$135,000
Donald A. James	$80,000	$50,000	$—	$—	$—	$—	$130,000
Sara L. Levinson	$80,000	$50,000	$—	$—	$—	$—	$130,000
N. Thomas Linebarger	$85,000	$50,000	$—	$—	$—	$—	$135,000
George L. Miles, Jr.	$85,000	$50,000	$—	$—	$—	$—	$135,000
James A. Norling	$90,000	$50,000	$—	$—	$—	$—	$140,000
Jochen Zeitz	$80,000	$50,000	$—	$—	$—	$—	$130,000

(1) Directors have the option of receiving all or a portion of their fees in the form of stock. The portion of fees received at the election of the director in the form of stock in 2010 was $60,000 for R. John Anderson; $47,500 for Richard I. Beattie; $40,000 for Martha F. Brooks; $90,000 for George H. Conrades; $80,000 for Donald A. James; $85,000 for N. Thomas Linebarger; and $40,000 for Jochen Zeitz.

(2) In August 2002, the Board of Directors approved stock ownership guidelines which the Board revised most recently in February 2011. The guidelines stipulate that all directors must hold 15,000 shares of Harley-Davidson Common Stock. Each director has until the later of September 2014 or five years after the date of election as a director to accumulate the appropriate number of shares. In addition, the guidelines provide that until the applicable ownership level is achieved, the director must receive at least 50% of his or her fees in the form of stock.

(3) Directors receive an annual grant of share units, each representing the value of one share of our stock. The payment of share units is deferred until a director ceases to serve as a director and share units are payable at that time in actual shares of our stock. The compensation related to share unit awards has been calculated based on the grant date fair value of the award. The fair value of a share unit is based on the market price of a share of stock on the date of grant. Refer to Note 19 of our financial statements included in our 2010 Annual Report on Form 10-K for additional information related to the company’s stock awards.

(4) Non-employee directors received annual option grants during the years 1998 – 2002. The options were granted with prices equal to the market value of stock on the date of grant and vested immediately. The following directors have option awards outstanding to purchase the number of shares noted: Barry K. Allen 2,400, Richard I. Beattie 2,400, George H. Conrades 1,800, Donald A. James 2,400, Sara L. Levinson 2,400 and James A. Norling 2,400.

Narrative to Director Compensation Table

Directors who are not employees received an annual retainer fee of $80,000 in fiscal 2010. Mr. Allen received an additional $10,000 for his service as the Chairman of the Board. For serving as the chairperson of the Audit, Human Resources or Nominating Committees, a non-employee director received an additional annual retainer fee of $10,000. Members of the Audit Committee, other than the chairperson, received an additional $5,000 annual retainer fee in recognition of Audit Committee service. Directors who are our employees (currently Mr. Wandell) do not receive any special compensation for their services as directors.

Pursuant to our Director Stock Plan, a non-employee director may elect to receive 0%, 50%, or 100% of the annual retainer fee to be paid in each calendar year in the form of shares of our common stock based upon the fair market value of common stock at the time of our annual meeting of shareholders. In addition, non-employee directors receive an annual grant of share units, each representing the right to receive one share of our common stock and therefore having the value of one share of our common stock. In 2010, the size of that grant was equal to the number of shares of common stock having a value of $50,000 for all directors other than R. John Anderson. The size of the grant for R. John Anderson was equal to the number of shares of common stock having a value of $49,426. The discrepancy between the value of Mr. Anderson’s grant and the other directors’ grants is attributed to a change in the value of the stock price at the time of the respective grants, but all directors were granted the same number of share units.

Also pursuant to our Director Stock Plan, directors may choose to defer the receipt of their annual retainer fees payable in cash or shares of common stock. Deferrals of fees payable in shares of common stock are credited to a share account, are treated as if invested in common stock, and ultimately will be paid in common stock. Deferrals of fees payable in cash are credited to a cash account and will earn a return based on investment options that we make available to the director and that the director selects. A director will receive his or her deferred compensation following cessation of his or her service on the Board in compliance with applicable rules regarding deferred compensation plans.

The purpose of our Director Stock Plan is to further align the interests of outside directors with shareholders by providing for a portion of annual compensation for the directors’ services in shares of common stock or share units.

In addition, we provide to non-employee directors a clothing allowance of $1,500 to purchase Harley-Davidson MotorClothes® apparel and accessories, along with a discount on our products that is the same discount available to all U.S. employees of the Motor Company. We may also provide a director with the use of a motorcycle where doing so may further our business objectives.

Compensation Risk Assessment

The Human Resources Committee considers, among other things, in establishing and reviewing our executive compensation program, whether the program pays the executives for performance and whether the program encourages unnecessary or excessive risk taking. The Human Resources Committee reviews annually the principal components of executive compensation. Base salaries are reviewed annually and fixed in amount. Annual Financial STIP incentive pay is focused on achievement of certain specific overall financial goals and is determined using multiple performance criteria. Our annual Leadership STIP rewards our executives on achievement of individual strategic and leadership goals. The annual cash incentive plans provide that the Human Resources Committee may reduce awards that executives would otherwise earn by up to 50%, and there are caps on all maximum cash payouts as previously described. The Human Resources Committee believes that these cash incentive plans appropriately balance risk, payment for performance and the desire to focus executives on specific financial and leadership measures and that they do not encourage unnecessary or excessive risk taking.

The other major component of our executive officers’ compensation is long-term incentives through a mix of stock options, restricted stock and long-term cash incentive awards that the Human Resources Committee believes are important to help further align executives’ interests with those of our shareholders. The Human Resources Committee believes these awards do not encourage unnecessary or excessive risk taking. The value of the equity-based awards is tied to our stock price, and long-term cash incentive awards are subject to maximum payouts. In addition, grants are subject to long-term vesting schedules, and executives are subject to stock holding requirements in the Stock Ownership Guidelines, to help ensure that executives always have significant value tied to long-term stock price performance.

The Human Resources Committee believes that the structure of the Financial and Leadership STIP plans, which focuses behaviors on broad-based financial performance of the company as a whole, the Motor Company and HDFS as well as leadership behaviors, and the structure of the long-term incentive program, which rewards individuals for share price appreciation and performance relative to strategic goals, achieve an appropriate balance of important objectives. The Committee also believes that the structures of these plans do not provide incentives for participants to engage in making risky decisions in their management of the business.

HUMAN RESOURCES COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on such review and discussions, the Human Resources Committee recommended to the Board that we include the Compensation Discussion and Analysis in this Proxy Statement.

2010 Human Resources Committee of the Board of Directors

R. John Anderson (as of December 7, 2010)

Martha F. Brooks

George H. Conrades, Chairperson

Sara L. Levinson

Jochen Zeitz

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Board has empowered the Nominating Committee to continuously review our corporate governance practices and to make recommendations to the Board. The Nominating Committee regularly reviews our Corporate Governance Policy, encourages the continuing education of Board members, provides Board members with access to senior management and defines each Board member’s responsibility to attend meetings and review all pre-meeting materials.

During 2010, the Nominating Committee demonstrated its commitment to sound corporate governance practices for the benefit of our company and our shareholders. The Board of Directors heard our shareholders’ broad support in favor of a non-binding shareholder proposal at the 2009 annual meeting of shareholders requesting that the Board of Directors take action to declassify the Board so that shareholders elect directors annually, and in 2010 the Board responded by submitting to shareholders for consideration at the 2010 annual meeting of shareholders amendments to our Restated Articles of Incorporation to declassify the Board and to allow for annual election of directors (all directors will be elected annually beginning with the 2012 annual meeting of shareholders). This year, the Board of Directors has approved amendments to our Restated Articles of Incorporation to eliminate supermajority voting requirements in response to the shareholder proposal that shareholders approved at the 2010 annual meeting of shareholders. The amendments to the Restated Articles of Incorporation to eliminate supermajority voting requirements are subject to the approval of our shareholders at the Annual Meeting as discussed in Proposals 2-4, beginning at page 20.

We have a Code of Business Conduct that applies to all of our employees, officers and Board members. Our General Counsel regularly reports to the Nominating Committee on matters related to the Code of Business Conduct. We also have in effect the Conflict of Interest Process for Directors and Executive Officers that the Nominating Committee has approved. The Code of Business Conduct, the Conflict of Interest Process for Directors and Executive Officers, the Corporate Governance Policy and each of the three committee Charters appear on the Corporate Governance page of our website at http://www.harley-davidson.com. In addition, the Corporate Governance page of our website contains information about how our stakeholders can contact Board members if they have questions or issues of concern for the Board. We are not including the information available through our website as a part of this Proxy Statement.

As set forth in its Charter, the Nominating Committee leads the Board in an annual review of the performance of the Board, the Board’s committees and the Directors. In addition, the Nominating Committee reviews and approves the CEO’s performance and compensation, as recommended by the Human Resources Committee.

Annually, the Nominating Committee reviews the independence of each director and examines all relationships, if any, a director has with the company to determine if that relationship is material. The Nominating Committee has determined that two directors are not independent and has reviewed the very limited business relationships that two other directors have with the company. We disclose these relationships in the “Corporate Governance Principles and Board Matters—Independence of Directors” section beginning on page 38 and the “Certain Transactions” section beginning on page 49. All members of the Nominating Committee are independent in accordance with the requirements of New York Stock Exchange rules.

2010 Nominating and Corporate Governance Committee of the Board of Directors

Barry K. Allen

R. John Anderson (as of December 7, 2010)

Richard I. Beattie, Chairperson

Martha F. Brooks

George H. Conrades

Judson C. Green

Sara L. Levinson

N. Thomas Linebarger

George L. Miles, Jr.

James A. Norling

Jochen Zeitz

AUDIT COMMITTEE REPORT

The Audit Committee of the Board reviews Harley-Davidson’s financial reporting process, the audit process and process for monitoring compliance with laws and regulations. The Audit Committee is comprised of five members, three of whom (Messrs. Green, Linebarger and Miles) the Board has determined to be audit committee financial experts within the meaning of SEC rules. All Audit Committee members are independent in accordance with the audit committee requirements of New York Stock Exchange rules.

The company has a Financial Code of Ethics, which has been signed by the following: Harley-Davidson’s CEO, its CFO, certain other employees in the finance, accounting and internal audit department, other employees who work in areas that support the financial reporting processes and the corporate internal audit function, and members of Harley-Davidson’s Disclosure Committee.

Harley-Davidson’s internal audit function continues to perform an essential role in Harley-Davidson’s efforts to comply with the Sarbanes-Oxley Act of 2002, as well as other compliance matters. The head of the internal audit function reports directly to the Audit Committee and Harley-Davidson’s CFO. The Audit Committee Charter specifically provides that the head of the internal audit function is accountable to the Audit Committee and ultimately the Board and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the head of the internal audit function.

In addition, the Audit Committee Charter provides that the independent auditors are accountable to the Audit Committee and ultimately to the Board. The Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the independent registered public accounting firm. However, the Audit Committee will seek shareholder ratification of its choice of independent auditors at Harley-Davidson’s annual meeting of shareholders. In 2010, the Audit Committee discussed the following with Harley-Davidson’s independent registered public accounting firm: (i) their independence from management and Harley-Davidson and the matters included in the written disclosures required by the Independence Standards Board; (ii) the overall scope and plans for their respective audits including the adequacy of staffing and compensation; and (iii) the adequacy and effectiveness of the accounting and financial controls, including Harley-Davidson’s system to monitor and manage business risk.

In December 2010, the Audit Committee reviewed and reassessed the adequacy of the Audit Committee Charter and recommended proposed changes to the Board for approval, which the Board approved in December 2010.

The Audit Committee has reviewed and discussed with management its assessment of the effectiveness of Harley-Davidson’s internal control system over financial reporting as of December 31, 2010.

Management has concluded that the internal control system was effective. Additionally, Harley-Davidson’s internal control over financial reporting as of December 31, 2010 was audited by Ernst & Young LLP, Harley-Davidson’s independent registered public accounting firm for the 2010 fiscal year. Harley-Davidson’s audited financial statements for the 2010 fiscal year were also reviewed and discussed with management as well as with representatives of Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP, the matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board (PCAOB) Auditing Standards, other professional standards, and regulatory requirements currently in effect. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 of the PCAOB, as currently in effect, and has discussed with representatives of Ernst & Young LLP the independence of Ernst & Young LLP. Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements for the 2010 fiscal year be included in Harley-Davidson’s Annual Report on Form 10-K for the 2010 fiscal year for filing with the SEC.

2010 Audit Committee of the Board of Directors

Richard I. Beattie

Judson C. Green

N. Thomas Linebarger

George L. Miles, Jr.

James A. Norling, Chairperson

SHAREHOLDER PROPOSALS

If a shareholder intends to present a proposal at the 2012 annual meeting of shareholders and desires to have us include that proposal in our proxy materials for that meeting under Rule 14a-8 under the Securities Exchange Act of 1934, then the shareholder must ensure that we receive the proposal by November 25, 2011.

A shareholder who otherwise intends to present business at the 2012 annual meeting of shareholders must comply with the requirements set forth in our Restated Articles of Incorporation. Our Restated Articles of Incorporation state that a shareholder must give written notice to our Secretary in advance of the 2012 annual meeting that complies with the Restated Articles of Incorporation. To give that notice, a shareholder must comply with the terms and time periods in our Restated Articles of Incorporation. Our Restated Articles of Incorporation state that a shareholder must give written notice that complies with the Restated Articles of Incorporation to our Secretary not less than 60 days before the date in 2012 corresponding to the date we released this Proxy Statement to our shareholders. Since we anticipate mailing this Proxy Statement on March 25, 2011, we must receive notice of a proposal for shareholders to consider at the 2012 annual meeting of shareholders that a shareholder submits other than pursuant to Rule 14a-8 no later than January 24, 2012.

If we receive the notice after January 24, 2012, then we will consider the notice untimely and we will not have an obligation to present the proposal at the 2012 annual meeting of shareholders. If the Board chooses to present a proposal that a shareholder submits other than under Rule 14a-8 at the 2012 annual meeting of shareholders, then the persons named in the proxies that the Board requests for the 2012 annual meeting of shareholders may exercise discretionary voting power with respect to the proposal.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Rules of the SEC permit us to use a method of delivery that people often refer to as “householding.” Householding permits us to mail a single set of proxy materials to any household where two or more different shareholders reside and are members of the same household or in which one shareholder has multiple accounts. We did not household materials for the Annual Meeting. If we household materials for future meetings, then we may send only one copy of our annual report and proxy statement to multiple shareholders who share the same address and last name, unless we have received contrary instructions from one or more of those shareholders. In addition, certain intermediaries (i.e., brokers, banks or other nominees) have notified us that they will household proxy materials for the Annual Meeting. For voting purposes, these materials will include a separate proxy card for each account at the shared address. We will deliver promptly, if you request orally or in writing, a separate copy of the Annual Report and Proxy Statement to any shareholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, then you may contact our Investor Relations Department (a) by mail at Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) by telephone at 877-HD STOCK (toll-free) or (c) by email at investor.relations@harley-davidson.com. You can also contact your broker, bank or other nominee to make a similar request. Shareholders sharing an address who now receive multiple copies of our annual report and proxy statement may request delivery of a single copy by contacting us as we indicate above, or by contacting their broker, bank or other nominee, so long as the broker, bank or other nominee has elected to household proxy materials.

By Order of the Board of Directors,
Harley-Davidson, Inc.

Paul J. Jones
Secretary

Milwaukee, Wisconsin

March [    ], 2011

Appendix A

PROPOSED AMENDMENT OF ARTICLE V OF THE

COMPANY’S RESTATED ARTICLES OF INCORPORATION

(New language is indicated by underlining and deletions are indicated by strike-through)

ARTICLE V

(a) VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS.

(i) In addition to any affirmative vote required by law or these Restated Articles of Incorporation, and except as otherwise expressly provided in Section (b) of this ARTICLE V:

(A) any merger of the Corporation or any Subsidiary (as hereinafter defined), or any share exchange to which the Corporation is a party with (I) any Interested Shareholder (as hereinafter defined) or (II) any other corporation (whether or not an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

(B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or in a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of all or a Substantial Part of the assets of the Corporation (including, without limitation, any securities of a Subsidiary) or any Subsidiary; or

(C) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or in a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof); or

(D) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

(E) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger of the Corporation with any of its Subsidiaries or any share exchange to which the Corporation is a party or any self tender offer for or repurchase of securities of the Corporation by the Corporation or any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder, shall require ~~the affirmative~~ a vote of the holders of ~~at least 66-2/3% of the voting power of~~ the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”) (it being understood that for purposes of this ARTICLE V, each share of the Voting Stock shall have the number of votes granted to it pursuant to ARTICLE IV of these Restated Articles of Incorporation) where the votes cast in favor of the action exceed the votes cast opposing the action~~, which vote shall include the affirmative vote of at least a majority~~

~~of the voting power of the then outstanding shares of Voting Stock held by shareholders other than the Interested Shareholder~~. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by these Restated Articles of Incorporation or in any agreement with any national securities exchange or otherwise.

(ii) The term “Business Combination” as used in this ARTICLE V shall mean any transaction which is referred to in any one or more of subparagraphs (A) through (E) of paragraph (i) of this Section (a).

(b) WHEN ~~HIGHER~~ VOTE UNDER ARTICLE V IS NOT REQUIRED. The provisions of Section (a) of this ARTICLE V shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of these Restated Articles of Incorporation or any agreement with any national securities exchange, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the shareholders of the Corporation, solely in their respective capacities as shareholders of the Corporation, the condition specified in the following paragraph (i) is met, or, in the case of any other Business Combination, the conditions specified in either of the following paragraphs (i) and (ii) are met:

(i) The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

(ii) Each of the five conditions specified in the following subparagraphs (A) through (E) shall have been met:

(A) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of consummation of the Business Combination of consideration other than cash to be received per share by holders of each class of Voting Stock in such Business Combination shall be at least equal to the higher of the following:

(I) (if applicable) the Highest Per Share Price (as hereinafter defined) (including the brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of such class of Voting Stock beneficially owned by the Interested Shareholder which were acquired beneficially by such Interested Shareholder (x) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (y) in the transaction in which it became an Interested Shareholder, whichever is higher; or

(II) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this ARTICLE V as the “Determination Date”), whichever is higher; or

(III) an amount which bears the same or greater percentage relationship to the Fair Market Value of such class of Voting Stock on the Announcement Date as the Highest Per Share Price determined in (ii) (A) (I) above bears to the Fair Market Value of such class of Voting Stock on the date of the commencement of the acquisition of Voting Stock by such Interested Shareholder.

(B) The consideration to be received by holders of the outstanding Voting Stock shall be in cash or in the same form as was previously paid in order to acquire beneficially shares of Voting Stock that are beneficially owned by the Interested Shareholder. If the Interested Shareholder beneficially owns shares of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by holders of Voting Stock shall be either cash or the form used to acquire beneficially the largest number of shares of Voting Stock beneficially acquired by it prior to the Announcement Date.

(C) After such Interested Shareholder has become an Interested Shareholder and prior to consummation of such Business Combination: (I) there shall have been (x) no reduction in the annual rate of dividends paid on the Voting Stock (except as necessary to reflect any subdivision of the Voting Stock), except as approved by a majority of the Disinterested Directors, and (y) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Voting Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (II) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which resulted in such Interested Shareholder becoming an Interested Shareholder.

(D) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(E) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

(c) CERTAIN DEFINITIONS. For the purposes of this ARTICLE V:

(i) A “person” shall mean any individual, firm, corporation, group (as such term is defined in Section 13(d) (3) of the Securities Exchange Act of 1934, as in effect on March 1, 1991) or other entity.

(ii) “Interested Shareholder” shall mean any person (other than the Corporation, any Subsidiary or any compensation or retirement plan of the Corporation) who or which, as of the record date for the determination of shareholders entitled to notice of and to vote on such Business Combination or immediately prior to the consummation of any such transaction:

(A) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

(B) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

(C) is an assignee of or has otherwise succeeded to beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(iii) A person shall be a “beneficial owner” of any Voting Stock:

(A) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(B) which such person or any of its Affiliates or Associates has (I) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (II) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

(C) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of any shares of Voting Stock.

(iv) For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph (ii) of this Section (c), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (iii) of this Section (c) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise.

(v) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on March 1, 1991.

(vi) “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation or by a Subsidiary or by the Corporation and one or more subsidiaries; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (ii) of this Section (c), the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

(vii) “Substantial Part” means more than 10% of the book value of the total assets of the person or entity in question, as of the end of its most recent fiscal year ending prior to the time of the determination.

(viii) “Disinterested Director” means any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, the Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Shareholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

(ix) “Fair Market Value” means: (A) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the Composite Tape for American Stock Exchange-Listed Stocks, or if such stock is not quoted on such Composite Tape, on the American Stock Exchange or on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (B) in the case of stock of any class or series which is not traded on any United States registered securities exchange nor in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such property on the date in question as determined Disinterested Directors in good faith.

(x) References to “Highest Per Share Price” shall reflect an appropriate adjustment for any dividend or distribution in shares of Voting Stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

(xi) In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in subparagraph (A) of paragraph (ii) of Section (b) of this ARTICLE V shall include the shares of Voting Stock retained by the holders of such shares.

(d) POWERS OF THE BOARD OF DIRECTORS. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purposes of this ARTICLE V on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this ARTICLE V, including, without limitation, (i) whether a person is an Interested

Shareholder, (ii) whether a Business Combination is proposed by or on behalf of an Interested Shareholder or an Affiliate of an Interested Shareholder, (iii) the number of shares of Voting Stock beneficially owned by any person, (iv) whether a person is an Affiliate or Associate of another person, (v) whether the requirements of Section (b) (ii) of this ARTICLE V have been met with respect to any Business Combination, and (vi) whether any Business Combination involves all or a Substantial Part of the assets of the Corporation or any Subsidiary. The good faith determination of a majority of the Disinterested Directors shall be conclusive and binding for all purposes of this ARTICLE V.

(e) NO EFFECT ON FIDUCIARY OBLIGATIONS OF INTERESTED SHAREHOLDERS. Nothing contained in this ARTICLE V shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

~~(f) AMENDMENT OR REPEAL. Notwithstanding any other provision of these Restated Articles of Incorporation or the By-laws of the Corporation to the contrary (and notwithstanding the fact that a lesser percentage may be specified by law, these Restated Articles of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of at least 66-2/3% of the voting power of the then outstanding shares of Voting Stock shall be required to alter, amend or repeal this ARTICLE V or to adopt any provision inconsistent therewith provided, however, that if there is an Interested Shareholder on the record date for the meeting at which such action is submitted to the shareholders for this consideration, such 66-2/3% vote must include the affirmative vote of at least a majority of the voting power of the then outstanding shares of Voting Stock held by shareholders other than the Interested Shareholder.~~

Appendix B

PROPOSED AMENDMENT OF ARTICLE VII OF THE

COMPANY’S RESTATED ARTICLES OF INCORPORATION

(New language is indicated by underlining and deletions are indicated by strike-through)

ARTICLE VII

The shareholders shall not be entitled to take action without a meeting by less than unanimous consent. Except as otherwise required by law and subject to the express rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, annual and special meetings of the shareholders shall be called, the record date or dates shall be determined and notice shall be sent as set forth in the By-laws of the Corporation. Notwithstanding any other provisions of these Restated Articles of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser affirmative vote may be specified by law), ~~the affirmative~~ a vote of shareholders ~~possessing at least eighty percent of the voting power~~ of the then outstanding shares of all classes of stock of the Corporation generally possessing voting rights in elections of directors, considered for this purpose as one class, where the votes cast in favor of the action exceed the votes cast opposing the action shall be required to amend, alter, change or repeal, or to adopt any provision inconsistent with, sections 1.02, 1.04 and 1.05 of Article I of the By-laws, or this ARTICLE VII or any provision thereof or hereof; provided, however, that the Board of Directors, may amend, alter, change or repeal, or adopt any provision inconsistent with, sections 1.02, 1.04 and 1.05 of Article I of the By-laws, or any provision thereof, without a vote of shareholders.

B-1

Appendix C

PROPOSED AMENDMENT OF ARTICLES VIII AND IX OF THE

COMPANY’S RESTATED ARTICLES OF INCORPORATION

(New language is indicated by underlining and deletions are indicated by strike-through)

~~ARTICLE VIII~~

~~Unless a greater number is required by law or by these Restated Articles of Incorporation, (a) action on a matter, other than the election of directors, by a voting group of shareholders is approved only if a majority of the votes within the voting group represented (in person or by proxy) at a meeting at which a quorum is present are cast in favor of the action and (b) notwithstanding Section (a) of this Article VIII, these Restated Articles of Incorporation may only be amended by the affirmative vote of a majority of the votes entitled to be cast by each voting group of shareholders entitled to vote on the amendment.~~

ARTICLE IX ARTICLE VIII

Annual meetings of shareholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting. Special meetings of shareholders may be called only in accordance with the provisions of ARTICLE VII of these Restated Articles of Incorporation. At each meeting of shareholders only such business may be conducted as is (a) specified in the written notice of meeting given by or at the direction of the Board of Directors, (b) in the case of an annual meeting, brought before the meeting by the Board of Directors or by the chairman of the meeting or (c) in the case of an annual meeting, specified in a written notice given by or on behalf of a shareholder of record, provided that written notice of such shareholder’s intent to make a proposal or proposals has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than 60 calendar days in advance of the date in the current fiscal year of the Corporation corresponding to the date the Corporation released its proxy statement to shareholders in connection with the annual meeting for the immediately preceding year. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the proposal and the number of shares of the Corporation’s capital stock owned or controlled by such shareholder, (b) a representation that the shareholder is entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to make the proposal specified in the notice and (c) such other information regarding each proposal made by such shareholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission with respect to such proposals. The chairman of the meeting may refuse to acknowledge any proposal not made in compliance with the foregoing procedure.

C-1

Appendix D

HARLEY-DAVIDSON, INC. SHORT-TERM INCENTIVE PLAN FOR SENIOR EXECUTIVES

ARTICLE I

PURPOSE

The purpose of the Harley-Davidson, Inc. Short-Term Incentive Plan for Senior Executives is to reward achievement of key annual goals and to enhance the ability of Harley-Davidson, Inc. and its affiliates to attract, motivate, reward and retain certain key employees, to strengthen their commitment to Harley-Davidson, Inc., to promote near-term objectives of Harley-Davidson, Inc., and to ensure annual incentive compensation can be tax deductible.

ARTICLE II

DEFINITIONS

The following capitalized terms used in the Harley-Davidson, Inc. Short-Term Incentive Plan for Senior Executives shall have the respective meanings set forth in this Article:

Section 2.1. Affiliate: Has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act or any successor rule or regulation thereto.

Section 2.2. Award: An opportunity granted to a Participant to receive a Performance Award under the Plan, subject to the conditions described in the Plan and that the Committee otherwise imposes.

Section 2.3. Board: The Board of Directors of Harley-Davidson, Inc.

Section 2.4. Change of Control Event: Any event the occurrence of which constitutes a Change of Control as defined in the Harley-Davidson, Inc. 2009 Incentive Stock Plan, as amended.

Section 2.5. Cause: Except as otherwise determined by the Committee upon the grant of an Award, (i) a Participant’s conviction of a felony or a plea by the Participant of no contest to a felony, (ii) willful misconduct on the part of the Participant that is materially and demonstrably detrimental to the Company or an Affiliate, (iii) the Participant’s willful refusal to perform requested duties consistent with the Participant’s office, position or status with the Company or an Affiliate (other than as a result of his or her physical or mental disability) or (iv) other conduct or inaction that the Company determines in its discretion constitutes Cause. With respect to clauses (ii), (iii) and (iv) of this definition, Cause shall be determined by the senior human resources officer of the Company. All determinations of such officer under this definition shall be final.

Section 2.6. Code: The Internal Revenue Code of 1986, as amended.

Section 2.7. Committee: The Human Resources Committee of the Board (including any successor committee thereto); provided, however, that if any member or members of the Human Resources Committee of the Board would cause the Human Resources Committee of the Board not to satisfy the administration requirement of Code section 162(m)(4)(C), the Committee shall be comprised of the Human Resources Committee of the Board without such member or members.

Section 2.8. Common Stock: The Common Stock of Harley-Davidson, Inc.

Section 2.9. Company: Harley-Davidson, Inc. and, unless the context otherwise requires, its Affiliates.

Section 2.10. Disability: Disability within the meaning of section 22(e)(3) of the Code, as determined by the Committee.

Section 2.11. Eligible Employee: All regular salaried full-time employees who are officers or key executives of the Company or of those Affiliates that the Committee in its discretion designates.

Section 2.12. Exchange Act: The Securities Exchange Act of 1934, as amended.

Section 2.13. Excluded Items: Any (a) charges for reorganizing and restructuring, (b) discontinued operations, (c) asset write-downs, (d) gains or losses on the disposition of a business or business segment or arising from the sale of assets outside the ordinary course of business, (e) changes in tax or accounting principles, regulations or laws, (f) extraordinary, unusual, transition, one-time and/or non-recurring items of gain or loss, and (g) mergers, acquisitions or dispositions, that in each case the Company identifies in its audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s annual report.

Section 2.14. Fair Market Value: “Fair Market Value” as defined in the Harley-Davidson, Inc. 2009 Incentive Stock Plan, as amended, as of the trading date immediately preceding the date on which the Performance Award being paid in Common Stock, in whole or in part, is paid to the Participant.

Section 2.15. Participant: With respect to a Plan Year, an Eligible Employee selected by the Committee to receive an Award for such Plan Year.

Section 2.16. Performance Award: With respect to a Participant for a Plan Year, an amount equal to the Participant’s Performance Pool Percentage multiplied by the Performance Pool Amount, subject to reduction pursuant to section 5.3 and the limit of section 5.5.

Section 2.17. Performance Measure: Consolidated operating income of the Company before Excluded Items.

Section 2.18. Performance Pool Amount: For each Plan Year, 3.5% of the Performance Measure.

Section 2.19. Performance Pool Percentage: A percentage for a Participant for a Plan Year that is equal to or greater than zero percent (0%) and no greater than 100%.

Section 2.20. Plan: The Harley-Davidson, Inc. Short-Term Incentive Plan for Senior Executives.

Section 2.21. Plan Year: The Company’s full fiscal year.

Section 2.22. Retirement: Except as otherwise determined by the Committee upon the grant of an Award, termination from employment from the Company and its Affiliates (a) on or after age sixty-two (62), (b) for reasons other than Cause (as defined below), on or after age fifty-five (55) if the Participant has completed five years of service with the Company and its Affiliates at the time of termination or (c) with the consent of the Committee, under other circumstances. For purposes hereof, a Participant’s years of service with the Company and its Affiliates shall be determined in the same manner as is specified in the Retirement Annuity Plan for Salaried Employees of Harley-Davidson (as it may be amended), whether or not the Participant is covered under such plan.

ARTICLE III

ADMINISTRATION

Section 3.1. Administrative Authority: The Committee shall administer the Plan. In addition to the authority specifically described in the Plan, the Committee shall have full discretionary authority to interpret the Plan, to establish and amend rules and regulations for its administration and to perform all other acts relating to the Plan, including the delegation of administrative responsibilities, which it believes reasonable and proper. The actions and determinations of the Committee on all matters relating to the Plan shall be final and conclusive.

Section 3.2. Delegation of Authority: The Committee may delegate to one or more officers of the Company any or all of the authority and responsibility of the Committee, except with respect to Awards that are intended to comply with section 162(m) of the Code. If the Committee has made such a delegation, then all references to the Committee in this Plan include such officer(s) to the extent of such delegation.

ARTICLE IV

ELIGIBILITY AND PARTICIPATION

All Eligible Employees shall be eligible to participate in the Plan. The Committee shall select in writing, in its sole discretion, the Eligible Employees who shall participate in the Plan with respect to a Plan Year prior to the commencement of the Plan Year (or such later time as may be determined by the Committee, provided that for Awards intended to be subject to Code section 162(m), the Award must be granted no later than is permitted under Code section 162(m)). Members of the Board who are not employees of the Company shall not be eligible to participate in the Plan.

ARTICLE V

PERFORMANCE AWARDS

Section 5.1. Performance Pool Percentage: Prior to the commencement of each Plan Year (or such later time as may be determined by the Committee, provided that for Awards intended to be subject to Code section 162(m), the Award must be granted no later than is permitted under Code section 162(m)), the Committee shall fix in writing the Performance Pool Percentage for each Participant for such Plan Year. The total of the Performance Pool Percentages selected under this section 5.1 for all Participants for a Plan Year must be less than or equal to 100%.

Section 5.2. Performance Pool Amount: As soon as practicable following the end of each Plan Year, the Committee shall certify the actual performance under the Performance Measure and determine the Performance Award for each Participant.

Section 5.3. Reduction of Performance Award: The Committee may, in its sole discretion, at any time prior to payment, reduce the amount of the Performance Award for any Participant by up to one hundred percent (100%) based on any objective or subjective factors it deems appropriate. Such reductions need not be uniform among Participants. The Committee may, but shall not be required to, give one or more reasons for any such reduction. The Committee shall not have the discretionary authority to increase the amount of any Performance Award above the amount determined in accordance with the terms of the Plan and the Award. Without limitation, a reduction in the amount of the Performance Award for one Participant may not result in an increase in the amount of the Performance Award for another Participant. The Committee shall affirmatively determine whether or not to reduce the amount of the Performance Award for each Participant as soon as practicable following the end of each Plan Year.

Section 5.4. Payment of Performance Awards: As soon as practicable after the Committee certifies the actual performance under section 5.2 for a Plan Year and determines whether any reductions shall apply for such Plan Year pursuant to section 5.2, the amount of Performance Awards for a Plan Year shall be paid to Participants for such Plan Year no earlier than January 1 and no later than March 15 of the calendar year that immediately follows the calendar year in which the Plan Year ends. Payments of Performance Awards shall be made, in the sole discretion of the Committee, in cash, Common Stock pursuant to the Harley-Davidson, Inc. 2009 Incentive Stock Plan, as the same may be amended, or a combination of cash and Common Stock. If a Performance Award is paid in Common Stock, the Common Stock shall be valued at Fair Market Value. To the extent paid in Common Stock, except as the Committee may otherwise provide, Performance Awards may not be deferred by a Participant under the terms of any deferred compensation or other plan of the Company. Except as the Committee may otherwise provide, a Participant whose employment with the Company terminates prior to the end of a Plan Year shall not be entitled to receive any Performance Award hereunder for such Plan Year. Notwithstanding the foregoing sentence:

a. If a Participant terminates employment due to Retirement, or as a result of death, or if a Participant experiences a Disability, the Participant will be entitled to receive a payment (at the same time and in the same manner as payments are made to other Participants as described above) calculated as provided in this section 5.2 based on the actual performance for the Plan Year, but subject to such reductions as may be determined by the Committee (including reductions not contemplated by section 5.3);

b. If a Participant has an employment agreement with the Company that the Committee has approved, or is a Participant in any other plan or subject to a policy that addresses payment of annual incentive awards under the Plan in the event of termination of employment, then the terms of the employment agreement or other plan or policy will govern payment; and

c. Prior to, and for a period of ninety (90) days following, a Change of Control Event during a Plan Year, the Committee may, in its sole discretion and in lieu of any other payments under the Plan for such Plan Year, provide for the payment to all Participants of the Participant’s Performance Award for such Plan Year based on extrapolating through the remainder of the Plan Year the actual performance for the Performance Measure through the end of the Company’s most recently completed fiscal month prior to such Change of Control Event.

Amounts payable under this section 5.4(c) shall be paid upon the occurrence of the Change of Control Event or immediately following the Committee’s decision to make such payment, whichever is later, but in no event later than two and one-half (2 1/2) months following the year in which such amounts vest.

Section 5.5. Maximum Performance Award: Notwithstanding anything in the Plan to the contrary, no Participant shall be entitled to receive more than six million dollars (before any withholding pursuant to section 6.2 and whether paid in cash, Common Stock or a combination) under the Plan in respect of a Plan Year.

ARTICLE VI

MISCELLANEOUS

Section 6.1. Nonassignability: Awards (including any payments due thereunder) shall not be assigned, pledged or transferred, other than by the laws of descent and distribution, and shall not be subject to levy, attachment, execution or other similar process. If a Participant attempts to assign, pledge or transfer any right to an Award or in the event of any levy, attachment, execution or similar process upon the rights or interests conferred by the Plan, the Committee may terminate the participation of the Participant in the Plan effective as of the date of such notice and the Participant shall have no further rights hereunder.

Section 6.2. Withholding Taxes: The Company shall withhold from the payment of each Performance Award the amount that the Company deems necessary to satisfy its obligation to withhold Federal, state and local income or other taxes incurred by reason of the payment of the Performance Award.

Section 6.3. Amendment or Termination of the Plan. The Committee may from time to time or at any time amend, suspend or terminate the Plan at any time. However, no change to an Award may be made after the Committee has made its determination pursuant to section 5.3 with respect to a Participant for a Plan Year. Any amendment in the Eligible Employees, any changes to the Performance Measure, or any increase in the maximum dollar amount stated in section 5.5 will not be effective unless shareholders approve the amendment.

Section 6.4. Other Compensation: Nothing contained in this Plan shall be deemed in any way to restrict or limit the Company from making any award or payment to a Participant under any other plan, policy, program, understanding or arrangement, whether now existing or hereinafter in effect.

Section 6.5. Payments to Other Persons: If payment of a Performance Award, in whole or in part, is legally required to be made to any person other than the applicable Participant, any such payment will be a complete discharge of the liability of the Company to such Participant for such amount.

Section 6.6. Unfunded Plan: The Company shall have no obligation to purchase assets, place assets in trust or otherwise take any action to fund, secure or segregate any amounts to be paid under the Plan.

Section 6.7. Indemnification: In addition to any other rights of indemnification they may have as members of the Board or the Committee or as officers of the Company, the members of the Board and the Committee and any officers to whom authority is delegated under the Plan shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the

Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding, the Board or Committee member or officer shall give the Company notice thereof in writing and an opportunity, at the Company’s expense, to handle and defend such action, suit or proceeding before such Board or Committee member or officer undertakes to handle and defend such action, suit or proceeding on his or her own behalf.

Section 6.8. No Employment Rights: Nothing in this Plan shall confer upon any Eligible Employee or Participant any right to continued employment with the Company or any participating Affiliate.

Section 6.9. Plan Expenses: Any expenses of administering the Plan shall be borne by the Company, but the payment of an Award to any Participant who is employed by an Affiliate will be the obligation of the Affiliate.

Section 6.10. In Writing: For purposes of this Plan, actions taken by the Committee “in writing” shall include, without limitation, actions recorded in the minutes of any meeting of the Committee and any unanimous consent action of the Committee in lieu of a meeting thereof.

Section 6.11. Section Headings: The section headings contained herein are for convenience only, and in the event of any conflict between the text of the Plan and the section headings, the text of the Plan shall control.

Section 6.12. Applicable Law: The Plan shall be governed by the internal laws of the State of Wisconsin without regard to the conflict of law principles thereof.

Section 6.13. Effective Date: The Plan shall be effective January 1, 2011 subject to shareholder approval. The Plan shall terminate and no Performance Awards shall be paid hereunder if the Plan has not been approved by the requisite vote of the Company’s shareholders under Code section 162(m) at the first meeting of the Company’s shareholders held after December 31, 2010.

HARLEY-DAVIDSON, INC. 3700 W JUNEAU AVENUE MILWAUKEE, WI 53208	Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 29, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 29, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M32353-P06250-Z54746	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

HARLEY-DAVIDSON, INC.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
A.	Company Proposals — The Board of Directors recommends a vote FOR all the nominees listed below, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, FOR Proposal 5, FOR Proposal 6, and FOR Proposal 7				☐	☐	☐
1.	Election of Directors
	Nominees:
	01)	Barry K. Allen	06)	Sara L. Levinson
	02)	R. John Anderson	07)	N. Thomas Linebarger							For	Against	Abstain
	03)	Richard I. Beattie	08)	George L. Miles, Jr.
	04)	George H. Conrades	09)	Jochen Zeitz	For	Against	Abstain	5.	Approval of Harley-Davidson, Inc. Short-Term Incentive Plan for Senior Executives		☐	☐	☐
	05)	Judson C. Green
2.	Approval of Amendments to Article V of the Restated Articles of Incorporation to adopt a simple majority vote				☐	☐	☐
								6.	Ratification of the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors		☐	☐	☐
3.	Approval of Amendments to Article VII of the Restated Articles of Incorporation to adopt a simple majority vote				☐	☐	☐
								7.	Advisory vote on compensation of our named executive officers		☐	☐	☐
4.	Approval of amendments to delete Article VIII and renumber Article IX of the Restated Articles of Incorporation to adopt a simple majority vote				☐	☐	☐
								The Board of Directors recommends you vote 1 year on the following proposal:		1 Year	2 Years	3 Years	Abstain
For address changes and/or comments, please check this box and write them on the back where indicated.							☐	8.	Advisory vote on the frequency of the advisory vote on compensation of our named executive officers	☐	☐	☐	☐
Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below								B.	Shareholder Proposal — The Board of Directors recommends a vote AGAINST Proposal 9.		For	Against	Abstain
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.								9.	Shareholder Proposal regarding survivor benefits		☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]					Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

M32354-P06250-Z54746

Proxy — Harley-Davidson, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE APRIL 30, 2011 ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints John A. Olin and Paul J. Jones and each of them as proxies for the undersigned, with full power of substitution and resubstitution, to act and vote all the shares of Common Stock of Harley-Davidson, Inc. held of record by the undersigned on March 10, 2011 at the Annual Meeting of Shareholders of Harley-Davidson, Inc. to be held on April 30, 2011 and at any adjournment or postponement of the meeting (the “Meeting”).

Without limiting the generality of this Proxy Card, Messrs. Olin and Jones are each authorized to vote: (a) as specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and (b) in their discretion upon any other matter that may properly come before the Meeting.

The Board of Directors recommends a vote FOR: (I) the listed director nominees; (II) approval of amendments to Article V of the Restated Articles of Incorporation to adopt a simple majority vote (Proposal 2); (III) approval of Amendments to Article VII of the Restated Articles of Incorporation to adopt a simple majority vote (Proposal 3); (IV) approval of amendments to delete Article VIII and renumber Article IX of the Restated Articles of Incorporation to adopt a simple majority vote (Proposal 4); (V) approval of Harley-Davidson, Inc. Short-Term Incentive Plan for Senior Executives (Proposal 5); (VI) ratification of the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors (Proposal 6); (VII) approval of the compensation of our named executive officers (Proposal 7); and (VIII) a frequency of every year for future advisory votes on compensation of our named executive officers (Proposal 8). The Board of Directors recommends a vote AGAINST the Shareholder Proposal regarding survivor benefits (Proposal 9).

The shares represented by this Proxy Card shall be voted as specified. If no specification is made, the shares shall be voted as recommended by the Board of Directors.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

IMPORTANT NOTICE AND VOTING INSTRUCTIONS

2011 ANNUAL MEETING OF SHAREHOLDERS OF HARLEY-DAVIDSON, INC.

TO BE HELD AT THE FRONTIER AIRLINES CENTER,

400 WEST WISCONSIN AVENUE, MILWAUKEE, WISCONSIN,

AT 10:30 A.M., CENTRAL TIME, ON SATURDAY, APRIL 30, 2011

PROXY MATERIALS AND ANNUAL REPORT ARE AVAILABLE

Dear Shareholder:

Previously, on your Harley-Davidson, Inc. proxy card, you consented to access future notices of annual meetings, proxy statements and annual reports issued by Harley-Davidson over the Internet. We are pleased to advise you that the 2011 Notice of Annual Meeting and Proxy Statement (“Proxy Statement”) and 2010 Annual Report (“Annual Report”) are now available and that you can now vote your shares of Harley-Davidson, Inc. Common Stock (the “Shares”) for the 2011 Annual Meeting of Shareholders online. We are enclosing your Proxy Card to help you vote your Shares.

To access the Proxy Statement and Annual Report g Please visit www.proxyvote.com.

There are three ways to vote your Shares:

1. To vote your Shares over the Internet, please visit: www.proxyvote.com and then follow the voting instructions. You will need your holder account number and proxy access number provided on the reverse side of the enclosed Proxy Card.

2. You may vote by telephone using the number (800) 690-6903 (within the United States or Canada). You will need your control number provided on the enclosed Proxy Card.

3. You may also choose to mail your enclosed Proxy Card in the postage paid envelope (also enclosed).

You only need to vote using one voting method (via mail, telephone or Internet). Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on April 29, 2011.

In connection with viewing the Proxy Statement and Annual Report online, you may incur certain Internet charges, such as fees from your Internet service provider or telephone company. Although you gave your consent, you maintain the right to request paper copies of these documents at any time by contacting the Company’s Investor Relations by: (a) mail at Harley-Davidson, Inc., 3700 West Juneau Avenue, Milwaukee, Wisconsin 53208, (b) telephone at 877-HDSTOCK (toll-free) or (c) e-mail at investor.relations@harley-davidson.com.

The Annual Meeting will be held for the following purposes:

1. To elect nine directors to the Board of Directors;

2. To approve amendments to Article V of the Harley-Davidson, Inc. Restated Articles of Incorporation to adopt a simple majority vote for the approval of certain transactions with an “interested shareholder”;

3. To approve amendments to Article VII of the Harley-Davidson, Inc. Restated Articles of Incorporation to adopt a simple majority vote for the amendment of Article VII and certain sections of our By-Laws involving procedural provisions applicable to special meetings of shareholders;

4. To approve amendments to delete Article VIII and renumber Article IX of the Harley-Davidson, Inc. Restated Articles of Incorporation to adopt a simple majority vote for the approval of certain matters by voting groups and the amendment of Article VIII;

5. To approve the adoption of the Harley-Davidson, Inc. Short-Term Incentive Plan for Senior Executives;

6. To ratify the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2011;

7. To consider an advisory vote on compensation of our named executive officers;

8. To consider an advisory vote on the frequency of the advisory vote on compensation of our named executive officers;

9. To vote on a shareholder proposal, if properly presented before the 2011 Annual Meeting; and

10. To take action upon any other business as may properly come before the 2011 Annual Meeting and any adjournments or postponements of that meeting.

The Board of Directors recommends a vote FOR items 1, 2, 3, 4, 5, 6 and 7. The Board of Directors recommends a vote for a frequency of every year for future nonbinding advisory votes to approve the compensation of our named executive officers, which is item 8. The Board of Directors has considered the shareholder proposal, which is item 9, and recommends a vote AGAINST it. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2011 Annual Meeting.

Through Proposals 2, 3 and 4 we are seeking Shareholder approval of amendments to the Harley-Davidson, Inc. Restated Articles of Incorporation to adopt a simple majority vote. Copies of the Articles that are proposed to be amended and restated are attached to the proxy statement as Appendices A, B and C. In addition, we discuss Proposals 2, 3 and 4 and the other proposals more fully in the proxy statement.